Exhibit C

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

among

UNIVERSAL AMERICAN FINANCIAL CORP.,

MH ACQUISITION I CORP.,

MH ACQUISITION II LLC,

MHRX LLC,

MEMBERHEALTH, INC.

and

THE SHAREHOLDER REPRESENTATIVE NAMED HEREIN

Dated as of May 7, 2007

3348603_20

Page

ARTICLE 1	CERTAIN DEFINITIONS	3
Section 1.1	Certain Definitions	3
Section 1.2	Interpretive Provision	18
ARTICLE 2	THE TRANSACTIONS	18
Section 2.1	The Mergers	18
Section 2.2	Closing	18
Section 2.3	Effective Times	18
Section 2.4	Effects of the Mergers	19
Section 2.5	Governing Documents; Officers and Directors.	19
Section 2.6	Effect of the Mergers on the Capital Stock of the Constituent Entities of the Mergers.	19
Section 2.7	Fractional Shares	21
Section 2.8	Cancellation and Retirement of Company Common Stock	21
Section 2.9	Exchange of Certificates; Payment of Initial Merger Consideration	22
Section 2.10	Escrow Fund	22
Section 2.11	Withholding	23
Section 2.12	Post Closing Adjustment Relating to CMS Reconciliation.	23
Section 2.13	Contingent Payments.	26
Section 2.14	Certain Adjustments	30
ARTICLE 3	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	30
Section 3.1	Organization, Good Standing, Qualification and Power	30
Section 3.2	Authority; Execution and Delivery; Enforceability	31
Section 3.3	Non-contravention	31
Section 3.4	Consents	31
Section 3.5	Capitalization of MHRx, the Company; Company Subsidiaries.	32
Section 3.6	Financial Statements.	33
Section 3.7	No Undisclosed Liabilities	33
Section 3.8	Title to Tangible Personal Property	33
Section 3.9	Absence of Certain Developments	33

-i-

(continued)

Page

Section 3.10	Governmental Authorizations; Licenses; Etc	34
Section 3.11	Litigation	34
Section 3.12	Taxes.	34
Section 3.13	Environmental Matters	36
Section 3.14	Employee Matters.	37
Section 3.15	Employee Benefit Plans.	38
Section 3.16	Intellectual Property Rights.	39
Section 3.17	Contracts	41
Section 3.18	Insurance	42
Section 3.19	Real Property.	43
Section 3.20	Medicare Part D Status.	43
Section 3.21	Transactions With Affiliates	44
Section 3.22	Bank Accounts	44
Section 3.23	Books and Records	44
Section 3.24	Information Supplied	45
Section 3.25	Brokers	45
Section 3.26	Anti-Takeover Statutes	45
ARTICLE 4	REPRESENTATIONS AND WARRANTIES OF PARENT AND THE MERGER SUBS	57
Section 4.1	Organization, Good Standing, Qualification and Power	46
Section 4.2	Authority; Execution and Delivery; Enforceability	46
Section 4.3	Non-contravention	46
Section 4.4	Consents	47
Section 4.5	Capitalization of Parent; Parent Subsidiaries.	47
Section 4.6	Parent SEC Documents.	49
Section 4.7	No Undisclosed Liabilities	50
Section 4.8	Title to Tangible Personal Property	51
Section 4.9	Absence of Certain Developments	51
Section 4.10	Governmental Authorizations; Licenses; Etc	51
Section 4.11	Litigation	52

-ii-

(continued)

Page

Section 4.12	Taxes.	52
Section 4.13	Employee Matters	53
Section 4.14	Employee Benefit Plans	53
Section 4.15	Intellectual Property Rights.	53
Section 4.16	Contracts	54
Section 4.17	Insurance	54
Section 4.18	Real Property.	54
Section 4.19	Transactions With Affiliates	55
Section 4.20	Financing	55
Section 4.21	Information Supplied	55
Section 4.22	Required Parent Shareholder Approval	56
Section 4.23	Valid Issuance of Parent Shares	56
Section 4.24	Anti-Takeover Statutes	56
Section 4.25	Interim Operations of the Merger Subs	56
Section 4.26	Brokers	56
ARTICLE 5	COVENANTS AND AGREEMENTS	57
Section 5.1	Access; Documents and Information.	57
Section 5.2	Conduct of Business by the Company.	58
Section 5.3	Conduct of Business by Parent.	61
Section 5.4	Charter Amendment	64
Section 5.5	Closing Documents	65
Section 5.6	Commercially Reasonable Efforts; Further Assurances.	65
Section 5.7	Public Announcements	66
Section 5.8	Exclusive Dealing	66
Section 5.9	Employee Benefit Plans.	67
Section 5.10	Indemnification of Directors and Officers.	68
Section 5.11	Certain Tax Matters; Plan of Reorganization.	69
Section 5.12	Preparation of the Registration Statement and the Proxy Statement/Prospectus; Shareholder Meeting.	70
Section 5.13	Anti-Takeover Statutes	71

-iii-

(continued)

Page

Section 5.14	Nasdaq National Market Listing	71
Section 5.15	Affiliate Agreements	71
Section 5.16	Shareholder Representative.	72
Section 5.17	Payoff Letters; Release of Liens	73
Section 5.18	Joinder Agreements	73
Section 5.19	FIRPTA Certificate	73
Section 5.20	Financing	73
ARTICLE 6	CONDITIONS TO CLOSING	74
Section 6.1	Mutual Conditions	74
Section 6.2	Conditions to the Obligations of Parent and the Merger Subs	74
Section 6.3	Conditions to the Obligations of the Company and MHRx	76
Section 6.4	Frustration of Closing Conditions	78
ARTICLE 7	TERMINATION	78
Section 7.1	Termination	78
Section 7.2	Effect of Termination	79
ARTICLE 8	MISCELLANEOUS	79
Section 8.1	Survival	79
Section 8.2	Indemnification.	79
Section 8.3	Notices	86
Section 8.4	Exhibits and Schedules	88
Section 8.5	Time of the Essence; Computation of Time	89
Section 8.6	Expenses	89
Section 8.7	Governing Law	89
Section 8.8	Jurisdiction and Venue; Waiver of Jury Trial	89
Section 8.9	Assignment; Successors and Assigns; No Third Party Rights	90
Section 8.10	Counterparts	90
Section 8.11	Titles and Headings	90
Section 8.12	Entire Agreement	90
Section 8.13	Severability	90

-iv-

(continued)

Page

Section 8.14	No Strict Construction	91
Section 8.15	Specific Performance	91
Section 8.16	Failure or Indulgence not Waiver	91
Section 8.17	Amendments	91

-v-

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this "Agreement"), dated as of May 7, 2007, is entered into by and among UNIVERSAL AMERICAN FINANCIAL CORP., a New York corporation ("Parent"), MH ACQUISITION I CORP., a Delaware corporation and wholly owned subsidiary of Parent (the "Delaware Corp. Merger Sub"), MH ACQUISITION II LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (the "Delaware LLC Merger Sub" and, together with the Delaware Corp. Merger Sub, collectively, the "Merger Subs"), MHRx LLC, a Delaware limited liability company ("MHRx"), MemberHealth, Inc., an Ohio corporation and wholly owned subsidiary of MHRx (the "Company"), and Welsh, Carson, Anderson & Stowe IX, L.P., a Delaware limited partnership ("WCAS IX"), as the Shareholder Representative hereunder.

RECITALS

WHEREAS, the parties hereto desire to effect a business combination of Parent and the Company by means of (i) the merger (the "First Merger") of the Delaware Corp. Merger Sub with and into the Company, with the Company continuing as the surviving corporation of the First Merger (the "First Merger Surviving Corporation"), and (ii) immediately following the effectiveness of the First Merger, and as part of the same plan of merger and reorganization, the merger (the "Second Merger" and, together with the First Merger, collectively, the "Mergers") of the First Merger Surviving Corporation with and into the Delaware LLC Merger Sub, with the Delaware LLC Merger Sub continuing as the surviving entity of the Second Merger (the "Second Merger Surviving Entity");

WHEREAS, pursuant to the First Merger (i) all of the issued and outstanding shares of common stock, par value $.01 per share, of the Company ("Company Common Stock") shall be converted into the right to receive a combination of cash and shares of Common Stock, par value $0.01, of Parent (the "Parent Common Stock") as herein provided and (ii) all of the issued and outstanding common stock of the Delaware Corp. Merger Sub shall be converted into shares of common stock, par value $.01 per share, of the First Merger Surviving Corporation ("First Merger Surviving Corporation Common Stock");

WHEREAS, pursuant to the Second Merger (i) all of the issued and outstanding First Merger Surviving Corporation Common Stock shall be cancelled and (ii) all of the issued and outstanding membership interests of the Delaware LLC Merger Sub shall be converted into 100% of the issued and outstanding membership interests of the Second Merger Surviving Entity;

WHEREAS, the respective Boards of Directors of each of the parties hereto (or, in the case of the Delaware LLC Merger Sub, Parent, as its sole managing member) have unanimously determined that this Agreement and the Mergers and other transactions contemplated hereby, including the issuance of the Parent Shares (as defined below) pursuant to the First Merger (such other transactions, together with the Mergers and the other "Transactions" (as defined in Securities Purchase Agreement referred to below) contemplated by the Financing Documents (as defined below) and the Other Securities Purchase Agreement, being referred to herein collectively as the "Transactions"), are fair to and in the best interests of their respective shareholders or members, as applicable, and have declared advisable and approved this Agreement and the transactions contemplated hereby;

WHEREAS, the Board of Directors of the Delaware Corp. Merger Sub has resolved to recommend that Parent, as the sole shareholder of the Delaware Corp. Merger Sub, adopt this Agreement and approve the Mergers;

WHEREAS, immediately following the execution and delivery of this Agreement, Parent, as the sole shareholder of the Delaware Corp. Merger Sub, is executing and delivering a written consent adopting this Agreement and approving the Mergers;

WHEREAS, the Board of Directors of Parent has unanimously resolved to recommend that the shareholders of Parent approve the issuance of the Parent Shares pursuant to the First Merger and the shares of capital stock of Parent (the "Equity Financing Shares") to be issued in connection with the equity financing contemplated by the Securities Purchase Agreement (as defined below) (the "Equity Financing"), and the related changes to the authorized capital stock of Parent required to complete the Equity Financing;

WHEREAS, as contemplated by Rule 4350(i) of The Nasdaq Stock Market, Inc. ("Nasdaq") Marketplace Rules, Parent shall call a special meeting of its shareholders (the "Parent Shareholder Meeting") and, at such meeting, seek the affirmative vote of the holders of a majority of the shares of Parent Common Stock voting in person or by proxy at such meeting on proposals regarding the issuance of the Parent Shares in the First Merger and the Equity Financing Shares in connection with the Equity Financing (such vote together with the Parent Charter Vote referred to below, being hereinafter referred to as the "Required Parent Shareholder Approval");

WHEREAS, at the Parent Shareholder Meeting, Parent shall also seek the affirmative vote of the holders of a majority of the shares of Parent Common Stock then outstanding on a proposal to amend the Certificate of Incorporation of Parent to authorize new classes of Parent capital stock and increase the number of authorized shares of Parent capital stock in the manner required by the Securities Purchase Agreement (as in effect on the date hereof) (the "Parent Charter Vote");

WHEREAS, as a condition and inducement to MHRx's and the Company's willingness to enter into this Agreement, each of the persons listed on Annex A-1 hereto (each a "Parent Voting Agreement Party") has entered into a voting agreement in the form attached hereto as Exhibit A-1 (the "Parent Voting Agreement"), pursuant to which each Parent Voting Agreement Party has, among other things, irrevocably agreed to vote all of the voting securities of Parent now or hereafter held by it or over which it has voting control in favor of the Required Parent Shareholder Approval;

WHEREAS, the sole shareholder and Board of Directors of the Company have unanimously resolved to adopt this Agreement and approve the First Merger;

WHEREAS, the Management Committee of MHRx has unanimously resolved to adopt this Agreement and approve the First Merger; and

WHEREAS, for United States federal income tax purposes, the parties hereto intend that the Mergers qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder, and that this Agreement shall be, and is hereby, adopted as a plan of reorganization within the meaning of Treasury Regulation Section 1.368-2(g).

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

Section 1.1      Certain Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

"2006 CMS Reconciliation" has the meaning set forth in Section 2.12(c).

"Actual Net CMS Reconciliation Amount" means (a) the actual amount of all payments made or to be made to the Company and its Subsidiaries (or their successors) in respect of the 2006 coverage year less (b) the actual amount of all payments made or to be made by the Company and its Subsidiaries (or their successors) in respect of the 2006 coverage year, in each case, as a result of the 2006 CMS Reconciliation, the State Claims Post Reconciliation and Plan to Plan Post Reconciliation. For the avoidance of doubt, if the amount referred to in (a) exceeds the amount referred to in (b), the Actual Net CMS Reconciliation Amount would be a positive number and if the amount referred to in (a) is less than the amount referred to in (b), the Actual Net CMS Reconciliation Amount would be a negative number.

"Affiliate" means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlled" and "controlling" have meanings correlative thereto.

"Agreement" has the meaning set forth in the preamble.

"Alternative Transaction" has the meaning set forth in Section 5.8.

"Annual Cap" shall mean, with respect to each Annual Earnout Period, $50,000,000.

"Annual EBITDA" shall mean, with respect to each Annual Earnout Period, the total EBITDA of the MH Business for such period.

"Annual Earnout Amount" shall mean (A) with respect to the Annual Earnout Periods ending December 31, 2008 and December 31, 2009, an amount equal to the lesser of (i) the amount by which Annual EBITDA for such period exceeds the EBITDA Threshold for such period and (ii) the Annual Cap and (B) with respect to the Annual Earnout Period ending December 31, 2010, an amount equal to the lesser of (i) the amount by which the sum of the Annual EBITDA for such period and the TRICARE Amount exceeds the EBITDA Threshold for such period and (ii) the Annual Cap. For the avoidance of doubt, to the extent that any portion of the CMS Reconciliation Payment Amount is paid to or by the Company, with respect to the 2006 plan year, during the Annual Earnout Periods, any such portion of the CMS Reconciliation Payment Amount or other CMS settlement amounts shall be excluded from the calculation of Annual EBITDA for such Annual Earnout Period.

"Annual Earnout Financials" has the meaning set forth in Section 2.13(b)(i).

"Annual Earnout Period" means each of the following three periods: (i) January 1, 2008 through and including December 31, 2008, (ii) January 1, 2009 through and including December 31, 2009 and (iii) January 1, 2010 through and including December 31, 2010.

"Annual Earnout Statement" has the meaning set forth in Section 2.13(b)(i).

"Antitrust Division" has the meaning set forth in Section 5.6(a).

"Arbitrator" has the meaning set forth in Section 2.13(b)(iii).

"Business Day" means a day, other than a Saturday or Sunday, on which commercial banks in New York City and Cleveland, Ohio are open for the general transaction of business.

"Capitalization Date" has the meaning set forth in Section 4.5(a).

"Cash Merger Consideration" means the Initial Cash Merger Consideration as from time to time adjusted pursuant to Section 2.12, Section 2.13 and/or Section 8.2 (it being understood that if any cash is paid to Parent pursuant to Section 2.12 or Section 8.2, the payment of such cash to Parent shall be deemed to reduce the Cash Merger Consideration).

"Certificates of Merger" has the meaning set forth in Section 2.3.

"Charter Amendment" means an amendment to the Certificate of Incorporation of Parent to increase the number of authorized shares of Parent capital stock in the form of Exhibit B hereto.

"Closing" has the meaning set forth in Section 2.2.

"Closing Date" has the meaning set forth in Section 2.2.

"CMS" means the Centers for Medicare & Medicaid Services.

"CMS Dispute Arbitrator" has the meaning set forth in Section 2.12(d)(iii).

"CMS Reconciliation Disagreement Notice" has the meaning set forth in Section 2.12(c)(ii).

"CMS Reconciliation Payment Amount" means the Reserve-Adjusted Net CMS Reconciliation Amount multiplied by a percentage equal to (a) 100% less (b) the marginal income tax rate of the Company taking into account federal, state and local income taxes, including any taxes, such as franchise taxes, measured by net income (and the deductibility for federal income tax purposes of state and local income taxes) as determined by reference to the federal, state and local income tax returns of the Company for 2006 as filed and as amended from time to time (or in the event such returns have not been filed as reasonably estimated in good faith by Parent).

"CMS Reconciliation Payment Date" has the meaning set forth in Section 2.12(e).

"CMS Reconciliation Reserve Amount" means $21,393,922 (which represents an amount equal to the reserve for "claims" reflected on the Latest Company Balance Sheet.

"CMS Reconciliation Statement" has the meaning set forth in Section 2.12(d)(i).

"COBRA" means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state law.

"Code" has the meaning set forth in the recitals.

"Company" has the meaning set forth in the preamble.

"Company CMS Agreement" has the meaning set forth in Section 3.20(a).

"Company Common Stock" has the meaning set forth in the recitals.

"Company Confidentiality Agreement" means the confidentiality agreement dated January 2, 2007 by and between MHRx and Parent.

"Company Contracts" has the meaning set forth in Section 3.17.

"Company Disclosure Schedules" means the disclosure schedules to this Agreement delivered by the Company to Parent and the Merger Subs on or prior to the date hereof in connection with this Agreement.

"Company Employee Benefit Plan" means any Employee Benefit Plan of the Company or any of its Subsidiaries.

"Company ERISA Affiliate" means any entity that is considered a single employer with the Company under Section 414 of the Code.

"Company Financial Advisor" means Banc of America Securities LLC.

"Company Financial Statements" has the meaning set forth in Section 3.6(a).

"Company Intellectual Property Rights" has the meaning set forth in Section 3.16(a).

"Company Lease" and "Company Leases" have the meanings set forth in Section 3.19(a).

"Company Leased Property" has the meaning set forth in Section 3.19(a).

"Company Material Adverse Effect" means any fact, event, circumstance, change, occurrence, effect or condition individually or in the aggregate which has had or would reasonably be expected to have a material adverse effect on (A) the financial condition, business or results of operations of the Company and its Subsidiaries, taken as a whole, or (B) the ability of the Company to consummate the transactions contemplated hereby; provided, that any change, event or effect, arising from or related to, or in the case of matters covered by clause (ix) below, directly and solely resulting from: (i) conditions generally affecting the industries in which the Company and its Subsidiaries operate or the United States economy generally; (ii) acts of terrorism, acts of war or the escalation of hostilities; (iii) any disruption of the financial, banking or securities markets (including any decline in the price of any security or any market index); (iv) changes in GAAP; (v) changes in any Legal Requirements, except for changes in Legal Requirements or CMS written interpretation and guidance related to Medicare Part D; (vi) any action taken or omission by the Company in accordance with this Agreement or at the written request or with prior written consent of Parent; (vii) any change in or effect on the business of the Company or its Subsidiaries that is cured prior to the Closing; (viii) the announcement of the Transactions; or (ix) any failure, in and of itself, by the Company or any of its Subsidiaries to meet any projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement, shall not be taken into account in determining whether a "Company Material Adverse Effect" has occurred, or would reasonably be expected to occur, except, in the case of clauses (i) and (iii), to the extent that such change, event or effect referred to therein has had a materially disproportionate impact on the financial condition, business or results of operations of the Company and its Subsidiaries, taken as a whole, relative to other industry participants and except in the case of clause (ix), any fact, event, circumstance, change, occurrence, effect or condition underlying any failure to meet any such projections, forecasts or revenue or earnings predictions shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur, and except that clause (viii) shall not apply with respect to Sections 3.3 and 3.4 hereof.

"Company Novation Agreement" has the meaning set forth in Section 3.20(a).

"Company Representatives" has the meaning set forth in Section 5.1(a)(ii).

"Consents" has the meaning set forth in Section 5.6(a).

"Contracts" means the Company Contracts and the Parent Contracts.

"Contractual Obligation" means, with respect to any Person, any contract, obligation, agreement, deed, mortgage, lease, sublease, license or legally binding commitment, promise, undertaking or instrument, whether written or oral, to which or by which such Person is a party or otherwise bound or to which or by which any property, business, operation or right of such Person is bound.

"Conversion Shares" means the shares of Parent Common Stock issuable upon conversion of (i) the Equity Financing Shares and the Other SPA Shares and (ii) any shares issued in exchange for any Equity Financing Shares or Other SPA Shares.

"Debt Commitment Letter" has the meaning set forth in Section 4.20.

"Debt Financing" has the meaning set forth in Section 4.20.

"Delaware LLC Act" means the Limited Liability Company Act of the State of Delaware, as amended and in effect from time to time.

"Delaware LLC Merger Sub" has the meaning set forth in the preamble.

"Delaware LLC Merger Sub Interests" has the meaning set forth in Section 2.6(b).

"Delaware Corp. Merger Sub" has the meaning set forth in the preamble.

"Delaware Corp. Merger Sub Common Stock" has the meaning set forth in Section 2.6(a).

"DGCL" means the Delaware General Corporation Law, as amended and in effect from time to time.

"Dispute Panel" has the meaning set forth in Section 2.13(b)(iii).

"Disclosure Schedules" means the Company Disclosure Schedules and Parent Disclosure Schedules.

"Earnout Disagreement Notice" has the meaning set forth in Section 2.13(b)(ii).

"EBITDA" shall mean, with respect to each Annual Earnout Period, the revenue of the MH Business for such period plus interest income directly allocable to the MH Business (excluding interest income on capital) for such period less the Operating Expenses of the MH Business for such period, calculated in accordance with the principles set forth in this Section 2.13 and, to the extent consistent with such principles, GAAP.

"EBITDA Threshold" shall mean, with respect to each Annual Earnout Period, the amount set forth below:

Annual Earnout Period	EBITDA Threshold
January 1, 2008 through December 31, 2008	$151,000,000
January 1, 2009 through December 31, 2009	$145,000,000
January 1, 2010 through December 31, 2010	$186,000,000

"Employee Benefit Plan" means any "employee benefit plan" (as such term is defined in Section 3(3) of ERISA) and any other material employee benefit plan, program or arrangement maintained, sponsored or contributed to by a Person or any of its Subsidiaries.

"Environmental Laws" means all federal, state, local and foreign Legal Requirements concerning pollution or protection of the environment as such Legal Requirements are enacted and in effect on or prior to the Closing Date.

"Equity Financing" has the meaning set forth in the recitals.

"Equity Financing Shares" has the meaning set forth in the recitals.

"Equity Financing Sources" has the meaning set forth in Section 4.20.

"Equity Shortfall Amount" has the meaning set forth in Section 2.6(a)(iii)(B).

"Equity Shortfall Notice" has the meaning set forth in Section 2.6(a)(iii)(B).

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"Escrow Agent" has the meaning set forth in Section 2.10.

"Escrow Agreement" has the meaning set forth in Section 2.10.

"Escrow Cash" has the meaning set forth in Section 2.10.

"Escrow Fund" has the meaning set forth in Section 2.10.

"Escrow Shares" has the meaning set forth in Section 2.10.

"Exchange Act" means the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder).

"Fair Market Value" means, as of any date of determination, (i) if the Parent Common Stock is publicly traded on the NASDAQ Global Select Market, unless (and then only to the extent) otherwise specified herein, the average of the high and low trading price of the Parent Common Stock on such date of determination or (ii) if the Parent Common Stock is not publicly traded on the NASDAQ Global Select Market, the fair market value of the Parent Common Stock on such date of determination as determined by an independent appraiser mutually selected by Parent and the Shareholder Representative each acting reasonably (it being agreed that, in such circumstances, (a) if Parent and the Shareholder Representative cannot agree on an independent appraiser, Parent and the Shareholder Representative shall each choose an independent appraiser, and the two appraisers that are chosen shall appoint a third independent appraiser to determine the Fair Market Value of the Parent Common Stock, (b) Parent and the Shareholder Representative shall use their reasonable best efforts to cause such valuation to be completed within 60 days of the date that the need to determine Fair Market Value first arises, (c) the fees and expenses of the independent appraiser shall be paid 50% by Parent and 50% by

MHRx and (d) any determination of Fair Market Value by such independent appraiser shall be final, conclusive and binding for all purposes of this Agreement).

"Financing" has the meaning set forth in Section 4.20.

"Financing Documents" has the meaning set forth in Section 4.20.

"First Merger" has the meaning set forth in the recitals.

"First Merger Certificate of Merger" has the meaning provided in Section 2.3.

"First Merger Effective Time" has the meaning provided in Section 2.3.

"First Merger Surviving Corporation" has the meaning set forth in the recitals.

"First Merger Surviving Corporation Common Stock" has the meaning set forth in the recitals.

"FTC" has the meaning set forth in Section 5.6(a).

"Funded Indebtedness" means, as of any date, without duplication, the outstanding principal amount of, accrued and unpaid interest on and other payment obligations (including any prepayment premiums payable as a result of the consummation of the transactions contemplated hereby) arising under any obligations of a Person or any of its Subsidiaries consisting of (i) indebtedness for borrowed money, (ii) indebtedness evidenced by any note, bond, debenture or other debt security, or (iii) obligations under any interest rate, currency or other hedging agreements, to the extent payable if terminated, in each case, as of such date.

"GAAP" means generally accepted accounting principles as in effect in the United States on the date of this Agreement, applied on a consistent basis.

"Governing Documents" means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the "Governing Documents" of a corporation are its certificate of incorporation and by-laws (or equivalent), the "Governing Documents" of a limited partnership are its certificate of formation and its limited partnership agreement and the "Governing Documents" of a limited liability company are its certificate of formation and its operating agreement.

"Government Order" means any order, writ, judgment, injunction, decree, stipulation, ruling, determination or award entered by or with any Governmental Authority.

"Governmental Authority" means any foreign government, or the government of the United States of America and any state, commonwealth, territory, possession, county, or municipality thereof, or the government of any political subdivision of any of the foregoing, or any entity, authority, agency, ministry, court or other similar body exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established to perform any of such functions and, in the case of Parent, Nasdaq.

"Governmental Authorization" means any or all licenses, permits, Waivers, accreditations, approvals, qualifications, certifications, and other authorizations granted by any Governmental Authority, accreditation organization or Payment Program relating to or affecting a Medicare prescription drug plan, discount drug plan or other drug plan or product offered or administered by the Company or Parent, the establishment, ownership, operation, maintenance, management, regulation, development or expansion thereof (including the Company CMS Agreement).

"Hazardous Substance" means any pollutant, contaminant or toxic or hazardous material, substance or waste, whether solid, liquid or gas.

"HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

"Indemnifiable Losses" has the meaning set forth in Section 8.2(d)(i).

"Indemnifiable Tax Benefit" has the meaning set forth in Section 8.2(d)(vi).

"Indemnification Percentage" has the meaning set forth in Section 8.2(d)(iii).

"Indemnified Person" has the meaning set forth in Section 8.2(d)(vi).

"Indemnifying Member" has the meaning set forth in Section 8.2(b).

"Indemnifying Party" has the meaning set forth in Section 8.2(d)(vi).

"Initial Cash Merger Consideration" has the meaning set forth in Section 2.6(a)(ii)(A).

"Initial Merger Consideration" has the meaning set forth in Section 2.6(a)(ii)(B).

"Initial Parent Shares" has the meaning set forth in Section 2.6(a)(ii)(B). For the avoidance of doubt, it is acknowledged that the Initial Parent Shares include the Escrow Shares.

"Initial Stock Merger Consideration" has the meaning set forth in Section 2.6(a)(ii)(B).

"Intellectual Property Rights" means all intellectual property, whether owned or held for use under license, whether registered or unregistered, including, without limitation, such rights in and to all: (i) patents and patent applications (collectively, "Patents"); (ii) trademarks, trade dress, service marks, certification marks, logos and trade names; (iii) copyrights, copyright registrations and applications and works of authorship; (iv) Internet domain names and uniform resource locators; (v) trade secrets (as defined in the Uniform Trade Secrets Act and common law) ("Trade Secrets"); and (vi) software and information technology systems including, without limitation, data files, source code, object code, application programming interfaces, databases and other software-related specifications and documentation (collectively, "Software").

"Joinder Agreement" means an agreement substantially in the form of Exhibit C hereto pursuant to which an Indemnifying Member agrees to be bound by the provisions of this

Agreement solely as they relate to the indemnification obligations of the Indemnifying Members pursuant to Section 8.2(b) and the appointment of the Shareholder Representative.

"Knowledge" means, with respect to any Person, the actual knowledge of such Person (and shall in no event encompass constructive, imputed or similar concepts of knowledge); provided that in the case of the Company, such actual knowledge shall be limited to the Knowledge of Charles E. Hallberg, David S. Azzolina, Jane C. Koehl-Colling, Scott G. Hughes, D. Alan Scantland, Robert J. Donnelly, John G. Kloss and Len Ploskonka, none of whom shall have any personal liability regarding such Knowledge, and in the case of Parent and the Merger Subs, such actual knowledge shall be limited to the Knowledge of Richard Barasch, Robert Waegelein, Gary Bryant, Jason Israel, Gary Jacobs, Theodore Carpenter, Jr., Lisa M. Spivack and Steven B. Najjar, none of whom shall have any personal liability regarding such Knowledge.

"Latest Company Balance Sheet" has the meaning set forth in Section 3.6(a)(ii).

"Latest Parent Balance Sheet" has the meaning set forth in Section 4.7.

"Legal Requirement" means any United States federal, state or local or foreign law, statute, standard, ordinance, code, rule, regulation, binding directive, resolution or promulgation, or any Government Order, or any license, franchise, permit or similar right granted under any of the foregoing, or any similar provision having the force or effect of law and, with respect to Parent, the Nasdaq Marketplace Rules.

"Lender" has the meaning set forth in Section 4.20.

"Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind. For avoidance of doubt, "Lien" shall not include any license of Intellectual Property Rights.

"Losses" has the meaning set forth in Section 8.2(a).

"Medicare Part D" means the Outpatient Prescription Drug Program established by the Medicare Modernization of Act of 2003.

"Mergers" has the meaning set forth in the recitals.

"Merger Consideration" means the Merger Consideration, as from time to time adjusted pursuant to Section 2.12, Section 2.13 and/or Section 8.2.

"Merger Subs" has the meaning set forth in the preamble.

"MH Business" shall mean, collectively: (a) the Part D Business, (b) the Private Fee-for-Service Business, (c) the TRICARE Business, (d) MH New Business and (e) the PBM Business.

“MH New Business” shall mean the business of establishing, underwriting, selling, administering and/or maintaining any policies or other insurance products (other than Medicare Advantage private fee-for-service and Medicare Part D products and policies) (i) to or for any beneficiaries of the Part D Business; (ii) to or for any beneficiaries acquired (a) through the

CommunityCareRx brand, (b) through any other brand utilized by the Company or any of its Subsidiaries before, on or after the date hereof or (c) through any arrangements (including, without limitation, any co-branding arrangements) entered into with the National Community Pharmacists Association before, on or after the date hereof (in all cases under this section (ii), whether such business is conducted by the Company or any of its Subsidiaries or Parent or any of its other Subsidiaries); or (iii) to or for any beneficiaries of the Private Fee-for-Service Business.

"MHRx" has the meaning set forth in the preamble.

"MHRx Indemnified Persons" has the meaning set forth in Section 8.2(c).

"MHRx Representative" means Sean M. Traynor or another representative appointed by the Shareholder Representative.

"Multiemployer Plan" has the meaning set forth in Section 3(37) of ERISA.

"Nasdaq" has the meaning set forth in the recitals.

"Net Present Value" means, for purposes of calculating the TRICARE Amount, the net present value of the future stream of revenues and expenses directly associated with the TRICARE Agreement (including Taxes actually incurred that but for the TRICARE Agreement would not have been incurred), discounting future revenues and expenses using a discount rate of twelve percent (12%), and subtracting the sum total of discounted expenses from the sum total of discounted revenues, and assuming that the future revenues and expenses to be earned and incurred under the TRICARE Agreement will continue to be the same as the revenues and expenses of the TRICARE Business during the final Annual Earnout Period (i.e., January 1, 2010 through December 31, 2010) and assuming that the TRICARE Agreement will expire at the end of its stated term (as in effect on December 31, 2010).

"New Plans" has the meaning set forth in Section 5.9(a).

"New Shares" has the meaning set forth in Section 2.10.

"OGCL" means the General Corporation Law of the State of Ohio, as amended and in effect from time to time.

"Operating Expenses" means all expenses other than (a) interest expense and any other capital-related charges, including expenses relating to third party reinsurance contracts entered into to satisfy capital requirements, (b) depreciation, (c) amortization, (d) federal and state income taxes and (e) unusual and non-recurring non-cash expenses.

"Other Securities Purchase Agreement" means that certain Securities Purchase Agreement dated as of the date hereof pursuant to which Parent has agreed to issue and sell to the investors party thereto, and such investors have agreed to purchase from Parent, an aggregate of 30,473 shares of Series A Participating Convertible Preferred Stock of Parent and an aggregate of 19,527 shares of Series B Participating Convertible Preferred Stock of Parent (the "Other SPA Shares") on the date hereof.

"Other SPA Shares" has the meaning set forth in the definition of Other Securities Purchase Agreement.

"Outstanding Parent Stock Awards" has the meaning set forth in Section 4.5(a).

"Parent" has the meaning set forth in the preamble.

"Parent Board Recommendation" has the meaning set forth in Section 5.12(d).

"Parent Charter Vote" has the meaning set forth in the recitals.

"Parent Common Stock" has the meaning set forth in the recitals.

"Parent Confidentiality Agreement" means the confidentiality agreement dated November 2, 2006 by and between the Company and Parent.

"Parent Contracts" has the meaning set forth in Section 4.16.

"Parent Disclosure Schedules" means the disclosure schedules to this Agreement delivered by Parent and the Merger Subs to MHRx and the Company on or prior to the date hereof in connection with this Agreement.

"Parent Employee Benefit Plan" means any Employee Benefit Plan of Parent or any of its Subsidiaries.

"Parent ERISA Affiliate" means any entity that is considered a single employer with Parent under Section 414 of the Code.

"Parent Indemnified Persons" has the meaning set forth in Section 8.2(a).

"Parent Intellectual Property Rights" has the meaning set forth in Section 4.15(a).

"Parent Lease" and "Parent Leases" have the meanings set forth in Section 4.18(a).

"Parent Material Adverse Effect" means any fact, event, circumstance, change, occurrence, effect or condition individually or in the aggregate which has had or would reasonably be expected to have a material adverse effect on (A) the financial condition, business or results of operations of Parent and its Subsidiaries, taken as a whole, or (B) the ability of Parent or either Merger Sub to consummate the Transactions; provided, that any change, event or effect arising from or related to, or in the case of matters covered by clauses (ix) and (x) below, directly and solely resulting from: (i) conditions generally affecting the industries in which Parent and its Subsidiaries operate or the United States economy generally; (ii) acts of terrorism, acts of war or the escalation of hostilities; (iii) any disruption of the financial, banking or securities markets (including any decline in the price of any security or any market index); (iv) changes in GAAP; (v) changes in any Legal Requirements, except for changes in Legal Requirements or CMS written interpretations and guidance related to Medicare Part D or related to the business of providing health and life insurance or managed care products and services; (vi) any action taken or omission by Parent or either Merger Sub in accordance with this Agreement or at the written request or with the prior written consent of the Company; (vii) any change in or effect on the business of Parent or its Subsidiaries that is cured prior to the Closing; (viii) the announcement of the Transactions; (ix) any failure, in and of itself, by Parent or any of its Subsidiaries to meet any projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement; or (x) any change, in and of itself, in the market price or trading volume of shares of Parent Common Stock, shall not be taken into account in determining whether a "Parent Material Adverse Effect" has occurred, or would reasonably be expected to occur, except, in the case of clauses (i) and (iii), to the extent that such change, event or effect referred to therein has had a materially disproportionate impact on the financial condition, business or results of operations of Parent and its Subsidiaries, taken as a whole, relative to other industry participants and except in the case of clauses (ix) and (x) any fact, event, circumstance, change, occurrence, effect or condition underlying any failure to meet any projections, forecasts or revenue or earnings predictions or affecting such market price or trading volume shall be taken into account in determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur, and except that clause (viii) shall not apply with respect to Sections 4.3 and 4.4 hereof.

"Parent Preferred Stock" has the meaning set forth in Section 4.5(a).

"Parent Representative" means Robert Waegelein or another senior executive officer of Parent designated by Parent.

"Parent Representatives" has the meaning set forth in Section 5.1(a)(i).

"Parent SEC Documents" has the meaning set forth in Section 4.6(a).

"Parent Shares" means the Initial Parent Shares, and any Parent Shares from time to time issued pursuant to Section 2.12, Section 2.13 and/or Section 8.2 (it being understood that if any shares of Parent Common Stock are transferred to Parent pursuant to Section 2.12 and/or Section 8.2, the transfer of such shares to Parent shall be deemed to reduce the number of Parent Shares actually and ultimately issued by Parent as Merger Consideration hereunder).

"Parent Shareholder Meeting" has the meaning set forth in the recitals.

"Parent Shareholder Meeting Date" has the meaning set forth in Section 3.24.

"Parent Significant Subsidiaries" means, the "significant subsidiaries" of the Parent as defined by Regulation S-X under the Exchange Act.

"Parent Stock Plans" has the meaning set forth in Section 4.5(a).

"Parent Voting Agreement" has the meaning set forth in the recitals.

"Parent Voting Agreement Party" has the meaning set forth in the recitals.

"Part D Business" shall mean the business of establishing, underwriting, selling, administering and/or maintaining Medicare Part D prescription drug plans under the Company CMS Agreement (as the same may be from time to time amended, modified, restated or superseded by a successor or replacement agreement) or under the CommunityCareRx brand or any other brand utilized by the Company and its Subsidiaries as of the date of this Agreement or under any other brand developed by the Company or its Subsidiaries or the National Community Pharmacists Association or any other co-branding arrangements specifically for the employer group business (for example, the Hartford and Aegon) before, on or after the date hereof (whether such business is conducted by the Company or any of its Subsidiaries or Parent or any of its other Subsidiaries).

"Patents" has the meaning set forth in the definition of Intellectual Property Rights.

"Payment Program" means Medicare, Medicaid, commercial and private insurers, employer group health plans (including, without limitation a "Welfare Plan" described in Section 3(1) of ERISA), and any other governmental, commercial, or other organization which maintains a health care reimbursement program or policy.

"PBM Business" shall mean the pharmacy benefit management business of Parent, the Company and their respective Subsidiaries other than (i) any business replacing, after the date hereof, any pharmacy benefit management services currently provided to customers of Parent and its Subsidiaries by third parties as of the date hereof or (ii) business existing at the time of Closing, acquired or developed as part of Parent's preexisting pharmacy benefit management business.

"Permitted Liens" means (a) mechanics, materialmen's, carrier's, repairer's and other Liens arising or incurred in the ordinary course of business or that are not yet delinquent or are being contested in good faith; (b) Liens for Taxes, assessments or other governmental charges not yet delinquent or which are being contested in good faith, provided an appropriate reserve is established therefor to the extent required by GAAP; (c) Liens (including encumbrances and restrictions on real property such as easements, covenants, rights of way and similar matters affecting title) that do not, individually or in the aggregate, materially interfere with the present uses or value of the property subject to such Liens; (d) Liens granted to any lender at the Closing in connection with the Financing; (e) with respect to the Company Common Stock and Parent Common Stock, restrictions on transfer imposed under applicable securities laws; (f) with respect to the Company and its Subsidiaries, Liens described on Schedule 1.1(a) and (g) with respect to Parent and its Subsidiaries, Liens described on Schedule 1.1(b).

"Person" means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other organization, whether or not a legal entity, or a Governmental Authority.

"Plan to Plan Post Reconciliation" means any Medicare Part D prescription drug claim that has been paid for by another CMS approved Part D sponsor plan whereby (i) the claim is for a beneficiary who was a member of the Company’s Part D plan in the 2006 plan year and (ii) the claim was not received timely from the sponsor and therefore was not included in the 2006 CMS Reconciliation. This reconciliation is not limited to just Phase 1 exposures.

"Private Fee-for-Service Business" shall mean the business of establishing, underwriting selling, administering and/or maintaining Medicare Advantage private fee-for-service policies

(or private fee-for-service policies under any successor program) (i) to or for any beneficiaries of the Part D Business or (ii) to or for any beneficiaries acquired (a) through the CommunityCareRx brand, (b) through any other brand utilized by the Company or any of its Subsidiaries before, on or after the date hereof or (c) through any arrangements (including, without limitation, any co-branding arrangements) entered into with the National Community Pharmacists Association before, on or after the date hereof (in all cases under this section (ii), whether such business is conducted by the Company or any of its Subsidiaries or Parent or any of its other Subsidiaries).

"Proxy Statement/Prospectus" has the meaning set forth in Section 4.4.

"Registration Statement" has the meaning set forth in Section 4.4.

"Required Parent Shareholder Approval" has the meaning set forth in recitals.

"Reserve-Adjusted Net CMS Reconciliation Amount" means the Actual Net CMS Reconciliation Amount plus the CMS Reconciliation Reserve Amount.

"Sarbanes-Oxley Act" means the Sarbanes-Oxley Act of 2002.

"SEC" means the United States Securities and Exchange Commission.

"Second Merger" has the meaning provided in the recitals.

"Second Merger Certificate of Merger" has the meaning provided in Section 2.3.

"Second Merger Effective Time" has the meaning provided in Section 2.3.

"Second Merger Surviving Entity" has the meaning provided in the recitals.

"Securities Act" means the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder).

"Securities Purchase Agreement" has the meaning set forth in Section 4.20.

"Seller Transaction Expenses" has the meaning set forth in Section 8.2(a)(iv).

"Settlement Discussions" has the meaning set forth in Section 5.2(d).

"Shareholder Representative" has the meaning set forth in Section 5.16(a).

"Shareholders Agreement" has the meaning set forth in Section 6.3(i)(v).

"Software" has the meaning set forth in the definition of Intellectual Property Rights.

"State Claims Post Reconciliation" means any Medicare Part D prescription drug claim that has been paid for by a state whereby (i) the claim is for a beneficiary who was a member of the Company’s Part D plan in 2006 and (ii) the claim was not received timely from the state and therefore was not included in the 2006 CMS Reconciliation.

"Stock Merger Consideration" means the Initial Stock Merger Consideration, as from time to time adjusted pursuant to Section 2.12, Section 2.13 and/or Section 8.2 (it being understood that if any shares of Parent Common Stock are transferred to Parent pursuant to Section 2.12 and/or Section 8.2, the transfer of such shares to Parent shall be deemed to reduce the number of Parent Shares actually and ultimately issued by Parent as Merger Consideration hereunder).

"Subsidiary" of a Person means any and all corporations, partnerships, limited liability companies and other entities, whether incorporated or unincorporated, with respect to which such Person, directly or indirectly, owns securities having the power to elect a majority of the board of directors or similar body governing the affairs of such entity.

"Tax" means (A) any and all federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, windfall profits, environmental (under Section 59A of the Code), customs, duties, real property, personal property, capital stock, social security (or similar), unemployment, disability, payroll, license, employee or other withholding, or other tax assessment, duty, fee, levy, or other governmental charge, of any kind whatsoever, including any interest, penalties or additions to tax or similar items in respect of the foregoing (whether disputed or not) and including any obligations to indemnify or otherwise assume or succeed to the tax liability of any other Person and (B) any liability for the payment of any amount of the type described in the immediately preceding clause (A) as a result of (1) being a "transferee" of another person, (2) being a member of an affiliated, combined, consolidated or unitary group, or (3) any contractual liability.

"Tax Benefits" has the meaning set forth in Section 8.2(d)(vi).

"Tax Return" means any return, report, declaration, claim for refund, information return or other document (including any related or supporting schedule, statement or information) filed or required to be filed in connection with the determination, assessment or collection of any Tax of any party or the administration of any Legal Requirements relating to any Tax (including any amendment thereof).

"Termination Date" has the meaning set forth in Section 7.1(b).

"Third Party Claim" has the meaning set forth in Section 8.2(f)(i).

"Trade Secrets" has the meaning set forth in the definition of Intellectual Property Rights.

"Transactions" has the meaning set forth in the recitals.

"TRICARE Agreement" shall mean any written agreement pursuant to which Parent, the Company or one or more other Subsidiaries of Parent (or any successor thereto) offers pharmacy services directly or indirectly through Computer Sciences Corporation (or any Affiliate thereof acting as prime contractor to the United States Department of Defense / TRICARE), as the same may be from time to time amended, modified, restated or superseded by a successor or replacement agreement.

"TRICARE Amount" means an amount equal to twenty-five percent (25%) of the Net Present Value of the all profits (i.e., revenues less expenses) to be earned under the TRICARE Agreement from and after January 1, 2011.

"TRICARE Business" shall mean business conducted pursuant to the TRICARE Agreement.

"Waivers" has the meaning set forth in Section 3.20(b).

"WCAS IX" has the meaning set forth in the preamble.

Section 1.2      Interpretive Provision. Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, "herein," "hereto," "hereof" and words of similar import refer to this Agreement as a whole and not to any particular Section or paragraph hereof; (ii) the word "including" means "including, but not limited to"; (iii) masculine gender shall also include the feminine and neutral genders, and vice versa; and (iv) words importing the singular shall also include the plural, and vice versa.

ARTICLE 2

THE TRANSACTIONS

Section 2.1      The Mergers. At the First Merger Effective Time, on the terms and subject to the conditions of this Agreement and the applicable provisions of the OGCL and the DGCL, the Delaware Corp. Merger Sub shall be merged with and into the Company, the separate corporate existence of the Delaware Corp. Merger Sub shall cease, and the Company shall continue as the First Merger Surviving Corporation. At the Second Merger Effective Time (as defined below), and as part of the same plan of merger and reorganization, and on the terms and subject to the conditions of this Agreement and the applicable provisions of the DGCL and the Delaware LLC Act, the First Merger Surviving Corporation shall be merged with and into the Delaware LLC Merger Sub, the separate corporate existence of the First Merger Surviving Corporation shall cease, and the Delaware LLC Merger Sub shall continue as the Second Merger Surviving Entity under the name "MemberHealth, LLC".

Section 2.2      Closing. The closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of Ropes & Gray LLP, 1211 Avenue of the Americas, New York, New York, at 10:00 A.M. (New York City time) on the second Business Day following the satisfaction or waiver of the conditions set forth in Article 6 (other than those conditions that by their terms cannot be satisfied until the Closing, but subject to the satisfaction of such conditions at the Closing), or on such other date and time as the Company and Parent shall mutually agree. The date of the Closing is herein called the "Closing Date".

Section 2.3      Effective Times. On the terms and subject to the conditions of this Agreement, the parties hereto shall cause the First Merger to be consummated at the Closing by the filing of a certificate of merger (the "First Merger Certificate of Merger") in a form mutually acceptable to Parent and the Company with the Secretary of State of Ohio and the Secretary of State of Delaware as required by, and executed in accordance with, the relevant provisions of the OGCL and the DGCL (the time of such later filing being the "First Merger Effective Time").

Immediately following the First Merger Effective Time, Parent shall cause the Board of Directors of the First Merger Surviving Corporation to adopt this Agreement and approve the Second Merger (and shall adopt this Agreement and approve the Second Merger as sole shareholder of the Second Merger Surviving Corporation). Immediately following such approval, the parties hereto shall cause the Second Merger to be effected by the filing of a certificate of merger (the "Second Merger Certificate of Merger" and, together with the First Merger Certificate of Merger, the "Certificates of Merger") in a form that is mutually acceptable to Parent and MHRx with the Secretary of State of Ohio and the Secretary of State of Delaware as required by, and executed in accordance with, the relevant provisions of the OGCL and the Delaware LLC Act (the time of such later filing being the "Second Merger Effective Time").

Section 2.4      Effects of the Mergers. The First Merger shall have the effects set forth in this Agreement, the First Merger Certificate of Merger and the applicable provisions of the OGCL and DGCL. The Second Merger shall have the effects set forth in this Agreement, the Second Merger Certificate of Merger and the applicable provisions of the DGCL and the Delaware LLC Act.

Section 2.5	Governing Documents; Officers and Directors.

(a)       The Articles of Incorporation and Regulations of the Company as in effect immediately prior to the First Merger Effective Time shall be the Articles of Incorporation and Regulations of the First Merger Surviving Corporation. The initial certificate of formation and limited liability company operating agreement of the Second Merger Surviving Entity shall be in the forms of Exhibits C-1 and C-2, respectively.

(b)       The directors and officers of Delaware Corp. Merger Sub immediately prior to the First Merger Effective Time shall be the directors and officers of the First Merger Surviving Corporation. In connection with the Second Merger, the First Merger Surviving Corporation and the Delaware LLC Merger Sub shall take all actions necessary so that the directors and officers of Delaware LLC Merger Sub immediately prior to the Second Merger Effective Time shall be the initial directors and officers of the Second Merger Surviving Entity; provided however that Parent may, at its option, elect to appoint a manager for (or serve as managing member of the Second Merger Surviving Entity in lieu of such directors and officers).

Section 2.6      Effect of the Mergers on the Capital Stock of the Constituent Entities of the Mergers.

(a)       At the First Merger Effective Time, by virtue of the First Merger and without any action on the part of any holder of any shares of common stock, $.01 par value, of the Delaware Corp. Merger Sub (the "Delaware Corp. Merger Sub Common Stock") or any holder of Company Common Stock:

(i)        Delaware Corp. Merger Sub Common Stock. Each share of Delaware Corp. Merger Sub Common Stock issued and outstanding immediately prior to the First Merger Effective Time shall be converted into and become one fully paid and nonassessable share of First Merger Surviving Corporation Common Stock.

(ii)       Company Common Stock. Subject to Section 2.6(a)(iii), Section 2.7, Section 8.6 and Section 2.12(b), each share of Company Common Stock issued and outstanding immediately prior to the First Merger Effective Time shall be converted into the right to receive:

(A)

an amount of cash equal to the quotient obtained by dividing (x) $346,500,000 by (y) the number of issued and outstanding shares of Company Common Stock as of immediately prior to the First Merger Effective Time (the "Initial Cash Merger Consideration");

(B)

that number of shares (the "Initial Parent Shares") of Parent Common Stock as is equal to the quotient obtained by dividing (x) 14,175,000 (subject to adjustment in the case of stock split, stock combination, stock dividend or similar event in respect of the Parent Common Stock) by (y) the number of issued and outstanding shares of Company Common Stock as of immediately prior to the First Merger Effective Time (the "Initial Stock Merger Consideration" and together with the Initial Cash Merger Consideration, the "Initial Merger Consideration"), all of which shares shall have been issued pursuant to an effective registration statement on Form S-4 under the Securities Act;

(C)	subject to the terms and conditions thereof, any additional Cash Merger Consideration and Parent Shares from time to time deliverable pursuant to Section 2.12 below; and
(D)	subject to the terms and conditions thereof, any additional Cash Merger Consideration and Parent Shares from time to time deliverable pursuant to Section 2.13 below.
(iii)	Adjustments.

(A)      Notwithstanding anything to the contrary contained in Section 2.6(a)(ii) above, in the event that the Fair Market Value of the Initial Parent Shares (determined as of the trading day immediately preceding the Closing Date) would otherwise represent less than forty percent (40%) of the aggregate Initial Merger Consideration, then the number of Initial Parent Shares shall be increased (and such additional shares shall be deemed to be Initial Parent Shares for purposes of this Agreement) and the Initial Cash Merger Consideration shall be decreased in a manner to be determined by MHRx (and reasonably acceptable to Parent) so that the Fair Market Value of the Initial Parent Shares (determined as of the trading day immediately preceding the Closing Date) equals forty percent (40%) of the Initial Merger

Consideration and the Initial Merger Consideration continues to equal $630,000,000 (assuming a value of $20 per Initial Parent Share).

(B)      Parent shall not be entitled to assert the closing condition set forth in Section 6.2(d) below unless Parent shall have first given to MHRx written notice (an "Equity Shortfall Notice") of its intention to do so specifying the reasons why all or a portion of the Equity Financing will not be available for purposes of the Closing and the amount of such Equity Financing that is not anticipated to be available (the "Equity Shortfall Amount"). If an Equity Shortfall Notice is delivered to MHRx, MHRx shall have the option, exercisable in its sole discretion, to elect to reduce the Initial Cash Merger Consideration by the Equity Shortfall Amount and increase the number of Initial Parent Shares by a number of shares of Parent Common Stock equal to the Equity Shortfall Amount divided by $20.

(b)       At the Second Merger Effective Time, by virtue of the Second Merger and without any action on the part of any holder of First Merger Surviving Corporation Common Stock or any holder of membership interests of the Delaware LLC Merger Sub (the "Delaware LLC Merger Sub Interests"):

(i)        First Merger Surviving Corporation Common Stock. Each share of First Merger Surviving Corporation Common Stock issued and outstanding immediately prior to the Second Merger Effective Time shall be cancelled and cease to exist and no consideration shall be payable in respect thereof.

(ii)       Delaware LLC Merger Sub Membership Interests. The issued and outstanding Delaware LLC Merger Sub Interests (all of which will be held by Parent) shall remain as the membership interests of the Second Merger Surviving Entity.

Section 2.7      Fractional Shares. Notwithstanding anything to the contrary contained in Section 2.6(a)(ii)(B), no fraction of a share of Parent Common Stock will be issued as Stock Merger Consideration, and in lieu thereof an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the Fair Market Value of the Parent Common Stock determined as of the trading day immediately prior to the date of issuance shall be added to the Cash Merger Consideration.

Section 2.8      Cancellation and Retirement of Company Common Stock. As of the First Merger Effective Time, all shares of Company Common Stock that are issued and outstanding immediately prior to the First Merger Effective Time shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each certificate representing any such shares of Company Common Stock shall be converted into the right to receive the Merger Consideration to be paid in consideration therefor pursuant to this Article 2. From and after the First Merger Effective Time, there shall be no further registration of transfers on the records of the Company of shares of Company Common Stock which were outstanding immediately prior to the First Merger Effective Time.

Section 2.9      Exchange of Certificates; Payment of Initial Merger Consideration. Parent acknowledges that, as of the First Merger Effective Time, MHRx will be distributing and assigning to its members in accordance with its Governing Documents the right to receive directly from Parent the Initial Parent Shares (other than the Escrow Shares) and the Initial Cash Merger Consideration net of expenses as contemplated by Section 8.6 (other than the Escrow Cash), and Parent agrees to facilitate such distribution by delivering such Initial Merger Consideration directly to the MHRx members in accordance with specific written directions to be provided by MHRx to Parent not less than two (2) Business Days prior to the Closing Date for such purposes. On the Closing Date, MHRx shall surrender to Parent all certificates representing all of the shares of Company Common Stock and Parent shall deliver or cause to be delivered to the members of MHRx (i) the Initial Cash Merger Consideration (less the amount of Initial Cash Merger Consideration to be deposited in the Escrow Fund pursuant to Section 2.10 and the Escrow Agreement) (which shall be paid by wire transfer of immediately available funds to accounts specified in writing by MHRx to Parent not less than two (2) Business Days prior to the Closing) and (ii) certificates evidencing the Initial Parent Shares (other than the Initial Parent Shares to be deposited in the Escrow Fund pursuant to Section 2.10 and the Escrow Agreement) registered in the names of the MHRx members as specified in the instructions delivered by MHRx to Parent (or, if MHRx so specifies in such instruction that any of its members wishes to receive all or a portion of the Initial Parent Shares in book-entry or other uncertificated form, book-entry transfers evidencing the issuance of such portion of the Initial Parent Shares in accordance with such instructions). MHRx agrees to use its commercially reasonable efforts to provide Parent with such documents and information as it may reasonably request in connection with the issuance of such Initial Parent Shares, including completed Forms W-9 or, if applicable, appropriate Forms W-8 for each MHRx member who receives the Initial Parent Shares and information with respect to each MHRx member for Parent's stock records.

Section 2.10    Escrow Fund. As soon as practicable after the First Merger Effective Time, without any act of any holder of Company Common Stock, a portion of the Initial Stock Merger Consideration consisting of 708,750 shares of Parent Common Stock (such shares being the "Escrow Shares") and $17,325,000 of the Initial Cash Merger Consideration (the "Escrow Cash") shall be deposited with The Bank of New York (or such other institution mutually selected by Parent and the Company) as escrow agent (the "Escrow Agent"), such deposit to constitute the "Escrow Fund" and to be governed by the terms set forth herein and in an escrow agreement among Parent, the Shareholder Representative and the Escrow Agent (the "Escrow Agreement"), the form of which is attached as Exhibit D hereto. Each Person who is issued Initial Parent Shares shall have a proportionate interest in the Escrow Shares and the Escrow Cash deposited in the Escrow Fund (the amount of such proportionate interests to be provided to Parent by MHRx not later than two (2) Business Days prior to the Closing Date). The Escrow Shares shall be registered in the names of such MHRx members. Any shares of Parent Common Stock or other Parent equity securities (including shares issued upon a stock split) ("New Shares") issued or distributed by Parent in respect of the Escrow Shares that have not been released from the Escrow Fund shall be added to the Escrow Fund, and become a part thereof; provided, however, any other dividends or distributions on the Escrow Shares (including on the New Shares) made in cash or property shall be currently distributed to the owners of such shares.

The owners of the Escrow Shares shall pay any taxes on such dividends. The parties hereto shall cause each record owner of Escrow Shares to have the ability to direct the voting of that number of Escrow Shares contributed to the Escrow Fund on behalf of such shareholder (and on any New Shares) so long as such shares are held in the Escrow Fund. Parent shall show the Parent Common Stock contributed to the Escrow Fund as issued and outstanding on its balance sheet.

Section 2.11    Withholding. Parent, the Company and MHRx, as applicable, shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder such amounts as may be required to be deducted or withheld therefrom under the Code or any provision of state, local or foreign Tax law or under any other applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

Section 2.12	Post Closing Adjustment Relating to CMS Reconciliation.

(a)       Post-Closing Adjustment to Merger Consideration. Upon the final determination of the CMS Reconciliation Payment Amount pursuant to this Section 2.12, the Merger Consideration shall be adjusted as follows: (a) if the CMS Reconciliation Payment Amount is a positive number, then the Merger Consideration shall be increased on a dollar for dollar basis by the CMS Reconciliation Payment Amount and (b) if the CMS Reconciliation Payment Amount is a negative number, then the Merger Consideration shall be decreased on a dollar for dollar basis by the CMS Reconciliation Payment Amount. If the CMS Reconciliation Payment Amount is zero, the Merger Consideration shall not be adjusted pursuant to this Section 2.12. If the adjustments pursuant to this Section 2.12 result in an increase in the Merger Consideration, Parent shall pay to each Person who received the Initial Merger Consideration its pro rata share of such increase in accordance with Section 2.12(e) below. If the adjustments pursuant to this Section 2.12 result in a reduction in the Merger Consideration, the Indemnifying Members shall be severally obligated to pay to Parent their respective Indemnification Percentage of such decrease in accordance with Section 2.12(e) below. Payments made pursuant to this Section 2.12 shall not be subject to any right of setoff.

(b)       Pre-Closing Finalization of the CMS Reconciliation Process. Notwithstanding the foregoing, the parties hereto acknowledge and agree that it may be possible to calculate and finalize the CMS Reconciliation Payment Amount prior to the Closing depending on when the 2006 CMS Reconciliation becomes final. In the event that the CMS Reconciliation Amount does become final prior to the Closing, the parties shall seek to agree on the Actual Net CMS Reconciliation Amount and the CMS Reconciliation Payment Amount prior to Closing and if possible adjust the Initial Merger Consideration accordingly. For such purposes, the review and dispute resolution provisions of Section 2.12(d) shall apply.

(c)       CMS Reconciliation Process. In connection with the Company’s participation in the process by which CMS calculates final payments and determines if any retroactive adjustment or reconciliation is necessary pursuant to 42 C.F.R. 423.343 for the 2006 plan year (the "2006 CMS Reconciliation"), the Company and Parent shall use their commercially reasonable efforts to conduct the 2006 CMS Reconciliation in good faith and in accordance with the prescribed methodology required pursuant to 42 C.F.R. 423.343. The

Company and Parent shall keep the Shareholder Representative informed on a reasonably current basis with respect to items that pertain to the 2006 CMS Reconciliation, State Claims Post Reconciliation and Plan to Plan Post Reconciliation, and the 2006 CMS reconciliation relating to the existing Part D business of the Parent and its Subsidiaries. The Company and Parent further agree to consult with the Shareholder Representative on all material decisions relating to the 2006 CMS Reconciliation, State Claims Post Reconciliation and Plan to Plan Post Reconciliation, and shall permit the Shareholder Representative to review and comment on all material correspondence and submissions pertaining to the 2006 CMS Reconciliation, State Claims Post Reconciliation and Plan to Plan Post Reconciliation, and to review all material correspondence and submission pertaining to the 2006 CMS reconciliation relating to the existing Part D business of the Parent and its Subsidiaries.

(d)	CMS Reconciliation Statement; Dispute Resolution.

(i)        As soon as practicable and in any event not later than thirty (30) days after the 2006 CMS Reconciliation becomes final and is made available, Parent shall, at Parent’s expense, prepare or cause to be prepared and delivered to the Shareholder Representative a statement (the "CMS Reconciliation Statement") setting forth in reasonable detail its determination (together with all supporting calculations) of the Actual Net CMS Reconciliation Amount and the CMS Reconciliation Payment Amount, such amounts and statement to be prepared and calculated in good faith and in accordance with the terms of this Agreement.

(ii)       Parent shall provide the Shareholder Representative and its representatives prompt and complete access to all of the work papers of Parent and its representatives relating to the preparation of the CMS Reconciliation Statement and the 2006 CMS reconciliation relating to the existing Part D business of the Parent and its Subsidiaries (as well as access to all other books and records, employees and accountants of Parent and its Subsidiaries as may be reasonably requested by the Shareholder Representative in connection with its review of such CMS Reconciliation Statement and the 2006 CMS reconciliation relating to the existing Part D business of the Parent and its Subsidiaries), provided further that Parent shall only be required to exercise its commercially reasonable efforts to require its accountants to provide the Shareholder Representative with access to such accountants' work papers. If the Shareholder Representative determines that the CMS Reconciliation Statement (or the Actual Net CMS Reconciliation Amount or CMS Reconciliation Payment Amount (including the tax rate used to calculate such amount) has not been prepared or calculated in accordance with this Agreement, the Shareholder Representative shall be entitled to deliver a notice of disagreement (the "CMS Reconciliation Disagreement Notice") to Parent within 60 days of its receipt of the CMS Reconciliation Statement. The CMS Reconciliation Disagreement Notice shall set forth in reasonable detail those items or amounts set forth in the CMS Reconciliation Statement as to which the Shareholder Representative disagrees and the reasons for such disagreement. If no CMS Reconciliation Disagreement Notice is delivered within such 60-day period, the CMS Reconciliation Statement (and the Actual Net CMS Reconciliation Amount and CMS Reconciliation

Payment Amount) shall become final, conclusive and binding on the parties hereto for all purposes of this Section 2.12 as of 5:00 p.m. (New York City time) on the 60th day, or, if earlier, upon the written acceptance of the CMS Reconciliation Statement by the Shareholder Representative.

(iii)      If the Shareholder Representative delivers a CMS Reconciliation Disagreement Notice to Parent within the 60-day period described above, the parties shall use their good faith, commercially reasonable efforts to reach agreement on the disputed items or amounts in order to finalize such CMS Reconciliation Statement during the thirty (30) day period following the delivery of such CMS Reconciliation Statement. If the parties do not resolve all such disputed items or amounts set forth in the CMS Reconciliation Statement within such thirty (30) day period, Parent and the Shareholder Representative shall retain an appraisal or valuation firm of national reputation that is mutually acceptable to Parent and the Shareholder Representative (each acting reasonably) (the "CMS Dispute Arbitrator") pursuant to a customary engagement letter proposed by the CMS Dispute Arbitrator and reasonably acceptable to Parent and the Shareholder Representative and submit all such disputed items and amounts to the CMS Dispute Arbitrator for final resolution of such disputed items and amounts in accordance with the terms of this Agreement and such engagement letter. Parent and the Shareholder Representative will have the opportunity to present their positions with respect to such disputed items and amounts to the CMS Dispute Arbitrator, and such disputed items and amounts shall be finally resolved by the CMS Dispute Arbitrator. The CMS Dispute Arbitrator shall prepare a written report setting forth the resolution of the disputed items and amounts and the final calculation of the Actual Net CMS Reconciliation Amount and the CMS Reconciliation Payment Amount. Such report of the CMS Dispute Arbitrator shall be delivered to Parent and the Shareholder Representative as promptly as possible and the final determination of the CMS Dispute Arbitrator of such disputed items and amounts (and the Actual Net CMS Reconciliation Amount and the CMS Reconciliation Payment Amount derived therefrom) and shall be final, conclusive and binding upon each of the parties to this Agreement and shall not be subject to appeal of any kind. The fees and expenses of the CMS Dispute Arbitrator shall be borne equally by Parent and the Shareholder Representative. Each of Parent and MHRx shall provide all work papers, books and records, employees and accountants that are requested by the CMS Dispute Arbitrator in connection with the resolution of any such dispute.

(e)       Payments. Subject to Section 2.14, any payment due pursuant to this Section 2.12 shall be paid within five (5) Business Days after the final determination of such amount pursuant to this Section 2.12 (such date, the "CMS Reconciliation Payment Date") and shall consist of (i) a number of shares of Parent Common Stock (which in the case of shares being issued by Parent shall have been registered under the Securities Act or be eligible to be sold immediately pursuant to an effective registration statement in form and substance reasonably acceptable to Parent and the Shareholder Representative) equal to (A) forty-five percent (45%) of such payment amount divided by (A) the Fair Market Value of a share of Parent Common Stock (provided that if the Parent Common Stock is then traded on the

NASDAQ Global Select Market, such Fair Market Value shall be determined by reference to the average of the high and low trading price of the Parent Common Stock on a ten trailing day average basis for the last ten trading days immediately preceding the CMS Reconciliation Payment Date) and (ii) the remaining fifty-five percent (55%) of such payment shall be made by wire transfer of immediately available funds to an account or accounts designated by or on behalf of the party or parties receiving such payment; provided, however, that any Indemnifying Member that is obligated to make a payment to Parent pursuant to this Section 2.12 may, at its election, pay its Indemnification Percentage of such payment amount in cash by wire transfer of immediately available funds. If Parent is required to make a payment to MHRx pursuant to this Section 2.12, such payment shall be made to the Indemnifying Members to the extent that MHRx has distributed the right to receive such payment to such Persons.

(f)        Tax Treatment. Except to the extent that a portion of any payment made pursuant to this Section 2.12 is required to be treated as imputed interest under Section 483 of the Code, the parties will treat any such payment as an adjustment to the Merger Consideration for Tax and financial reporting purposes.

(g)       For the avoidance of doubt, the CMS Reconciliation Payment Amount calculated pursuant to Section 2.12 is not limited to the CMS reconciliation required under 42 C.F.R 423.343, but includes the 2006 CMS Reconciliation, Plan to Plan Post Reconciliation and State Claims Post Reconciliation in connection with the Company's 2006 plan year. In addition, any corollary true-up adjustments that would have been made in connection with any agreements entered into by the Company, including but not limited to NCPA Agreement and the Hannover Reinsurance Agreement, shall be considered in calculating the CMS Reconciliation Payment Amount.

Section 2.13	Contingent Payments.

(a)       Additional Merger Consideration. Subject to and upon the terms and conditions of this Agreement, on each Earnout Payment Date, Parent shall pay to MHRx as additional Merger Consideration the Annual Earnout Amount due with respect to the immediately preceding Annual Earnout Period. Notwithstanding the foregoing, Parent may, in its sole discretion, elect to pay to MHRx an Annual Earnout Amount (or a portion thereof) despite the Annual EBITDA (or, for the Annual Earnout Period ending December 31, 2010, the Annual EBITDA plus the TRICARE Amount) being less than the EBITDA Threshold for such Annual Earnout Period. Payments made pursuant to this Section 2.13 shall not be subject to any right of setoff.

(b)       Annual Earnout Financials; Annual Earnout Statement; Dispute Resolution.

(i)        As soon as practicable and in any event not later than ninety (90) days after the last day of each Annual Earnout Period, Parent shall, at Parent's expense, prepare or cause to be prepared and delivered to the Shareholder Representative an income statement of the MH Business for such immediately preceding Annual Earnout Period ("Annual Earnout Financials") together with a statement (each an "Annual Earnout Statement") setting forth in reasonable detail its determination (together with all supporting calculations) of Annual EBITDA for such period and the Annual Earnout Amount, if any, for such period, each such amount and all such statements to be prepared and calculated in good faith and in accordance with the terms of this Agreement. In connection with the delivery of the Annual Earnout Financials and Annual Earnout Statement relating to the final Annual Earnout Period (i.e., January 1, 2010 through December 31, 2010), Parent shall also include as part of such Annual Earnout Statement, a reasonably detailed calculation of the TRICARE Amount calculated in good faith and in accordance with the terms of this Agreement.

(ii)       Parent shall provide the Shareholder Representative and its representatives prompt and complete access to all of the work papers of Parent and its representatives relating to the preparation of the Annual Earnout Financials and each Annual Earnout Statement and access to all other books and records, employees and accountants of Parent and its Subsidiaries as may be reasonably requested by the Shareholder Representative in connection with its review of such Annual Earnout Financials and Annual Earnout Statements; provided that Parent shall only be required to exercise its commercially reasonable efforts to require its accountants to provide the Shareholder Representative with access to such accountants' work papers. If the Shareholder Representative determines that any Annual Earnout Financials or Annual Earnout Statements (or any Annual Earnout Amount or TRICARE Amount, if applicable, reflected thereon) has not been prepared or calculated in accordance with this Agreement, the Shareholder Representative shall be entitled to deliver a notice of disagreement (an "Earnout Disagreement Notice") to Parent within 60 days of its receipt of such Annual Earnout Financials and Annual Earnout Statement. Each Earnout Disagreement Notice shall set forth in reasonable detail those items or amounts set forth in such Annual Earnout Financials and/or Annual Earnout Statement as to which the Shareholder Representative disagrees and the reasons for such disagreement. If no Earnout Disagreement Notice is delivered within such 60-day period, such Annual Earnout Financials and Annual Earnout Statement (and each calculation of the Annual Earnout Amount and/or TRICARE Amount, as applicable, reflected thereon) shall become final, conclusive and binding on the parties hereto for all purposes of this Section 2.13 as of 5:00 p.m. (New York City time) on such 60th day, or, if earlier, upon the Shareholder Representative's written acceptance of the Annual Earnout Financials and Annual Earnout Statement (including each calculation of the Annual Earnout Amount and/or TRICARE Amount, as applicable, reflected thereon).

(iii)      If the Shareholder Representative delivers an Earnout Disagreement Notice to Parent within the 60-day period described above, the parties shall use their good faith, commercially reasonable efforts to reach agreement on the disputed items or amounts in order to finalize such Earnout Financial Statements and determine the Annual Earnout Amount for such period (including the TRICARE Amount, if applicable) during the thirty (30) day period following the delivery of such Earnout Disagreement Notice by submitting such dispute to a panel consisting of the MHRx Representative, the Parent

Representative and Charles E. Hallberg (the "Dispute Panel"). The Dispute Panel shall attempt to resolve such disputed items and amounts in good faith including, if necessary, by conducting not less than two in person meetings to discuss such dispute. If the Dispute Panel does not resolve all such disputed items or amounts set forth in the Earnout Disagreement Notice within such thirty (30) day period, Parent and the Shareholder Representative shall retain an appraisal or valuation firm of national reputation that is mutually acceptable to Parent and the Shareholder Representative (the “Arbitrator”) pursuant to a customary engagement letter proposed by the Arbitrator and reasonably acceptable to Parent and the Shareholder Representative and submit all such disputed items and amounts to the Arbitrator for final resolution of such disputed items and amounts in accordance with the terms of this Agreement and such engagement letter. Parent and the Shareholder Representative will have the opportunity to present their positions with respect to such disputed items and amounts to the Arbitrator, and such disputed items and amounts shall be finally resolved by the Arbitrator. The Arbitrator shall prepare a written report setting forth the resolution of the disputed items and amounts and the final calculation of the disputed Annual Earnout Amount (including the TRICARE Amount, if applicable). Such report of the Arbitrator shall be delivered to Parent and the Shareholder Representative as promptly as possible and the final determination of the Arbitrator of such disputed items and amounts (and such Annual Earnout Amount (including the TRICARE Amount, if applicable) derived therefrom) and shall be final, conclusive and binding upon each of the parties to this Agreement and shall not be subject to appeal of any kind. The fees and expenses of the Arbitrator shall be borne by Parent; provided, that MHRx shall pay all such fees and expenses in the event that the Annual Earnout Amount (including the TRICARE Amount, if applicable) proposed by Parent are, in the aggregate, greater than or not more than $1,000,000 less than the final amounts as determined by the Arbitrator. Each of Parent and the Shareholder Representative shall provide all work papers, books and records, employees and accountants that are requested by the Arbitrator in connection with the resolution of any such dispute.

(iv)      Subject to Section 2.14, any payments required to be made pursuant to this Section 2.13 shall be paid by Parent to MHRx (or its members, if the right to receive such payment has been distributed to such Persons by MHRx), within five (5) Business Days after the final determination of such amount pursuant to this Section 2.13 (each an "Earnout Payment Date") and shall consist of (i) a number of shares of Parent Common Stock that have been registered under the Securities Act (or which are eligible to be sold immediately pursuant to an effective registration statement in form and substance reasonably acceptable to Parent and the Shareholder Representative) equal to (A) forty-five percent (45%) of such payment amount divided by (B) the Fair Market Value of a share of Parent Common Stock (provided that if the Parent Common Stock is then traded on the NASDAQ Global Select Market, such Fair Market Value shall be determined by reference to the average of the high and low trading price of the Parent Common Stock on a ten trailing day average basis for the last ten trading days of the immediately preceding Annual Earnout Period to which such payment relates) and (ii) the remaining fifty-five percent (55%) of such payment shall be made by wire transfer of immediately available funds to an account or accounts designated by the Shareholder Representative.

(c)       Operations of the MH Business; Certain Principles of Allocation. The parties agree that at all times during the period from the date hereof through December 31, 2010 the MH Business shall be conducted in accordance with the following principles and the financial statements required to be prepared and calculations required to be made pursuant to this Section 2.13 shall be prepared and calculated in accordance with the following terms and conditions:

(i)        Parent shall, in good faith, operate the MH Business in a commercially reasonable manner.

(ii)       Parent shall provide the Shareholder Representative with reasonable access to the books, records and employees of the MH Business and use its commercially reasonable efforts to keep the Shareholder Representative and the MHRx Representative informed on a reasonably current basis of all material developments relating to the MH Business including by making available to the MHRx Representative within a reasonable period of time prior to the implementation thereof, all operating budgets for the MH Business and by making the Parent Representative available to the Shareholder Representative to discuss such operating budgets.

(iii)      All expenses relating to the MH Business and any other business conducted by Parent and its Subsidiaries shall be allocated by Parent in good faith among such businesses in a fair and reasonable manner and in a manner consistent past practice and other allocations of expense by Parent to its different business lines for other purposes; provided, that (A) with respect to the Part D Business, if during any relevant period Parent provides any services to the MH Business that are being provided by a third party on the date hereof, the costs of such services shall be allocated on a variable cost basis in order to provide the MH Business the benefits of any synergies associated with in internalization of such expenses; (B) items of income or expense attributable to the operation of any portion of the MH Business that is acquired by Parent after the Closing Date through the purchase of any business enterprise, division or line of business (excluding, for the avoidance of doubt, any CMS contracts acquired by novation) that would otherwise be included within the calculation of Annual EBITDA shall be excluded from the calculations contemplated by this Section 2.13; (C) if Parent, the Company or any of their respective Subsidiaries sells, leases, transfers or otherwise disposes of assets of the MH Business after the Closing Date, Parent and the Shareholder Representative shall negotiate in good faith and arrive at a fair and reasonable adjustment to the Annual EBITDA calculation to reflect the impact of such disposition (and if unable to agree thereon shall submit such matter to the Dispute Panel (and, if necessary, the Arbitrator) for resolution, as soon as possible and, if practicable, prior to the consummation of such transaction, on a basis consistent with the procedures set forth in Section

2.13(b)(iii); (D) with respect to the Private Fee-for-Service Business, Annual EBITDA shall be calculated on the basis of the premiums received for such business less direct expenses of such business, less medical losses calculated on a basis that is consistent with the company-wide loss ratio of Parent and its Subsidiaries for such period and less a fair and reasonable good faith allocation of all indirect expenses; (E) expenses of integrating the MH Business shall be included as expenses of the MH Business and (F) costs and expenses related to the National Community Pharmacy Association shall be included as expenses of the MH Business.

(d)       Tax Treatment. Except to the extent that a portion of any payment made pursuant to this Section 2.13 is required to be treated as imputed interest under Section 483 of the Code, the parties will treat any such payment as an adjustment to Merger Consideration for Tax and financial reporting purposes.

Section 2.14    Certain Adjustments. Notwithstanding anything to the contrary contained in Section 2.12, Section 2.13 or Section 8.2(e), if Parent, MHRx or any Indemnifying Member is required to deliver any cash or shares of Parent Common Stock to any other Person which would be treated as an adjustment to the Merger Consideration pursuant to Section 2.12(f), Section 2.13(d) or Section 8.2(g), the relative mix of such cash and stock to be delivered shall be adjusted (i) if the cash and shares are being delivered to MHRx or any Indemnifying Member, by increasing the shares and decreasing the cash to be delivered or (ii) if the cash and shares are being delivered to Parent, by decreasing the shares and increasing the cash to be delivered, if necessary (and only to the extent necessary) so that, after the delivery of such cash and shares, the Fair Market Value of all Parent Shares included in the Merger Consideration (valued as of the trading day immediately preceding the Closing Date) is in the aggregate not less than 40% of the total Merger Consideration (with all Parent Shares being valued at their Fair Market Value as of the trading day immediately preceding the Closing Date). In each case, the required cash payment will be adjusted up or down to the extent necessary so that the total amount of such purchase price adjustment (based on the valuation methodology for Parent Common Stock set forth in Section 2.12(e), Section 2.13(b)(iv) or Section 8.2(e), as applicable) is not, in the aggregate, altered.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company Disclosure Schedules, the Company hereby represents and warrants to each of Parent and each of the Merger Subs as follows:

Section 3.1      Organization, Good Standing, Qualification and Power. Each of the Company and its Subsidiaries and MHRx is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation, formation or organization, as the case may be, specified on Schedule 3.1 and has the requisite corporate or limited liability company power and authority to own or lease its properties and assets and to carry on its business as presently conducted. Each of the Company and its Subsidiaries and MHRx is duly qualified to transact business and is in good standing in each jurisdiction wherein the nature of its business or the ownership of its assets makes such qualification necessary, except where the failure to be so qualified and in good standing has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has delivered to Parent true and complete copies of the Governing Documents of MHRx and the Company and its Subsidiaries, as currently in effect. Neither the Company nor any Subsidiary of the Company nor MHRx is in material violation of or material default under the provisions of any such Governing Documents.

Section 3.2      Authority; Execution and Delivery; Enforceability. Each of the Company and MHRx has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby, all of which have been duly authorized by all requisite corporate or limited liability company, as applicable, action on its part. Each of MHRx and the Company has duly executed and delivered this Agreement and (assuming this Agreement has been duly and validly authorized, executed and delivered by Parent and each of the Merger Subs), this Agreement is a valid and binding agreement of the Company and MHRx, enforceable against the Company and MHRx in accordance with its terms, except as the enforceability hereof or thereof may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar Legal Requirements affecting the enforcement of creditors' rights generally or (ii) applicable equitable principles (whether considered in a proceeding at law or in equity).

Section 3.3      Non-contravention. Neither the execution and delivery of this Agreement by the Company and MHRx nor the fulfillment of and the performance by the Company and MHRx of their respective obligations hereunder will (i) contravene any provision contained in the Governing Documents of MHRx or the Company or any of the Subsidiaries of the Company, (ii) conflict with, violate or result in a breach (with or without the lapse of time, the giving of notice or both) of, permit any Person to terminate, or constitute a default (with or without the lapse of time, the giving of notice or both) under (A) except as set forth on Schedule 3.3, any contract, agreement, commitment, indenture, mortgage, lease, pledge, note, bond, license, permit, Governmental Authorization, Waiver or other instrument or obligation to which MHRx, the Company or any Subsidiary of the Company is a party or is bound or to which any of their respective properties or assets are subject or (B) assuming the completion of the actions described in Section 3.4 and on Schedule 3.4, any Legal Requirement to which MHRx, the Company or any Subsidiary of the Company is bound or subject or to which any of their respective assets or properties are subject, (iii) result in the creation or imposition of any Lien on any of the assets or properties of the Company or any Subsidiary, or (iv) except as set forth on Schedule 3.3, result in the acceleration of, or permit any Person to terminate, modify, cancel, accelerate or declare due and payable prior to its stated maturity, any obligation of MHRx, the Company or any Subsidiary of the Company, which in the case of any of clauses (ii) through (iv) above, would reasonably be expected to have a Company Material Adverse Effect.

Section 3.4      Consents. No notice to, filing with, or authorization, registration, consent or approval of any Governmental Authority or other Person is necessary for the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated by this Agreement by MHRx or the Company, except for (i) compliance with and filings under the HSR Act, (ii) compliance with the notice and approval requirements of CMS applicable to the transactions contemplated by this Agreement, (iii) the filing of the Certificates of Merger and any related documents with the Secretaries of State of the States of Ohio and Delaware and appropriate foreign qualification documents, if any, with the relevant authorities of other states in which the Company does business, (iv) filings and approvals required by state insurance departments, departments of health, and/or other Governmental Authorities having jurisdiction over the Governmental Authorizations or any part of the Company's business, each as set forth on Schedule 3.4, and (v) other notices, filings, authorizations, registrations, consents or approvals set forth on Schedule 3.4.

Section 3.5	Capitalization of MHRx, the Company; Company Subsidiaries.

(a)       Set forth on Schedule 3.5(a) is the number of authorized, issued and outstanding shares of capital stock of the Company as of the date hereof. On the date hereof, all of the issued outstanding shares of Company Common Stock are owned beneficially and of record by MHRx, have been validly issued, and are fully paid and nonassessable. Except as set forth on Schedule 3.5(a), there are no other issued or outstanding equity securities of the Company and (b) there are no other issued and outstanding securities of the Company convertible into or exchangeable for, at any time, equity securities of the Company. Except as set forth on Schedule 3.5(a), there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of the Company.

(b)       Except as set forth on Schedule 3.5(b), there are not any stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting or transfer of any shares of Company Common Stock. All registration rights agreements, stockholders' agreements and voting agreements to which the Company or any of its Subsidiaries is a party are identified on Schedule 3.5(b).

(c)       Set forth on Schedule 3.5(c) is the number of authorized, issued and outstanding shares of capital stock (or other ownership interests) of each Subsidiary of the Company. All of the issued and outstanding shares of capital stock (or other ownership interests) of each of the Subsidiaries of the Company are owned beneficially and of record by the Company or another Subsidiary of the Company as set forth on Schedule 3.5(c), have been validly issued, and are fully paid and nonassessable and, except as set forth on Schedule 3.5(c), are held free and clear of any preemptive rights (other than such rights as may be held by the Company or a Subsidiary of the Company) or Liens (other than Permitted Liens). Except as set forth on Schedule 3.5(c), there are no other issued or outstanding equity securities of any Subsidiary of the Company and there are no other issued and outstanding securities of any Subsidiary of the Company convertible into or exchangeable for, at any time, equity securities of any Subsidiary of the Company. Except as set forth on Schedule 3.5(c), there are no (i) outstanding obligations of the Company or any Subsidiary of the Company to repurchase, redeem or otherwise acquire any capital stock (or other ownership interests) of any of the Subsidiaries of the Company or (ii) voting trusts, proxies or other agreements with respect to the voting or transfer of the capital stock (or other ownership interests) of the Subsidiaries of the Company.

(d)       Except for the capital stock (or other ownership interests) of the Subsidiaries of the Company, the Company does not own, directly or indirectly, (i) any shares of outstanding capital stock or membership interests of any other corporation or limited liability company or securities convertible into or exchangeable for capital stock or membership interests of any other corporation or limited liability company (ii) any equity or other participating interest in the revenues or profits of any Person, and neither the Company nor any of its Subsidiaries is subject to any obligation to make any investment (in the form of a loan, capital contribution or otherwise) in any Person.

Section 3.6	Financial Statements.

(a)       Attached hereto as Schedule 3.6(a) are copies of the audited consolidated balance sheets of the Company and its consolidated Subsidiaries as of December 31, 2006 (the "Latest Company Balance Sheet"), December 31, 2005 and 2004 and the related audited consolidated statements of income, cash flow and changes in stockholder's equity of the Company and its consolidated Subsidiaries for the annual periods then ended (the "Company Financial Statements").

(b)       Except as set forth on Schedule 3.6(b), the Company Financial Statements (i) have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods covered thereby, except as may be indicated in the notes thereto, and (ii) fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as of the dates and for the periods indicated.

Section 3.7      No Undisclosed Liabilities. Except as set forth on Schedule 3.7, neither the Company nor any of its Subsidiaries has any liability other than (i) liabilities reflected in the Company Financial Statements (including the related notes thereto), (ii) liabilities arising under Contractual Obligations that are connected with future performance under such Contractual Obligations and not required to be reflected on a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP, (iii) liabilities that were incurred in the ordinary course of business since the date of the Latest Company Balance Sheet and (iv) liabilities that have not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.8      Title to Tangible Personal Property. The Company or a Subsidiary of the Company has good title to all of the tangible personal property reflected as being owned by them on the Latest Company Balance Sheet, in each case, free and clear of Liens (other than Permitted Liens), except for any such assets which have been sold or otherwise disposed of since the date of the Latest Company Balance Sheet or where the failure to have such good title has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company and its Subsidiaries own or lease all material tangible assets necessary for the conduct of their business as presently conducted.

Section 3.9      Absence of Certain Developments. Except as set forth on Schedule 3.9, during the period beginning on the date of the Latest Company Balance Sheet and ending on the date of this Agreement, (a) there has not been any change, event, fact, circumstance, occurrence or effect that has had or would reasonably be expected to have a Company Material Adverse Effect and (b) each of the Company and its Subsidiaries has conducted its business in the ordinary course substantially consistent with past practices. Without limiting the generality of the foregoing, except as set forth on Schedule 3.9, none of the Company or any of its

Subsidiaries has taken any action that would have constituted a violation of Section 5.2(b) of this Agreement if Section 5.2(b) had been in effect at all times since the date of the Latest Company Balance Sheet.

Section 3.10    Governmental Authorizations; Licenses; Etc. Except as set forth on Schedule 3.10, the business of each of the Company and its Subsidiaries is now and has been at all times since January 1, 2005 operated in compliance in all material respects with all applicable Legal Requirements. Except as set forth on Schedule 3.10, each of the Company and its Subsidiaries has all material permits, Waivers, licenses, approvals, certificates, Governmental Authorizations, and has made all notifications, registrations, certifications and filings with all Governmental Authorities, necessary or advisable for the operation of its business as currently conducted. Except as set forth on Schedule 3.10, all such material permits, Waivers, licenses, approvals, certificates and Governmental Authorizations are in full force and effect. Except as set forth on Schedule 3.10, there is no action, audit, case, proceeding or investigation pending or, to Company's Knowledge, threatened in writing by any Governmental Authority with respect to (i) any alleged violation by the Company or any of its Subsidiaries of any Legal Requirement, (ii) any alleged failure by the Company or any of its Subsidiaries to have any permit, license, Waiver, approval, certification or other authorization required in connection with the operation of the business of the Company and its Subsidiaries or (iii) any change or amendment to the permits, licenses, Waiver, approvals, certifications or other authorizations which would impair the ability of the Company and/or its Subsidiaries to operate in the normal course, in each case except as has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has not been determined to be out of material compliance with Payment Program requirements such that there would result in a denial of payment and no statement of charges or deficiencies has been made by any Governmental Authority, except as has not had and would not reasonably be expected to have a Company Material Adverse Effect. This Section 3.10 does not relate to matters with respect to Taxes (which are the subject of Section 3.12), Environmental Matters (which are subject to Section 3.13), Employee Matters (which are the subject of Section 3.14) or Employee Benefit Plans (which are the subject of Section 3.15). The Company has not received notice from CMS that the accounting methodology employed by the Company in booking additional generic dispensing fees paid by the Company to network pharmacies is not in compliance in all material respects with applicable Legal Requirements.

Section 3.11    Litigation. Except as set forth on Schedule 3.11, there are no judgments, decrees, lawsuits, actions, proceedings, claims, complaints, injunctions or orders by or before any Governmental Authority pending or, to Company's Knowledge, threatened in writing or, to Company's Knowledge, any pending investigation by any Governmental Authority, in any such case, against the Company or any of its Subsidiaries.

Section 3.12	Taxes.

(a)       Except as set forth on Schedule 3.12(a), each of the Company and its Subsidiaries has duly and timely filed all material Tax Returns required to be filed by it, all such Tax Returns have been prepared in material compliance with all applicable Legal Requirements and are true, correct and complete in all material respects. Except as set forth on Schedule 3.12, all Taxes owed by each of the Company and its Subsidiaries, whether or not shown as due on any such Tax Return, have been timely paid.

(b)	Except as set forth on Schedule 3.12(b):

(i)        neither the Company nor any of its Subsidiaries is currently the subject of a Tax audit or examination nor is party to any claim, dispute, action or controversy;

(ii)       neither the Company nor any of its Subsidiaries has consented to extend the time, or is the beneficiary of any extension of time, in which any Tax may be assessed or collected by any taxing authority; and

(iii)      neither the Company nor any of its Subsidiaries has received from any taxing authority any written notice of proposed adjustment, deficiency, underpayment of Taxes or any other such written notice which has not been satisfied by payment or been withdrawn; and

(iv)      neither the Company nor any of its Subsidiaries is presently the beneficiary of any extension of time within which to file any Tax Return.

(c)       No claim, or notice of a claim, has ever been made by an authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

(d)       Neither the Company nor any of its Subsidiaries has any income or gain reportable for a taxable period ending after the Closing Date but attributable to (i) a transaction (e.g., an installment sale) occurring in or (ii) a change in accounting method made for, a taxable period beginning prior to the Closing Date which resulted in a deferred reporting of income or gain from such transactions or a timing difference in the reporting of income or gain between Tax and GAAP accounting methods or from such change in accounting method.

(e)       The unpaid Taxes of the Company and its Subsidiaries did not, as of December 31, 2006, exceed the reserve for Taxes (rather than any reserve for deferred Taxes established to reflect timing differences between GAAP and Tax income) set forth on the face of the Latest Company Balance Sheet. The Company and its Subsidiaries have paid all estimated Taxes required to be paid for the Company's, and each of its Subsidiaries', current taxable year.

(f)        Neither the Company nor any of its Subsidiaries has ever been a member of a combined, consolidated, affiliated or unitary group for Tax purposes.

(g)       Neither the Company nor any of its Subsidiaries is, or ever has been, a party to any Tax sharing indemnity or similar agreement allocating tax liability that will not be terminated on the Closing Date without any future liability to the Company or such Subsidiary (including for past Taxes).

(h)       The Company and its Subsidiaries have not agreed to, and are not required to, make any adjustments or changes either on, before or after the Closing Date, to their accounting methods pursuant to Section 481 of the Code (or similar provisions of state, local, or foreign law), and neither the Internal Revenue Service nor any Taxing authority has proposed any such adjustments or changes in the accounting methods of the Company or any of its Subsidiaries.

(i)        Neither the Company nor any of its Subsidiaries has entered into a "reportable transaction" as such term is defined in Section 6707A(c) of the Code.

(j)        Neither the Company nor any of its Subsidiaries is a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(k)       None of the assets or properties of the Company or any of its Subsidiaries are (i) tax-exempt use property under Section 168(h) of the Code; (ii) tax-exempt bond financed property under Section 168(g) of the Code; (iii) limited use property under Revenue Procedure 2001-28; or (iv) treated as owned by any other Person under Section 168 of the Code.

(l)        Except as set forth on Schedule 3.12(l), the Company and its Subsidiaries have complied, in all material respects, with all obligations to withhold and remit Taxes (for employees, creditors or otherwise) and  (i)  there is no compensatory arrangement in existence that would require any withholding of Taxes as a result of the transactions contemplated by this Agreement and (ii) no documentation of any of the arrangements contemplated in Exhibit E has been executed since December 31, 2006 other than the Agreement Among Members dated May, 7, 2007 and Amendment No. 1 to the Limited Liability Company Agreement of MHRx  dated May 7, 2007. There shall be no Tax cost to the Company, Parent or any Subsidiary of Parent or the Company as a result of the documentation described in clause (ii) above and the documentation described in Section 5.11(d); it being understood that there will be no such Tax cost to the extent that Parent and the Company are advised of the amount of any Tax withholding obligation of the Company or any Subsidiary of the Company prior to the Closing Date, and Parent and the Company have the opportunity to cooperate to withhold Merger Consideration to satisfy such obligation.

(m)      Since January 1, 2006, the Company has not made any distributions or dividends.

Section 3.13	Environmental Matters. Except as set forth on Schedule 3.13 hereto:

(a)       the Company and its Subsidiaries are in compliance with all Environmental Laws, except for any failures to comply as have not had and would not reasonably be expected to have a Company Material Adverse Effect;

(b)       the Company and its Subsidiaries have obtained and are in compliance with all permits, licenses and other authorizations that are required pursuant to Environmental Laws, except for any such failure to obtain or comply as has not had and would not reasonably be expected to have a Company Material Adverse Effect;

(c)       neither the Company nor any of its Subsidiaries has received any written notice, report or other information regarding any actual or alleged violation of Environmental

Laws, or any liabilities for personal injury, property damage or cleanup obligations arising under Environmental Laws, in either case, which violation or liability had or would reasonably be expected to have a Company Material Adverse Effect;

(d)       to Company's Knowledge, there has been no release or threatened release of any Hazardous Substance on, upon, into or from any site leased or otherwise used by the Company or any of its Subsidiaries, other than such releases or threatened releases that have not had and would not reasonably be expected to have a Company Material Adverse Effect;

(e)       to Company's Knowledge, there have been no Hazardous Substances generated by the Company or its Subsidiaries that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state, or local "superfund" site list or any other similar list of hazardous or toxic waste sites published by any Governmental Authority in the United States; and

(f)        to Company's Knowledge, are no underground storage tanks located on, PCBs (polychlorinated biphenyls) or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act stored on, any site leased or operated by the Company and its Subsidiaries, except for the storage of hazardous waste in substantial compliance with Environmental Laws.

(g)       Notwithstanding anything herein to the contrary, the representations and warranties in this Section 3.13 are the sole and exclusive representations and warranties of the Company and its Subsidiaries concerning environmental matters, including without limitation matters arising under Environmental Laws.

Section 3.14	Employee Matters.

(a)       Except as set forth on Schedule 3.14(a), (i) neither the Company nor any of its Subsidiaries has entered into any collective bargaining agreement with respect to its employees, (ii) there is no labor strike, labor dispute, or work stoppage or lockout pending or, to Company's Knowledge, threatened against or affecting the Company or any of its Subsidiaries and since January 1, 2005 there has been no such action, (iii) to Company's Knowledge, no union organization campaign is in progress with respect to any of the employees of the Company or its Subsidiaries, and (iv) there is no unfair labor practice, charge or complaint pending or, to Company's Knowledge, threatened against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has engaged in any plant closing or employee layoff activities since January 1, 2003 that would violate or give rise to an obligation to provide any notice required pursuant to the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local plant closing or mass layoff statute, rule or regulation.

(b)       Except as set forth on Schedule 3.14(b), to Company's Knowledge, the activities of the employees of the Company and its Subsidiaries with respect to the business of the Company and its Subsidiaries do not conflict with or constitute a breach of the terms of any employment agreement, intellectual property disclosure agreement, restrictive covenant or other agreement under which such employee is obligated or bound, and neither the Company nor any Subsidiary has received (in the past two years) any written allegation to such effect.

(c)       Except as set forth on Schedule 3.14(c), (A) the Company and its Subsidiaries are and have been since January 1, 2005 in compliance in all material respects with all applicable laws relating to labor or labor relations and employment terms and conditions, including any provisions thereof relating to (i) wages, hours, bonuses, commissions, termination pay, vacation pay, sick pay and the payment and/or accrual of the same and all insurance and all other costs and expenses applicable thereto, (ii) unlawful, wrongful, or retaliatory or discriminatory employment or labor practices, (iii) occupational health and safety standards and (iv) immigration, workers' compensation, disability, unemployment compensation, whistleblower laws, and other employment laws and (B) all employees are authorized to work in the United States and a Form I-9 has been completed properly and retained with respect to each employee, except in the case of (B) where failure to comply has not had and would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Subsidiary is liable for any material arrearage, or any material costs or penalties for failure to comply with any of the foregoing.

Section 3.15	Employee Benefit Plans.
(a)	Schedule 3.15(a) lists all Company Employee Benefit Plans.

(b)       Except as set forth on Schedule 3.15(b), no Company Employee Benefit Plan is a Multiemployer Plan or a plan that is subject to Title IV of ERISA, and no Company Employee Benefit Plan provides health or other welfare benefits to former employees of the Company or any of its Subsidiaries other than as required by COBRA.

(c)       Except as set forth on Schedule 3.15(c): (i) each Company Employee Benefit Plan has been maintained and administered in compliance in all material respects with the applicable requirements of ERISA, the Code and any other applicable Legal Requirements, (ii) each Company Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, and (iii) to Company's Knowledge, there are no facts or circumstances that would be reasonably likely to adversely affect the qualified status of any such Company Employee Benefit Plan.

(d)       Except as set forth on Schedule 3.15(d): (i) no material liability under Title IV of ERISA has been or, to Company's Knowledge, is expected to be incurred by the Company, any of its Subsidiaries or any Company ERISA Affiliate, and (ii) all contributions and premium payments that are due with respect to any Company Employee Benefit Plan prior to the Closing Date have been made and all contributions and premium payments with respect to any Company Employee Benefit Plan that are not yet due prior to the Closing Date have been made or properly accrued. No event has occurred that has resulted in or could subject the Company to a tax under Section 4971 of the Code or its assets to a lien under Section 412(n) of the Code.

(e)       The Company and the Company ERISA Affiliates have complied, in all material respects, with the requirements of COBRA.

(f)        None of the Company, its Subsidiaries or, to Company's Knowledge, any other Person has engaged in any transaction with respect to any Company Employee Benefit Plan that would be reasonably likely to subject the Company or any of its Subsidiaries to any material excise tax or penalty imposed by ERISA, the Code or other applicable Legal Requirement.

(g)       With respect to each Company Employee Benefit Plan, there are no existing (or, to Company's Knowledge, threatened) lawsuits, claims, or other controversies, other than claims for information or benefits in the normal course.

(h)       With respect to each Company Employee Benefit Plan, the Company has made available to Parent true, complete and correct copies, to the extent applicable, of (i) the plan and trust documents and the most recent summary plan description, (ii) the most recent annual report (Form 5500 series), (iii) the most recent financial statements, and (iv) the most recent Internal Revenue Service determination letter.

(i)        No payment which is or may be made by, from or with respect to any Company Employee Benefit Plan, to any employee, former employee, director or agent of the Company or any Company ERISA Affiliate, either alone or in conjunction with any other payment, event or occurrence, will or could properly be characterized as an "excess parachute payment" under Section 280G of the Code (or any corresponding provision of state, local or foreign tax law).

(j)        Except as set forth on Schedule 3.15(j), to the extent that any Company Employee Benefit Plan constitutes a "non-qualified deferred compensation plan" within the meaning of Section 409A of the Code, such Company Employee Benefit Plan has been operated in good faith compliance with Section 409A of the Code.

(k)       Except as set forth on Schedule 3.15(k), no payment which is or may be made by the Company, to any employee, former employee, director or agent, will become due, triggered or payable as the result of the announcement or consummation of the transactions contemplated by this Agreement.

Section 3.16	Intellectual Property Rights.

(a)       Except as set forth on Schedule 3.16(a), and except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries own all right, title and interest in, free and clear of conditions, adverse claims and other restrictions and Liens, or have a valid and enforceable license or other legal right to use, all of the Intellectual Property Rights necessary for or otherwise used in the conduct of the business of the Company and its Subsidiaries as currently conducted (collectively, the "Company Intellectual Property Rights"). Schedule 3.16(a) sets forth a complete and correct list of the following categories of Intellectual Property Rights that are owned by the Company and its Subsidiaries: (i) registered trademarks and material unregistered trademarks; (ii) Patents; (iii) registered copyrights; (iv) domain names, and (v) Software; in each case listing, as and if applicable, (A) the name of the applicant/registrant and current owner, (B) the jurisdiction where the application/registration is located, and (C) the application or registration number. Schedule 3.16(a) separately sets forth a complete and correct list of (i) all agreements under which the Company or any of its Subsidiaries uses or has the right to use any material Intellectual Property Rights owned by third parties and (ii) all agreements under which the Company or any of its

Subsidiaries has licensed to others the right to use any material Intellectual Property Rights owned by the Company and its Subsidiaries.

(b)       To Company's Knowledge, the Intellectual Property Rights set forth in Schedule 3.16(a) are valid and enforceable by the Company and/or its Subsidiaries. Except as set forth on Schedule 3.16(b), there is not pending against the Company or any of its Subsidiaries or, to Company's Knowledge, threatened against the Company or any of its Subsidiaries any claim by any third party contesting the validity, enforceability, ownership, or the Company's and its Subsidiaries' rights with respect to, any Company Intellectual Property Rights, and there has been no such claim pending or, to Company's Knowledge, threatened in the past three (3) years. Except as set forth on Schedule 3.16(b), the operations of the Company and its Subsidiaries, and the provision of goods and services therein, do not infringe or misappropriate any Intellectual Property Rights of any third party, except as would not reasonably be expected to have a Company Material Adverse Effect. Except as set forth on Schedule 3.16(b), there is no pending or, to the Company's Knowledge, threatened assertion or claim and there has been no such assertion or claim in the last three (3) years asserting that the operations of the Company or any of its Subsidiaries infringe upon or misappropriate in any way with any Intellectual Property Rights of any Person.

(c)       The Company and its Subsidiaries have taken all reasonable and appropriate steps to protect and maintain the material Intellectual Property Rights owned by the Company or its Subsidiaries. The Company and its Subsidiaries have taken all reasonable and appropriate steps to protect and preserve the confidentiality of all of the Trade Secrets that comprise any part of the Company Intellectual Property Rights except as would not reasonably be expected to have a Company Material Adverse Effect, and to the Company's Knowledge, there are no unauthorized uses, disclosures or infringements of any such Trade Secrets by any Person. All use and disclosure by the Company and its Subsidiaries of Trade Secrets owned by another Person has been pursuant to the terms of a written agreement with such Person or is otherwise lawful.

(d)       The Company and its Subsidiaries have secured and have a policy to secure valid written assignments from all consultants, contractors and employees who contribute or have contributed to the creation or development of any material Intellectual Property Rights, of the rights to such contributions that the Company and its Subsidiaries do not already own by operation of law.

(e)       To Company's Knowledge, no material Software included in the Company Intellectual Property Rights contains any computer code or any other procedures, routines or mechanisms which may: (i) disrupt, disable, harm or impair in any material way such Software's operation, (ii) cause such Software to damage or corrupt any material data, storage media, programs, equipment or communications of the Company or any of its Subsidiaries or their respective clients, or otherwise materially interfere with their respective operations or (iii) permit any third party to access any such Software to cause disruption, disablement, harm, impairment, damage or corruption (sometimes referred to as "traps", "access codes" or "trap door" devices).

(f)        To Company's Knowledge, the Company and its Subsidiaries have obtained any and all necessary consents from its customers with regard to the their collection and dissemination of personal customer information in connection with their respective operations and business, in accordance with any applicable privacy policy published or otherwise communicated by the Company or any of its Subsidiaries, and in accordance with any applicable Legal Requirements. The Company's and its Subsidiaries' practices regarding the collection and use of personal customer information are and have been in all material respects in accordance with such privacy policies and with all applicable Legal Requirements. The Company and its Subsidiaries have obtained all necessary agreements and assurances from their third party service providers used in connection with their respective businesses and operations that such service providers are in compliance in all material respects with any applicable privacy statute or regulation. Without limiting the foregoing, the Company and its Subsidiaries are in compliance in all material respects with the privacy provisions of the U.S. Health Insurance Portability and Accountability Act of 1996 (HIPAA) and the relevant rules and regulations of each Governmental Authority thereunder in connection with the their respective businesses or operations.

Section 3.17    Contracts. Schedule 3.17 sets forth a list of all contracts, agreements, leases, permits or licenses (except for purchase orders in the ordinary course of business), to which, as of the date of this Agreement, the Company or any of its Subsidiaries is a party or is otherwise bound, of the type described below (the "Company Contracts"):

(a)       all agreements or commitments by the Company or any of its Subsidiaries relating to the Company's conduct of its Medicare Part D prescription drug program, drug discount programs or state pharmaceutical assistance programs or for the purchase, sale or lease of supplies, goods or products or for the furnishing or receipt of services, in each case, the performance of which will extend over a period of more than one year or which provides for annual payments to or by the Company or any of its Subsidiaries that exceed $500,000 annually;

(b)	all employment agreements and all material consulting agreements;

(c)       all agreements under which the Company or any Subsidiary is obligated or will become obligated to make any severance payment or bonus compensation payment by reason of this Agreement or the consummation of the transactions contemplated by this Agreement;

(d)       all agreements pursuant to which the Company or any Subsidiary grants to any Person or receives from any Person any rights with respect to any Company Intellectual Property Rights;

(e)       all agreements prohibiting the Company or any of its Subsidiaries from freely engaging in any material business activities;

(f)        all mortgages, indentures, notes, bonds or other agreements pursuant to which the Company or any of its Subsidiaries has incurred or guaranteed any Funded Indebtedness in excess of $500,000;

(g)       all agreements pursuant to which the Company or any of its Subsidiaries has granted any Lien (other than a Permitted Lien) on any of its material properties or assets;

(h)       all agreements relating to the acquisition or disposition by the Company or any of its Subsidiaries of any corporation, limited liability company, partnership or other business entity or any line of business (whether by merger, consolidation or other business combination, sale of securities, sale of assets or otherwise);

(i)        agreements with any current or former officer, director, stockholder or Affiliate of the Company or any of its Subsidiaries not otherwise listed on Schedule 3.17;

(j)        agreements relating to the acquisition by the Company or any of its Subsidiaries of any operating business or the capital stock of any other Person;

(k)       agreements under which the Company or any of its Subsidiaries has made advances or loans to any other Person;

(l)        agreements for the provision of goods or services involving consideration in excess of $50,000 annually or $200,000 in the aggregate over the term of the agreement;

(m)      reinsurance agreements to which the Company or any of its Subsidiaries is a party;

(n)       outstanding agreements of guaranty, direct or indirect, by the Company or any of its Subsidiaries related to any Funded Indebtedness; and

(o)       all partnership agreements and joint venture agreements relating to the Company and its Subsidiaries.

(p)       Each Contractual Obligation of the Company is a valid and binding agreement of the Company or its Subsidiary, as the case may be, and, to Company's Knowledge, of the other parties thereto, enforceable by the Company against the other party thereto in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors' rights and subject to general principles of equity). Except as has not had and would not reasonably be expected to have a Company Material Adverse Effect, (A) neither the Company nor any of its Subsidiaries or, to Company's Knowledge, any other party to any Contractual Obligation of the Company, is in breach or violation of, or default under any such Contractual Obligation of the Company (and no event has occurred which with notice or lapse of time would constitute such breach, violation or default) and (B) neither the Company nor any of its Subsidiaries has received written notice of any such breach, violation or default under any such Contractual Obligation of the Company. The Company has made available to Parent true and complete copies of all Company Contracts, including all amendments thereto. To Company's Knowledge, each party to any of the Company's or its Subsidiaries' reinsurance agreements was, at the date each reinsurance agreement was executed and delivered, and is, currently solvent and financially capable of fulfilling its obligations thereunder. The Company has not received any written notice that any such reinsurer will not pay, or has a valid defense to the payment of, any of its payments under any such reinsurance agreement.

Section 3.18    Insurance. Schedule 3.18 contains a list of all policies of fire, liability, workers' compensation, property, casualty and other forms of insurance (other than insurance relating to Company Employee Benefit Plans) owned or held by the Company and its Subsidiaries as of the date of this Agreement. All such policies are, as of the date of this Agreement, in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing will have been paid, and no notice of cancellation or termination has been received by the Company or any of its Subsidiaries with respect to any such policy.

Section 3.19	Real Property.

(a)       Schedule 3.19(a) sets forth (whether as lessee, sub-lessee, lessor, sub-lessor) a list of all leases and sub-leases of real property (such real property, the "Company Leased Property") to which the Company or any of its Subsidiaries is a party or by which it is bound, in each case, as of the date of this Agreement, (each a "Company Lease", and collectively the "Company Leases").

(b)       Each Company Lease is a valid and binding agreement of the Company or its Subsidiary, as the case may be, and, to Company's Knowledge, of the other parties thereto, enforceable by the Company against the other party thereto in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors' rights and subject to general principles of equity). Except as set forth on Schedule 3.19(b), (A) neither the Company nor any of its Subsidiaries or, to Company's Knowledge, any other party to any Company Lease is in material breach or material violation of, or material default under any such Company Lease (and no event has occurred which with notice or lapse of time would constitute such material breach, violation or default) and (B) neither the Company nor any of its Subsidiaries has received written notice of any such material breach, violation or default under any such Company Lease. The Company has made available to Parent true and complete copies of all Company Leases, including all amendments thereto and all material notices and correspondence, memoranda of lease, estoppel certificates and subordination, non-disturbance and attornment agreements related thereto.

(c)       Except as disclosed in Schedule 3.19(c), (A) there are no written subleases, licenses, concessions, occupancy agreements or other contractual obligations granting to any other Person the right of use or occupancy of the Company Leased Property and (B) the Company has not assigned, subleased, mortgaged, deeded in trust or otherwise transferred or encumbered any Company Lease or any interest therein.

(d)       As of the date hereof, to Company's Knowledge, no condemnation action is pending or threatened that relates to any of the Company Leased Property.

(e)	Neither the Company nor any of its Subsidiaries owns any real property.
Section 3.20	Medicare Part D Status.

(a)       CMS Agreement; Novation Agreement. The Company is a party to (i) a "Contract with Approved Entity Pursuant to Sections 1860D-1 through 1860D-42 of the Social Security Act for the Operation of a Voluntary Medicare Prescription Drug Plan" with CMS executed by CMS on September 28, 2005 (the "Company CMS Agreement") and effective as of January 1, 2006, renewed on September 6, 2006, effective as of January 1, 2007; and (ii) a "Novation Agreement" with CMS executed by CMS on September 28, 2006 (the "Company

Novation Agreement") and effective as of January 1, 2007. The Company has complied in all material respects with all terms and conditions of the Company CMS Agreement and is in material compliance with all attestations, certifications and representations made in connection with the Company's Medicare Part D prescription drug plan application and related information submitted to CMS and has not received any written notice from CMS that the Company is in breach, default or violation of the Company CMS Agreement.

(b)       Medicare Part D Authorizations. The Company has established compliance plans that comply in all material respects with the compliance plan requirements applicable to Medicare Part D prescription drug plans pursuant to 42 C.F.R. 423.504(b)(4)(vi). With respect to state insurance licensure, the Company has received written waivers from the United States federal government that exempt the Company through December 31, 2008 from being required to qualify as a state-licensed risk bearing entity eligible to offer health insurance or health benefit coverage as required under Medicare Part D in every state and territory to which the Company CMS Agreement and the Company Novation Agreement apply (the "Waivers"). Pursuant to the Waivers, the Company is eligible to offer for sale and sell and perform Medicare Part D prescription drug plans on a stand-alone basis for every state and territory to which the Company CMS Agreement and Company Novation Agreement applies, and in which such licensure is required by Legal Requirement. Except as disclosed on Schedule 3.20(b), the Waivers are and continue to be in full force and effect and are not subject to any restriction, limitation or impairment. The Company is and continues to be authorized by CMS to offer Medicare Part D prescription drug plans in every state and territory in which the Company has obtained a Waiver from CMS until December 31, 2008 pursuant to the Waivers.

Section 3.21    Transactions With Affiliates. Except as set forth on Schedule 3.21, none of the Company's shareholders or the members of MHRx, or directors or officers of MHRx, the Company or the Company's other Subsidiaries, nor, to Company's Knowledge, any of their respective Affiliates is involved in any material business arrangement or relationship with the Company or any of its Subsidiaries other than employment arrangements and severance arrangements entered into in the ordinary course of business, and none of the Company's sole shareholder or its members, directors or officers nor, to Company's Knowledge, any of their respective Affiliates owns any material property or right, tangible or intangible, which is used by the Company or any of its Subsidiaries.

Section 3.22    Bank Accounts. Schedule 3.22 sets forth, as of the date hereof, a true and correct a list of each bank, savings and loan or similar financial institution with which the Company or any Subsidiary has an account or safety deposit box or other arrangement, and any numbers or other identifying codes of such accounts, safety deposit boxes or such other arrangements maintained by the Company or such Subsidiary thereat.

Section 3.23    Books and Records. The minute books of the Company and each Subsidiary previously made available to Parent contain true, correct and complete records of all meetings and accurately reflect in all material respects all other corporate action of the stockholders and board of directors (including committees thereof) of the Company and its Subsidiaries. The stock certificate books and stock transfer ledgers of the Company and its Subsidiaries previously made available to Parent are true, correct and complete. All stock transfer taxes levied or payable with respect to all transfers of shares of the Company and its Subsidiaries prior to the date hereof have been paid and appropriate transfer tax stamps affixed.

Section 3.24    Information Supplied. The information supplied or to be supplied by the Company in writing and designated specifically for inclusion in the Registration Statement shall not at the time the Registration Statement is filed with the SEC or at any time it is supplemented or amended or at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The information supplied by the Company in writing specifically for inclusion in the Proxy Statement/Prospectus shall not, on the date the Proxy Statement/Prospectus is mailed to the shareholders of Parent or on the date of the Parent Shareholder Meeting (the "Parent Shareholder Meeting Date") contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information contained in any of the foregoing documents other than information supplied by the Company in writing and designated specifically for inclusion therein.

Section 3.25    Brokers. Except for the fee payable to the Company Financial Advisor, no Person is or will be entitled to a broker's, finder's, investment banker's, financial advisor's or similar fee from the Company or any of its Subsidiaries in connection with this Agreement or the transactions contemplated by this Agreement.

Section 3.26    Anti-Takeover Statutes. No "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation or any anti-takeover provision in Company's Certificate of Incorporation or Regulations is, or at the First Merger Effective Time will be, applicable to the Company, the shares of Company Common Stock or the transactions contemplated by this Agreement.

WITHOUT LIMITING PARENT'S RECOURSE AS ELSEWHERE SET FORTH IN THIS AGREEMENT (OR ANY ANCILLARY AGREEMENT CONTEMPLATED HEREBY), EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES MADE BY THE COMPANY IN THIS AGREEMENT, NONE OF MHRX, THE COMPANY OR ANY SUBSIDIARY OF THE COMPANY HAS MADE OR AUTHORIZED THE MAKING OF ANY REPRESENTATIONS OR WARRANTIES, EITHER EXPRESS OR IMPLIED, CONCERNING THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. NEITHER PARENT OR EITHER MERGER SUB HAS RELIED ON ANY REPRESENTATIONS AND WARRANTIES EXCEPT FOR THOSE MADE IN THIS AGREEMENT (OR ANY ANCILLARY AGREEMENT CONTEMPLATED HEREBY).

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF

PARENT AND THE MERGER SUBS

Except as set forth in the Parent Disclosure Schedules, Parent and each of the Merger Subs hereby jointly and severally represent and warrant to the Company and MHRx as follows:

Section 4.1      Organization, Good Standing, Qualification and Power. Each of Parent and each Merger Sub is a corporation, limited liability company or other entity duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation, formation or organization, as the case may be, specified on Schedule 4.1.1 and has the requisite corporate or limited liability company power and authority to own or lease its properties and assets and to carry on its business as presently conducted. Except as has not had and would not reasonably be expected to have a Parent Material Adverse Effect, each of the Subsidiaries of Parent is a corporation, limited liability company or other entity duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation, formation or organization, as the case may be, specified on Schedule 4.1.2 and has the requisite corporate, limited liability company or partnership power and authority to own or lease its properties and assets and to carry on its business as presently conducted. Parent, each Merger Sub, and each of Parent's other Subsidiaries is duly qualified to transact business and is in good standing in each jurisdiction wherein the nature of its business or the ownership of its assets makes such qualification necessary, except where the failure to be so qualified and in good standing has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Parent has delivered to the Company true and complete copies of the Governing Documents of Parent and each Merger Sub. Neither of Parent nor any Merger Sub is in material violation of or material default under the provisions of any such Governing Documents. None of the Parent's Subsidiaries is in material violation or material default under its governing documents, except as would not cause a Material Adverse Effect.

Section 4.2      Authority; Execution and Delivery; Enforceability. Each of Parent and each Merger Sub has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and subject to obtaining the Required Parent Shareholder Approval, to consummate the Transactions, all of which have been duly authorized (subject, with respect to consummation of the Transactions, to obtaining the Required Parent Shareholder Approval) by all requisite corporate or limited liability company, as applicable, action on its part. Each of Parent and each Merger Sub has duly executed and delivered this Agreement and (assuming this Agreement has been duly and validly authorized, executed and delivered by MHRx and the Company), this Agreement is a valid and binding agreement of each of Parent and each Merger Sub, enforceable against Parent and each Merger Sub in accordance with its terms, except as the enforceability hereof or thereof may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar Legal Requirements affecting the enforcement of creditors' rights generally or (ii) applicable equitable principles (whether considered in a proceeding at law or in equity).

Section 4.3      Non-contravention. Neither the execution and delivery of this Agreement nor the fulfillment of and the performance by Parent or either Merger Sub of its obligations hereunder will (i) contravene any provision contained in the Governing Documents of Parent or either Merger Sub, (ii) conflict with, violate or result in a breach (with or without the lapse of time, the giving of notice or both) of, permit any Person to terminate, or constitute a default (with or without the lapse of time, the giving of notice or both) under (A) except as set forth on Schedule 4.3, any contract, agreement, commitment, indenture, mortgage, lease, pledge, note, bond, license, permit or other instrument or obligation to which Parent or either Merger Sub or any of Parent's other Subsidiaries is a party or is bound or to which any of their respective properties or assets are subject or (B) assuming the completion of the actions described in Section 4.4 and on Schedule 4.4, any Legal Requirement to which Parent, either Merger Sub or any of Parent's other Subsidiaries is bound or subject or to which any of their respective assets or properties are subject, (iii) except as set forth on Schedule 4.3, result in the creation or imposition of any Lien on any of the assets or properties of Parent, either Merger Sub or any of Parent's other Subsidiaries, or (iv) except as set forth on Schedule 4.3, result in the acceleration of, or permit any Person to terminate, modify, cancel, accelerate or declare due and payable prior to its stated maturity, any obligation of Parent, either Merger Sub or any of Parent's other Subsidiaries, which in the case of any of clauses (ii) through (iv) above, would reasonably be expected to have a Parent Material Adverse Effect.

Section 4.4      Consents. No notice to, filing with, or authorization, registration, consent or approval of any Governmental Authority or other Person is necessary for the execution, delivery or performance of this Agreement or the consummation of the Transactions by Parent or either Merger Sub, except for (i) compliance with and filings under the HSR Act, (ii) compliance with the notice and approval requirements of CMS applicable to the Transactions, (iii) the filing of the Certificates of Merger and any related documents with the Secretaries of State of the States of Ohio and Delaware and appropriate documents, if any, with the relevant authorities of other states in which the Company does business, (iv) filings and approvals required by state insurance departments and/or departments of health, each as set forth on Schedule 4.4, (v) the filing with the SEC of (A) a proxy statement/prospectus for distribution to the shareholders of Parent in connection with the Parent Shareholder Meeting in accordance with Regulation 14A promulgated under the Exchange Act (such proxy statement as amended or supplemented from time to time being hereinafter referred to as the "Proxy Statement/Prospectus"), (B) a registration statement on Form S-4 relating to the offer and sale of the Parent Shares in connection with the Merger (such registration statement as amended or supplemented from time to time being hereinafter referred to as the "Registration Statement") and (C) such reports under and such other compliance with the Exchange Act and the Securities Act as may be required in connection with this Agreement and the Merger, (vi) compliance with any applicable Legal Requirements relating to state blue sky laws, securities laws or Nasdaq filing requirements in connection with the issuance of the Parent Shares, and (vii) other notices, filings, authorizations, registrations, consents or approvals set forth on Schedule 4.4.

Section 4.5	Capitalization of Parent; Parent Subsidiaries.

(a)       As of the date hereof, the authorized capital stock of Parent consists of (i) 100,000,000 shares of Parent Common Stock and (ii) 2,000,000 shares of Preferred Stock, par value $0.01 per share (the "Parent Preferred Stock"), of which 300,000 shares of Parent Preferred Stock will be designated as Series A Participating Convertible Preferred Stock (having the rights, preferences and privileges set forth in the Certificate of Amendment attached as Exhibit 4.5(a)-1 hereto) and 300,000 shares of Parent Preferred Stock will be designated as Series B Participating Convertible Preferred Stock (having the rights, preferences and privileges set forth in the Certificate of Amendment attached as Exhibit 4.5(a)-2 hereto). Upon effectiveness of the Charter Amendment, the authorized capital stock of Parent will consist of at least (i) 125,000,000 shares of Parent Common Stock, (ii) 2,000,000 shares of Parent Preferred Stock, of which 300,000 shares of Parent Preferred Stock will have been designated as Series A Participating Convertible Preferred Stock and 300,000 shares of Parent Preferred Stock will have been designated as Series B Participating Convertible Preferred Stock and (iii) 30,000,000 shares of non-voting Common Stock, $0.01 par value per share (having the rights, preferences and privileges set forth in the Certificate of Amendment attached as Exhibit 4.5(a) hereto). As of the close of business on May 7, 2007 (the "Capitalization Date"), 59,442,873 shares of Parent Common Stock were issued and outstanding; no shares of Parent Preferred Stock were issued and outstanding; 626,045 shares of Parent Common Stock were held in Parent's treasury; and 5,227,403 shares of Parent Common Stock were reserved for issuance pursuant to the Outstanding Parent Stock Awards. Schedule 4.5(a) contains a list of each stock option plan, program or arrangement of Parent (the "Parent Stock Plans") and information with respect to all of the outstanding stock options, restricted stock awards and other stock-based awards issued under the Parent Stock Plans ("Outstanding Parent Stock Awards"), including the name of Parent Stock Plan under which such options or awards were issued, the holders thereof, the number of shares subject thereto, the exercise prices and other material terms thereof and a description of the vesting provisions thereof. Except as set forth above or on Schedule 4.5(a), there are no outstanding shares of capital stock of Parent or securities, directly or indirectly, convertible into, or exchangeable or exercisable for, shares of capital stock of Parent or any outstanding "phantom" stock, stock appreciation right or other stock-based awards. Except as set forth on Schedule 4.5(a), there are no puts, calls, rights (including preemptive rights), commitments or agreements to which Parent is a party or by which it is bound, in any case obligating Parent to issue, deliver, sell, purchase, redeem or acquire, any equity securities of Parent or securities convertible into, or exercisable or exchangeable for equity securities of Parent, or obligating Parent to grant, extend or enter into any such option, put, warrant, call, right, commitment or agreement. All outstanding shares of Parent Common Stock are validly issued, fully paid and nonassessable and are not subject to, and have not been issued in violation of, preemptive or other similar rights. No bonds, debentures, notes or other indebtedness of the Company having any right to vote with the stockholders of Parent on matters submitted to the stockholders of Parent (or any such indebtedness or other securities that are convertible into or exercisable or exchangeable for securities having such voting rights) are issued or outstanding. No shares of capital stock of Parent and no other securities directly or indirectly convertible into, or exchangeable or exercisable for, capital stock of Parent have been issued since the Capitalization Date and on or prior to the date of this Agreement, other than shares of Parent Common Stock issued in respect of Outstanding Parent Stock Awards.

(b)       Agreements Relating to Capital Stock. Except as set forth on Schedule 4.5(b), there are not any stockholder agreements, voting trusts or other agreements or understandings to which Parent is a party or by which it is bound relating to the voting or transfer of any shares of Parent Common Stock. All registration rights agreements, stockholders' agreements and voting agreements to which Parent or any of its Subsidiaries is a party are identified on Schedule 4.5(b).

(c)       Set forth on Schedule 4.5(c) is the number of authorized, issued and outstanding shares of capital stock (or other ownership interests) of each Parent Significant Subsidiary. All of the issued and outstanding shares of capital stock (or other ownership interests) of each Parent Significant Subsidiary are owned beneficially and of record by Parent or another Subsidiary of Parent as set forth on Schedule 4.5(c), have been validly issued, and are fully paid and nonassessable and, except as set forth on Schedule 4.5(c), are held free and clear of any preemptive rights (other than such rights as may be held by Parent or a Subsidiary of Parent) or Liens (other than Permitted Liens). Except as set forth on Schedule 4.5(c), (a) there are no other issued or outstanding equity securities of any Parent Significant Subsidiary and (b) there are no other issued and outstanding securities of any Parent Significant Subsidiary convertible into or exchangeable for, at any time, equity securities of any Parent Significant Subsidiary. Except as set forth on Schedule 4.5(c), there are no (i) outstanding obligations of Parent or Parent Significant Subsidiary to repurchase, redeem or otherwise acquire any capital stock (or other ownership interests) of any of the Parent Significant Subsidiaries or (ii) voting trusts, proxies or other agreements with respect to the voting or transfer of the capital stock (or other ownership interests) of the Parent Significant Subsidiaries.

(d)       Except as set forth on Schedule 4.5(d), and except for the capital stock (or other ownership interests) of the Parent Significant Subsidiaries, Parent does not own, directly or indirectly, (i) any shares of outstanding capital stock or membership interests of any other corporation or limited liability company or securities convertible into or exchangeable for capital stock or membership interests of any other corporation or limited liability company (ii) any equity or other participating interest in the revenues or profits of any Person, and neither Parent nor any of the Parent Significant Subsidiaries is subject to any obligation to make any investment (in the form of a loan, capital contribution or otherwise) in any Person.

Section 4.6	Parent SEC Documents.

(a)       Parent has made available to the Company a true and complete copy of each report, schedule, registration statement and proxy statement filed by Parent with the SEC since December 31, 2004 (the "Parent SEC Documents"), which are all the documents that Parent was required to file with the SEC since December 31, 2004. As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder, and, to the extent in effect and applicable, the Sarbanes-Oxley Act, and none of Parent SEC Documents contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent has made available to the Company true and complete copies of all comment letters received by Parent from the SEC since December 31, 2004, together with all written responses of Parent thereto. As of the date hereof, to the Knowledge of Parent, there are no outstanding or unresolved comments in such comment letters and none of the Parent SEC Documents is the subject of any ongoing review by the SEC.

(b)       The financial statements of Parent included in the Parent SEC Documents comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q or Rule 10-01 of Regulation S-X of the SEC) and present fairly in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of their respective dates and the consolidated results of operations and the consolidated cash flows of Parent and its consolidated Subsidiaries for the periods presented therein (subject, in the case of the unaudited statements, to year-end audit adjustments, as permitted by Rule 10-01, and any other adjustments described therein).

(c)       Parent and its Subsidiaries have established and maintain "disclosure controls and procedures" (as defined in Rule 13a-15(e) promulgated under the Exchange Act) and "internal control over financial reporting" (as defined in Rule 13a-15(f) promulgated under the Exchange Act), in each case, as required by Rule 13a-15 under the Exchange Act. Such "disclosure controls and procedures" are designed to ensure that information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that such information is accumulated and communicated to Parent's management, including its principal executive officer and principal financial officer, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and the principal financial officer of Parent required by Sections 302 and 906 of the Sarbanes-Oxley Act with respect to such reports. For purposes of this Agreement, "principal executive officer" and "principal financial officer" shall have the meanings given to such terms in the Sarbanes-Oxley Act. Each of the principal executive officer and the principal financial officer of Parent (and each former principal executive officer of Parent and each former principal financial officer of Parent, as applicable) has made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder with respect to the Parent SEC Documents. Such "internal control over financial reporting" provides reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements, including that (A) transactions are executed in accordance with management's general or specific authorization; and (B) transactions are recorded as necessary (x) to permit preparation of consolidated financial statements in conformity with GAAP and (y) to maintain accountability of the assets of Parent and its Subsidiaries. The management of Parent has disclosed, based on its most recent evaluation, to Parent's auditors and the audit committee of Parent's board of directors (i) all significant deficiencies in the design or operation of internal control over financial reporting which could adversely affect Parent's ability to record, process, summarize and report financial data and have identified for Parent's auditors any material weaknesses in internal controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent's internal controls over financial reporting. A summary of any such disclosure made by management to Parent's auditors and audit committee has been made available to the Company.

Section 4.7      No Undisclosed Liabilities. Neither Parent nor any of its Subsidiaries has any liability other than (i) liabilities reflected in consolidated balance sheet of Parent included in the Annual Report on Form 10-K for the fiscal year of Parent ended December 31, 2006 filed by Parent on March 16, 2007 (including the related notes thereto) (the "Latest Parent Balance Sheet"), (ii) liabilities arising under Contractual Obligations that are connected with future performance under such Contractual Obligations and not required to be reflected on a consolidated balance sheet of Parent and its Subsidiaries prepared in accordance with GAAP, (iii) liabilities that were incurred in the ordinary course of business since the date of the Latest Parent Balance Sheet and (iv) liabilities that have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.8      Title to Tangible Personal Property. Parent or a Subsidiary of Parent has good title to all of the tangible personal property reflected as being owned by them on the Latest Parent Balance Sheet, in each case, free and clear of Liens (other than Permitted Liens), except for any such assets which have been sold or otherwise disposed of since the date of the Latest Parent Balance Sheet or where the failure to have such good title has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Parent and its Subsidiaries own or lease all tangible assets necessary for the conduct of their business as presently conducted except where such failure to own or lease has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.9      Absence of Certain Developments. Except as set forth on Schedule 4.9, during the period beginning on the date of the Latest Balance Sheet and ending on the date of this Agreement, (a) there has not been any change, event or effect that has had or would reasonably be expected to have a Parent Material Adverse Effect and (b) each of Parent and its Subsidiaries has conducted its business in the ordinary course substantially consistent with past practices. Without limiting the generality of the foregoing, except as set forth on Schedule 4.9, none of Parent or any of its Subsidiaries has taken any action that would have constituted a violation of Section 5.3(b) of this Agreement if Section 5.3(b) had been in effect at all times since the date of the Latest Parent Balance Sheet.

Section 4.10    Governmental Authorizations; Licenses; Etc. Except as set forth on Schedule 4.10, the business of each of Parent and its Subsidiaries is now and has been at all times since January 1, 2005 operated in compliance with all applicable Legal Requirements, except where failure to so comply has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Parent is, and has been since the effective date thereof, in compliance in all material respects with the provisions of the Sarbanes-Oxley Act applicable to it. Except as set forth on Schedule 4.10, each of Parent and its Subsidiaries has all permits, licenses, approvals, certificates, Governmental Authorizations, and has made all notifications, registrations, certifications and filings with all Governmental Authorities, necessary or advisable for the operation of its business as currently conducted, in each case except as has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Except as set forth on Schedule 4.10, all such permits, licenses, approvals, certificates and Governmental Authorizations are in full force and effect. Except as set forth on Schedule 4.10, there is no action, audit, case, proceeding or investigation pending or, to Parent's Knowledge, threatened in writing by any Governmental Authority with respect to (i) any alleged violation by Parent or any of its Subsidiaries of any Legal Requirement, (ii) any alleged failure by Parent or any of its Subsidiaries to have any permit, license, approval, certification or other authorization required in connection with the operation of the business of Parent and its Subsidiaries or (iii) any change or amendment to the permits, licenses, approvals, certifications or other authorizations which would impair the ability of Parent and/or its Subsidiaries to operate in the normal course, in each case except as has not had and would not reasonably be expected to have a Parent Material Adverse Effect. This Section 4.10 does not relate to matters with respect to Taxes (which are the subject of Section 4.12), Environmental Matters (which are subject to Section 4.13), Employee Matters (which are the subject of Section 4.14) or Employee Benefit Plans (which are the subject of Section 4.15).

Section 4.11    Litigation. Except as set forth on Schedule 4.11, there are no judgments, decrees, lawsuits, actions, proceedings, claims, complaints, injunctions or orders by or before any Governmental Authority pending or, to Parent's Knowledge, threatened in writing or, to Parent's Knowledge, any pending investigation by any Governmental Authority, in any such case, against Parent or any of its Subsidiaries which have had or would reasonably be expected to have a Parent Material Adverse Effect.

Section 4.12	Taxes.

(a)       Except as set forth on Schedule 4.12(a), or except as has not had and would not reasonably be expected to have a Parent Material Adverse Effect, each of Parent and its Subsidiaries has duly and timely filed all Tax Returns required to be filed by it, all such Tax Returns have been prepared in material compliance with all applicable Legal Requirements and are true, correct and complete in all material respects. Except as set forth on Schedule 4.12, or except as has not had and would not reasonably be expected to have a Parent Material Adverse Effect, all Taxes owed by each of Parent and its Subsidiaries, whether or not shown as due on any such Tax Return, have been timely paid.

(b)       Except as set forth on Schedule 4.12(b), or except as has not had and would not reasonably be expected to have a Parent Material Adverse Effect:

(i)        neither Parent nor any of its Subsidiaries is currently the subject of a Tax audit or examination nor is party to any claim, dispute, action or controversy;

(ii)       neither Parent nor any of its Subsidiaries has consented to extend the time, or is the beneficiary of any extension of time, in which any Tax may be assessed or collected by any taxing authority;

(iii)      neither Parent nor any of its Subsidiaries has received from any taxing authority any written notice of proposed adjustment, deficiency, underpayment of Taxes or any other such written notice which has not been satisfied by payment or been withdrawn;

(iv)      no claim, or notice of a claim, has ever been made by an authority in a jurisdiction where Parent or any of its Subsidiaries does not file Tax Returns that Parent or any of its Subsidiaries is or may be subject to taxation by that jurisdiction;

(v)       the unpaid Taxes of Parent and its Subsidiaries did not, as of December 31, 2006, exceed the reserve for Taxes (rather than any reserve for deferred Taxes established to reflect timing differences between GAAP and Tax income) set forth on the face of the Latest Parent Balance Sheet. Parent and its

Subsidiaries have paid all estimated Taxes required to be paid for Parent's, and each of its Subsidiaries', current taxable year; and

(vi)      neither Parent nor any of its Subsidiaries has ever been a member of a combined, consolidated, affiliated or unitary group for Tax purposes, other than a group of which Parent is or one of its Subsidiaries was the parent corporation.

Section 4.13    Employee Matters. Except as set forth on Schedule 4.13, (i) neither Parent nor any of its Subsidiaries has entered into any collective bargaining agreement with respect to its employees, (ii) there is no labor strike, labor dispute, or work stoppage or lockout pending or, to Parent's Knowledge, threatened in writing against or affecting Parent or any of its Subsidiaries and since January 1, 2005 there has been no such action, (iii) to Parent's Knowledge, no union organization campaign is in progress with respect to any of the employees of Parent or any of its Subsidiaries, and (iv) except as has not had and would not reasonably be expected to have a Parent Material Adverse Effect, there is no unfair labor practice, charge or complaint pending or, to Parent's Knowledge, threatened against Parent or any of its Subsidiaries. Neither Parent nor any of its Subsidiaries has engaged in any plant closing or employee layoff activities since January 1, 2005 that would violate or give rise to an obligation to provide any notice required pursuant to the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local plant closing or mass layoff statute, rule or regulation.

Section 4.14    Employee Benefit Plans. Each Parent Employee Benefit Plan has been maintained and administered in compliance in all material respects with the applicable requirements of ERISA, the Code and any other applicable Legal Requirements.

Section 4.15	Intellectual Property Rights.

(a)        Except as set forth on Schedule 4.15(a), Parent and its Subsidiaries own all right, title and interest in, free and clear of all Liens, or have a license or other right to use, all of the material Intellectual Property Rights necessary for the conduct of the business of Parent and its Subsidiaries as currently conducted (collectively, the "Parent Intellectual Property Rights").

(b)       To Parent's Knowledge, the Parent Intellectual Property Rights are valid and enforceable by Parent and/or its Subsidiaries. Except as has not had and would not reasonably be expected to have a Parent Material Adverse Effect, there is not pending against Parent or any of its Subsidiaries or, to Parent's Knowledge, threatened against Parent or any of its Subsidiaries any claim by any third party contesting the validity, enforceability, ownership, or Parent's and its Subsidiaries' rights with respect to, any Parent Intellectual Property Rights, and there has been no such claim pending or, to Parent's Knowledge, threatened in the past three (3) years. Except as has not had and would not reasonably be expected to have a Parent Material Adverse Effect, to Parent's Knowledge, the operations of Parent and its Subsidiaries, and the provision of goods and services therein, do not infringe or misappropriate any material Intellectual Property Rights of any third party. Except as has not had and would not reasonably be expected to have a Parent Material Adverse Effect, there is no pending or, to Parent's Knowledge, threatened assertion or claim and there has been no such assertion or claim in the last three (3) years asserting that the operations of Parent or any of its Subsidiaries infringe upon or misappropriate in any way the material Intellectual Property Rights of any Person.

Section 4.16    Contracts. Schedule 4.16 sets forth a list of all contracts, agreements, leases, permits or licenses that would be required to be filed by Parent as of the date hereof as a "material contract" pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (the "Parent Contracts"). Each Contractual Obligation of Parent is a valid and binding agreement of Parent or its Subsidiary, as the case may be, and, to Parent's Knowledge, of the other parties thereto, enforceable by Parent or its Subsidiary against the other party thereto in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors' rights and subject to general principles of equity). Except as has not had and would not reasonably be expected to have a Parent Material Adverse Effect, (A) neither Parent nor any of its Subsidiaries or, to Parent's Knowledge, any other party to any Contractual Obligation of Parent, is in breach or violation of, or default under any such Contractual Obligation of Parent (and no event has occurred which with notice or lapse of time would constitute such breach, violation or default) and (B) neither Parent nor any of its Subsidiaries has received written notice of any such breach, violation or default under any such Contractual Obligation of Parent. Parent has made available to the Company true and complete copies of all Parent Contracts, including all amendments thereto.

Section 4.17    Insurance. Except as would not, individually or in the aggregate, have or reasonably be expected to have a Parent Material Adverse Effect, the insurance policies maintained by Parent and its Subsidiaries provide insurance in such amounts and against such risks as are customary and adequate for companies of similar size and operating in the same industry as Parent and its Subsidiaries, and such insurance policies are in full force and effect and were in full force and effect during the periods of time such insurance policies are purported to be in effect and all premiums due with respect to all such policies have been paid.

Section 4.18	Real Property.

(a)       Each material lease or sublease of real property to which Parent or any of its Subsidiaries is a party or by which it is bound (each a "Parent Lease", and collectively the "Parent Leases") is a valid and binding agreement of Parent or its Subsidiary, as the case may be, and, to Parent's Knowledge, of the other parties thereto, enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors' rights and subject to general principles of equity). Except as set forth on Schedule 4.18(a), (A) neither Parent nor any of its Subsidiaries or, to Parent's Knowledge, any other party to any Parent Lease is in material breach or material violation of, or material default under any such Parent Lease (and no event has occurred which with notice or lapse of time would constitute such material breach, violation or default) and (B) neither Parent nor any of its Subsidiaries has received written notice of any such material breach, violation or default under any such Parent Lease. Parent has made available to the Company true and complete copies of all Parent Leases, including all amendments thereto and all material notices and correspondence, memoranda of lease, estoppel certificates and subordination, non-disturbance and attornment agreements related thereto.

(b)	Neither Parent nor any of its Subsidiaries owns any real property.

Section 4.19    Transactions With Affiliates. Except as set forth on Schedule 4.19 or as described in Parent SEC Documents filed prior to the date hereof, and except pursuant to the Transactions, no director or executive officer of Parent or of any of its Subsidiaries (or, to Parent's knowledge, any family member of any such Person who is an individual or any entity in which any such Person or any such family member owns a material beneficial interest) or any Person owning 5% of more of Parent Common Stock (i) is involved in any material business arrangement or relationship with Parent or any of its Subsidiaries other than employment arrangements and severance arrangements entered into in the ordinary course of business or (ii) owns any material property or right, tangible or intangible, which is used by Parent or any of its Subsidiaries.

Section 4.20    Financing. Parent has received a commitment letter, dated as of May 7, 2007 (the "Debt Commitment Letter"), from Bank of America, N.A. (the "Lender"), pursuant to which the Lender has committed, subject to the terms and conditions set forth therein, to provide up to $500,000,000 in senior secured debt financing (the “Debt Financing”). In addition, Parent has entered into a Securities Purchase Agreement, dated as of May 7, 2007 (the "Securities Purchase Agreement" and, together with the Debt Commitment Letter, the "Financing Documents"), with the investors party thereto (the "Equity Financing Sources"), pursuant to which the Equity Financing Sources have agreed, subject to the terms and conditions set forth therein, to provide to Parent up to an aggregate of $250,000,000 in equity financing. True, accurate and complete copies of the Financing Documents and the Other Securities Purchase Agreement, each as in effect on the date of this Agreement, have been furnished to the Company. All of the representations and warranties of Parent contained in the Securities Purchase Agreement and Other Securities Purchase Agreement are true and correct. The financing contemplated by the Financing Documents (the "Financing") is sufficient for Parent and Merger Subs to consummate the Transactions on the Closing Date and pay the Initial Cash Merger Consideration and all related fees and expenses. For the avoidance of doubt, Parent acknowledges and agrees that its obligations to effect the transactions contemplated by this Agreement and pay the Merger Consideration are not subject to its having received the proceeds of the Debt Financing. As of the date hereof, (A) none of the Financing Documents has been amended or modified, and (B) the respective financing commitments contained in the Financing Documents have not been withdrawn or rescinded in any respect. Each of the Financing Documents, in the form so delivered, is in full force and effect and is a legal, valid and binding obligation of Parent and, to Parent's Knowledge, the other parties thereto. As of the date hereof and assuming the accuracy of all representations and warranties of the Company in this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent under any term or condition of the Financing Documents. As of the date hereof and assuming the accuracy of all representations and warranties of the Company in this Agreement and compliance by the Company with its agreements hereunder, Parent has no reason to believe that it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it contained in the Financing Documents. Parent has fully paid, or caused to be fully paid, any and all commitment and other fees required by the terms of the Financing Documents to be paid on or before the date hereof.

Section 4.21    Information Supplied. The information included or incorporated by reference or to be included or incorporated by reference in the Registration Statement (other than information supplied by the Company in writing specifically for inclusion therein) shall not at the time the Registration Statement is filed with the SEC or at any time it is supplemented or amended or at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The information included or incorporated by reference or to be included or incorporated by reference in the Proxy Statement/Prospectus (other than information supplied by the Company in writing and designated specifically for inclusion therein) shall not, on the date the Proxy Statement/Prospectus is mailed to the shareholders of Parent (or the Company), or on the Parent Shareholder Meeting Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.22    Required Parent Shareholder Approval. The Required Parent Shareholder Approval is the only vote of the holders of Parent's capital stock or other securities necessary (under applicable Legal Requirement or otherwise) to adopt this Agreement and to consummate the Transactions.

Section 4.23    Valid Issuance of Parent Shares. The Parent Shares, when issued in accordance with this Agreement, will be duly authorized, validly issued, fully paid and non-assessable shares of Parent Common Stock.

Section 4.24    Anti-Takeover Statutes. The Board of Directors of Parent has taken all action necessary to ensure that any restrictions on business combinations contained in the provisions of Section 912 of the New York Business Corporation Law will not apply to the Transactions (including the issuance of the Equity Financing Shares). No other "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation or any anti-takeover provision in Parent's Certificate of Incorporation or Bylaws is, or at the First Merger Effective Time will be, applicable to Parent, the Transactions, the shares of Parent Common Stock to be issued hereunder, the Equity Financing Shares to be issued to the Equity Financing Sources, the Other SPA Shares or the Conversion Shares.

Section 4.25    Interim Operations of the Merger Subs. Each Merger Sub was formed by Parent solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement. Neither Merger Sub has any liabilities and, except for a subscription agreement pursuant to which all of its authorized capital stock was issued to Parent, neither of the Merger Subs is a party to any agreement other than this Agreement and agreements with respect to the appointment of registered agents and similar matters.

Section 4.26    Brokers. Except as set forth on Schedule 4.26, no Person is or will be entitled to a broker's, finder's, investment banker's, financial advisor's or similar fee from Parent or any of its Subsidiaries in connection with this Agreement or the Transactions.

WITHOUT LIMITING THE COMPANY'S RECOURSE AS ELSEWHERE SET FORTH IN THIS AGREEMENT (OR ANY ANCILLARY AGREEMENT CONTEMPLATED HEREBY) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES MADE BY PARENT AND

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THE MERGER SUBS IN THIS AGREEMENT, NONE OF PARENT, EITHER MERGER SUB NOR ANY OTHER SUBSIDIARY OF PARENT HAS MADE OR AUTHORIZED THE MAKING OF ANY REPRESENTATIONS OR WARRANTIES, EITHER EXPRESS OR IMPLIED, CONCERNING THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. THE COMPANY HAS NOT RELIED ON ANY REPRESENTATIONS AND WARRANTIES EXCEPT FOR THOSE MADE IN THIS AGREEMENT (AND THE ANCILLARY AGREEMENTS CONTEMPLATED HEREBY).

ARTICLE 5

COVENANTS AND AGREEMENTS

Section 5.1	Access; Documents and Information.

(a)       Except for information that, if provided, would adversely affect the ability of a Person or any of its Subsidiaries to assert attorney-client or attorney work product privilege or a similar privilege or as limited by applicable Legal Requirements or the confidentiality provisions of any material agreement, from and after the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms:

(i)        the Company shall, and shall cause its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives and agents of Parent (each of the foregoing, "Parent Representatives"), during normal business hours and upon reasonable request, reasonable access to the Company's and its Subsidiaries' books, records, leases, licenses, contracts, properties, officers, employees, accountants, counsel and other representatives who have material knowledge relating to the Company or any of its Subsidiaries. Notwithstanding anything to the contrary set forth above, Parent hereby agrees that it is not authorized to and shall not, and shall not cause or permit any of the Parent Representatives to, contact any employee, customer, supplier, distributor or other Person having a material business relationship with the Company or any of its Subsidiaries prior to the Closing without the prior consent of the Company, which consent shall not be unreasonably withheld. Parent and the Parent Representatives shall conduct any investigation under this Section 5.1(a)(i) in a manner that does not unreasonably interfere with the conduct of the business of the Company and its Subsidiaries. Parent shall be responsible for any breach of this Section 5.1(a)(i) by any of the Parent Representatives.

(ii)       Parent shall, and shall cause its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives and agents of the Company (each of the foregoing, "Company Representatives"), during normal business hours and upon reasonable request, reasonable access to Parent's and its Subsidiaries' books, records, leases, licenses, contracts, properties, officers, employees, accountants, counsel and other representatives who have material knowledge relating to Parent or any of its Subsidiaries. Notwithstanding anything to the contrary set forth above, the Company hereby agrees that it is not authorized to and shall not, and shall not cause or permit any of the Company Representatives to, contact any employee, customer, supplier, distributor or other Person having a material business relationship with Parent or any of its Subsidiaries prior to the Closing without the prior consent of Parent which consent shall not be unreasonably withheld. The Company and the Company Representatives shall conduct any investigation under this Section 5.1(a)(ii) in a manner that does not unreasonably interfere with the conduct of the business of Parent and its Subsidiaries. The Company shall be responsible for any breach of this Section 5.1(a)(ii) by any of the Company Representatives.

(b)       All information and documents disclosed to Parent, the Merger Subs and the Parent Representatives by the Company or the Company Representatives, whether before or after the date hereof, pursuant to this Agreement or in connection with the transactions contemplated by, or the discussions and negotiations preceding, this Agreement shall be subject to the terms of Parent Confidentiality Agreement.

(c)       All information and documents disclosed to MHRx, the Company and the Company Representatives by Parent or the Parent Representatives, whether before or after the date hereof, pursuant to this Agreement or in connection with the transactions contemplated by, or the discussions and negotiations preceding, this Agreement shall be subject to the terms of Company Confidentiality Agreement.

Section 5.2	Conduct of Business by the Company.

(a)       From and after the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company will, and will cause its Subsidiaries to, except as otherwise provided on Schedule 5.2(b) or as otherwise required by this Agreement or by applicable Legal Requirements, or consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed):

(i)        conduct its business in the ordinary and regular course in substantially the same manner as heretofore conducted (including any conduct that is reasonably related, complementary or incidental thereto);

(ii)       use commercially reasonable efforts to maintain the insurance described on Schedule 3.18 (or reasonable replacement policies);

(iii)      preserve intact its business organization and material relationships with third parties with whom the Company and its Subsidiaries do business; and

(iv)      consult with Parent prior to taking any action which would reasonably be expected to result in a Company Material Adverse Effect.

(b)       Without limiting the generality of the foregoing, from and after the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company (and respecting clause (iii) below, MHRx) will not, and will not cause or permit any of its Subsidiaries to, except as otherwise and to the extent provided on Schedule 5.2(b), or as otherwise required by this Agreement or by applicable Legal Requirements, or as otherwise consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed):

(i)	amend its Governing Documents;
(ii)	authorize or adopt a plan of liquidation or dissolution;

(iii)      except for increases in the compensation of employees made in the ordinary course of business, and except as may be required by any Company Employee Benefit Plan or any employment agreement existing on the date of this Agreement: (A) grant to any director, officer or employee any material increase in compensation, severance, termination pay or fringe or other benefits, (B) enter into any new or materially amend (including by accelerating rights or benefits under) any existing employment, indemnification, change of control, severance or termination agreement with any director or officer, (C) establish or adopt any new Company Employee Benefit Plan or materially amend (including by accelerating rights or benefits under) any existing Company Employee Benefit Plan, (D) enter into any collective bargaining agreement or (E) document any of the arrangements described in Exhibit E attached hereto; it being understood that certain of the arrangements described in such memorandum may give rise to compensation income and that the parties will cooperate in good faith to minimize such compensation income; it being further understood that in the event that the parties cannot agree among themselves as to whether any arrangement described in such memorandum should give rise to compensation, the parties will refer the matter for resolution to a mutually acceptable accounting firm or law firm, that the determination of such accounting firm or law firm shall be final and binding on the parties, and that the Parent and the Shareholder Representative will each be responsible for one-half of the fees and expenses of such accounting firm or law firm.

(iv)      (A) declare or pay dividends on, or make other distributions in respect of, any capital stock or other equity interests, (B) adjust, split, combine or reclassify any capital stock or other equity interests, (C) issue, sell, pledge or otherwise transfer any capital stock or other equity interests or any securities exercisable or exchangeable for or convertible into capital stock or other equity interests or (D) purchase, redeem or otherwise acquire any capital stock or other equity interests;

(v)       merge or consolidate with, or acquire any equity interest in, any business entity, or acquire any line of business, division or other material assets, other than in the ordinary course of business or pursuant to the Mergers;

(vi)	enter into any new line of business;

(vii)     sell, lease, license, encumber or otherwise dispose of, or subject to any Lien (other than a Permitted Lien), any of its material assets other than in the ordinary course of business;

(viii)    make any capital expenditure or series of related capital expenditures in excess of $500,000, other than any capital expenditure contemplated by the capital expenditure budget attached as Schedule 5.2(b)(viii);

(ix)      make any change in its customary methods of accounting or accounting practices, other than changes required by GAAP, industry organizations or Governmental Authorities;

(x)       enter into a settlement or compromise of any pending or threatened claims, litigation, arbitrations or other proceedings if such settlement or compromise (A) involves payments by or to the Company or any of its Subsidiaries of more than $500,000 in the aggregate or (B) involves a consent to material non-monetary relief by the Company or any Subsidiary of the Company;

(xi)      make or rescind any material Tax election or make any material change to its method of accounting for Tax purposes or file any material Tax Return without first providing a copy of such Tax return to Parent for its review and comment at least 15 days prior to filing such Tax Return, and all reasonable comments of Parent will be considered in good faith for inclusion by the Company; provided, that any comment of Parent will not be considered reasonable if the incorporation of such comment would be inconsistent with the Company's past Tax reporting practice and such past practice is itself reasonable, it being understood that any reasonable comment shall be incorporated if such incorporation has the effect of reducing the Company's Taxes with respect to such Tax Return and is not reasonably expected to have the effect of increasing the Company's Taxes with respect to any other Tax period.

(xii)     incur or guarantee any Funded Indebtedness other than in the ordinary course of business; or

(xiii)    enter into a contractual obligation to do any of the things referred to in this Section 5.2(b).

(c)       Promptly after receipt by the Company of the notice of commencement thereof, Company shall provide Parent with notice of (i) any audit, investigation, claim (excluding immaterial adjustments, complaints, and corrective activity in the ordinary course of business), proceeding, settlement, judgment, consent order, or corporate integrity agreement by or imposed by any Governmental Authority, (ii) any suspension, debarment or disqualification of the Company from being a government contractor, holder of any Governmental Authorization or recipient of reimbursement from any Payment Program, or (iii) any suspension, termination, or revocation of any Governmental Authorization.

(d)       Company shall provide Parent with reasonable notice of any and all settlement discussions and/or negotiations (excluding immaterial adjustments, complaints, and corrective activity in the ordinary course of business) ("Settlement Discussions") between representatives of Company and any Governmental Authority, including without limitation negotiations with respect to any claim, settlement agreement, consent order or corporate integrity agreement between the Company and any Governmental Authority. In connection with any such Settlement Discussions, (i) Company shall timely provide Parent with copies of any and all documents that Company intends to submit, or that Company receives, in connection with any such Settlement Discussions, and (ii) Company shall timely advise Parent as to the status of such Settlement Discussions.

(e)       Company shall furnish Parent, within ten (10) days of the receipt by Company, any and all written notices or charges issued relating to non-compliance from any Governmental Authority and/or any Payment Program that Company's Governmental Authorizations, Medicare or Medicaid certification, or accreditation or ranking by any Governmental Authority or Payment Program are being, or could be, downgraded, revoked, or suspended, that action is pending, being considered or being, or could be, taken to revoke or suspend Company's Governmental Authorization or certification or to fine, penalize or impose material remedies upon Company, or that action is pending, being considered, or being, or could be, taken, to discontinue, suspend, deny, decrease or recoup any payments or reimbursements due, made or coming due to Company or related to the operation of the Company.

(f)        Company shall furnish Parent, within ten (10) Business Days of receipt but at least five (5) days prior to the earliest date on which the Company is required to take any action with respect thereto or would suffer any material adverse consequence, a copy of any Payment Program or other Governmental Authority licensing or accreditation or ranking agency or entity survey, report, warning letter, or written notice, and any statement of deficiencies, and within the time period required by the particular agency for furnishing a plan of correction also furnish or cause to be furnished to Parent a copy of the plan of correction generated from such survey, report, warning letter, or written notice for Company and by subsequent correspondence related thereto, and use commercially reasonable efforts to correct or cause to be corrected any deficiency, the curing of which is a condition of continued licensure or of full participation in any Payment Program by the date required for cure by such agency or entity (plus extensions granted by such agency or entity).

(g)       Prior to the Closing, the Company shall furnish to Parent within ten (10) Business Days of the end of each calendar month ending after the date of this Agreement a copy of all monthly financial statements prepared by management of the Company for internal purposes for the calendar month last ended.

(h)       Prior to the Closing the Company shall promptly notify Parent if the Company obtains Knowledge that any of the representations and warranties of the Company in this Agreement are not true and correct in all material respects.

Section 5.3	Conduct of Business by Parent.

(a)       From and after the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Parent will, and will cause its Subsidiaries to, except as otherwise provided on Schedule 5.3(b) or as otherwise required by this Agreement or the Securities Purchase Agreement (as in effect on the date hereof), by applicable Legal Requirements, or consented to in writing by the Company (which consent shall not be unreasonably withheld, conditioned or delayed):

(i)        conduct its business in the ordinary and regular course in substantially the same manner as heretofore conducted (including any conduct that is reasonably related, complementary or incidental thereto);

(ii)       use commercially reasonable efforts to maintain the insurance described on Schedule 4.17 (or reasonable replacement policies);

(iii)      preserve intact its business organization and material relationships with third parties with whom Parent and its Subsidiaries do business; and

(iv)      consult with the Company prior to taking any action which would reasonably be expected to result in a Parent Material Adverse Effect.

(b)       Without limiting the generality of the foregoing, from and after the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Parent will not, and will not cause or permit any of its Subsidiaries to, except as otherwise provided on Schedule 5.3(b), or as otherwise required by this Agreement or by applicable Legal Requirements, or as otherwise consented to in writing by the Company (which consent shall not be unreasonably withheld, conditioned or delayed):

(i)        amend its Governing Documents (except to change Parent's authorized shares of capital stock in the manner contemplated by the Securities Purchase Agreement (as in effect on the date hereof) or to amend Parent's by-laws to increase the size of its board of directors);

(ii)	authorize or adopt a plan of liquidation or dissolution;

(iii)      (A) except with respect to Parent's wholly owned Subsidiaries, declare or pay dividends on, or make other distributions in respect of, any capital stock or other equity interests, (B) adjust, split, combine or reclassify any capital stock or other equity interests; (C) issue, sell, pledge or otherwise transfer any capital stock or other equity interests or any securities exercisable or exchangeable for or convertible into capital stock or other equity interests, other than (w) the issuance of the Equity Financing Shares as contemplated by the Securities Purchase Agreement, (x) the issuance of the Other SPA Shares as contemplated by the Other Securities Purchase Agreement, (y) the issuance of any Conversion Shares upon the direct or indirect exchange or conversion of any of the Equity Financing Shares or Other SPA Shares and (z) the issuance of Parent Common Stock issued pursuant to the terms of Outstanding Parent Stock Awards or (D) purchase, redeem or otherwise acquire any capital stock or other equity interests;

(iv)      merge or consolidate with, or acquire any equity interest in, any business entity, or acquire any line of business, division or other material assets other than in the ordinary course of business or pursuant to the Mergers;

(v)	enter into any new line of business;

(vi)      sell, lease, license, encumber or otherwise dispose of, or subject to any Lien (other than a Permitted Lien), any of its material assets other than in the ordinary course of business;

(vii)     make any change in its customary methods of accounting or accounting practices, other than changes required by GAAP, industry organizations or Governmental Authorities;

(viii)    enter into a settlement or compromise of any pending or threatened claims, litigation, arbitrations or other proceedings if such settlement or compromise (A) involves payments by or to Parent or any of its Subsidiaries of more than $500,000 in the aggregate or (B) involves a consent to material non-monetary relief by Parent or any Subsidiary of Parent;

(ix)      incur or guarantee any Funded Indebtedness other than (A) in the ordinary course of business or (B) pursuant to the Debt Commitment Letter for purposes of financing the Mergers;

(x)       amend or otherwise modify the Securities Purchase Agreement; provided, that the consent of the Company shall not be required in the event that any such amendment or modification of the Securities Purchase Agreement (A) does not add any additional conditions to the obligations of the investors party to the Securities Purchase Agreement to consummate the transactions contemplated thereby and does not reduce the aggregate amount of cash financing to be obtained by Parent from the consummation of such transactions and (B) would not reasonably be expected to prevent or materially delay consummation of the transactions contemplated hereby or thereby; provided, further, that any amendment or modification that involves only one or more of the following shall be deemed to meet the standards set forth in (A) and (B) above: (1) a change in the participant investors that is approved by all participant investors or contemplated by the agreement dated the date hereof among Parent, MHRx, the Company and the investors party to the Securities Purchase Agreement; (2) the removal or limitation of contingencies or conditions to the obligations of the investors thereunder; and (3) the shifting between or among investors of their respective obligations to Parent that is approved by all participant investors contemplated by the agreement dated the date hereof among Parent, MHRx, the Company and the investors party to the Securities Purchase Agreement; or

(xi)      enter into a contractual obligation to do any of the things referred to in this Section 5.3(b).

(c)       Promptly after receipt by Parent of the notice of commencement thereof, Parent shall provide the Company with notice of (i) any audit, investigation, claim (excluding immaterial adjustments, complaints, and corrective activity in the ordinary course of business), proceeding, settlement, judgment, consent order, or corporate integrity agreement by or imposed by any Governmental Authority, (ii) any suspension, debarment or disqualification of Parent from being a government contractor, holder of any Governmental Authorization or recipient of reimbursement from any Payment Program, or (iii) any suspension, termination, or revocation of any Governmental Authorization.

(d)       Parent shall provide the Company with reasonable notice of any and all Settlement Discussions between representatives of Parent and any Governmental Authority, including without limitation negotiations with respect to any claim, settlement agreement, consent order or corporate integrity agreement between Parent and any Governmental Authority. In connection with any such Settlement Discussions, (i) Parent shall timely provide the Company with copies of any and all documents that Parent intends to submit, or that Parent receives, in connection with any such Settlement Discussions, and (ii) Parent shall timely advise the Company as to the status of such Settlement Discussions.

(e)       Parent shall furnish the Company, within ten (10) days of the receipt by Parent, any and all written notices or charges issued relating to non-compliance from any Governmental Authority and/or any Payment Program that Parent's Governmental Authorizations, Medicare or Medicaid certification, or accreditation or ranking by any Governmental Authority or Payment Program are being, or could be, downgraded, revoked, or suspended, that action is pending, being considered or being, or could be, taken to downgrade, revoke, or suspend Parent's Governmental Authorization or certification or to fine, penalize or impose material remedies upon Parent, or that action is pending, being considered, or being, or could be, taken, to discontinue, suspend, deny, decrease or recoup any payments or reimbursements due, made or coming due to Parent or related to the operation of Parent.

(f)        Parent shall furnish the Company, within ten (10) Business Days of receipt but at least five (5) days prior to the earliest date on which Parent is required to take any action with respect thereto or would suffer any material adverse consequence, a copy of any Payment Program or other Governmental Authority licensing or accreditation or ranking agency or entity survey, report, warning letter, or written notice, and any statement of deficiencies, and within the time period required by the particular agency for furnishing a plan of correction also furnish or cause to be furnished to the Company a copy of the plan of correction generated from such survey, report, warning letter, or written notice for Parent and by subsequent correspondence related thereto, and use commercially reasonable efforts to correct or cause to be corrected any deficiency, the curing of which is a condition of continued licensure or of full participation in any Payment Program by the date required for cure by such agency or entity (plus extensions granted by such agency or entity).

(g)       Prior to the Closing, Parent shall promptly notify the Company if Parent obtains Knowledge that any of the representations and warranties of Parent or either Merger Sub in this Agreement are not true and correct in all material respects.

(h)       Prior to the Closing, Parent shall promptly provide the Company with correct and complete copies of all notices, documents and other materials made available by or to Parent under the Securities Purchase Agreement or the Other Securities Purchase Agreement.

Section 5.4      Charter Amendment. Prior to the Closing, Parent shall duly file the Charter Amendment with the Secretary of State of the State of New York in accordance with all applicable provisions of the Business Corporation Law of the State of New York.

Section 5.5      Closing Documents. The Company shall, prior to or on the Closing Date, execute and deliver, or cause to be executed and delivered to Parent, the documents or instruments described in Section 6.2(d) (and shall use commercially reasonable efforts to cause its shareholders to execute and deliver any agreements referred to therein to the extent such shareholders are party thereto). Each of Parent and each Merger Sub shall, prior to or on the Closing Date, execute and deliver, or cause to be executed and delivered, to the Company, the documents or instruments described in Section 6.3(d) (and shall use commercially reasonable efforts to cause its shareholders to execute and deliver any agreements referred to therein to the extent such shareholders are party thereto).

Section 5.6	Commercially Reasonable Efforts; Further Assurances.

(a)       The Company and Parent shall cooperate with each other and use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to take or cause to be taken all actions, and to do or cause to be done all things necessary, proper or advisable under all applicable Contracts and Legal Requirements to consummate and make effective the Transactions as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all waivers, consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from CMS and/or any other Governmental Authority or other third party (hereinafter referred to as "Consents") and to lift any injunction or other legal bar to the Transactions in order to consummate the Transactions as promptly as practicable. All costs incurred in connection with obtaining such Consents, including CMS consent fees and expert consultant fees shall be borne equally by the Company and Parent. HSR filing fees shall be borne by Parent. Without limiting the foregoing, each of the Company and Parent undertakes and agrees to file (or cause their Affiliates to file, as applicable) as soon as practicable, and in any event prior to fifteen (15) Business Days after the date hereof, a Notification and Report Form under the HSR Act with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice (the "Antitrust Division"). Each party hereto shall make appropriate filings with other competition authorities and CMS (or cause their Affiliates to make such filings, as applicable) with respect to the Transactions promptly after the date of this Agreement, including without limitation regarding the novation of the Company CMS Agreement and shall supply as promptly as practicable to CMS and/or any other competition authorities any additional information and documentary material that may be requested in connection therewith. Each of the Company and Parent shall (and shall cause their Affiliates to) respond as promptly as practicable to any inquiries received from the FTC, the Antitrust Division or CMS for additional information or documentation and to all inquiries and requests received from any other Governmental Authority in connection with Consents. Parent shall provide to the Company and MHRx copies of any application or other communication, which references the Company, MHRx or any member of MHRx, to Governmental Authorities in connection with this Agreement in advance of filing or submission thereof, and Parent shall provide the Company and MHRx a reasonable opportunity to comment upon and modify any such reference as to such Persons. Parent's consent to accepting such comment or modification shall not be unreasonably withheld.

(b)       Parent shall (and shall cause its Affiliates to) offer to take (and if such offer is accepted, commit to take) all reasonable steps to avoid or eliminate impediments under any antitrust, competition, or trade regulation Legal Requirement that may be asserted by the FTC, the Antitrust Division or any other Governmental Authority with respect to the Transactions so as to enable the Closing to occur as expeditiously as possible; provided, however, that nothing in this Agreement will require, or be deemed to require, Parent to agree to or effect any divestiture. In addition, nothing in this Agreement will require or be deemed to require Parent to take any other action (including agreeing to any requirements or conditions to be imposed in order to obtain CMS or insurance regulatory consents or approvals, including those listed on Schedule 6.1(b) hereto) if in the reasonable judgment of Parent doing so would be materially detrimental to the business conducted by Parent or the Company taken as a whole. Subject to the foregoing sentence, Parent shall cooperate in a reasonable manner with the Company in connection with its efforts to seek consents and approvals from Governmental Authorities in connection with the Transactions (including by keeping the Company informed on a reasonably current basis of the status of such efforts, allowing the Company to participate in such efforts and using its commercially reasonable efforts to permit the representatives of the Company to attend any meetings between the Parent's representatives and Governmental Authorities).

(c)       In the event any claim, action, suit, investigation or other proceeding by any Governmental Authority or other Person is commenced which questions the validity or legality of the Transactions or seeks damages in connection therewith, the parties agree to cooperate and use commercially reasonable efforts to defend against such claim, action, suit, investigation or other proceeding and, if an injunction or other order is issued in any such action, suit or other proceeding, to use commercially reasonable efforts to have such injunction or other order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the Transactions.

Section 5.7      Public Announcements. The timing and content of all announcements regarding any aspect of this Agreement to the financial community, governmental agencies or the general public shall be mutually agreed upon in advance by the Company and Parent; provided, that each party hereto may make any such announcement which it in good faith believes, based on advice of counsel, is necessary in connection with any Legal Requirement, it being understood and agreed that each party shall provide the other parties hereto with copies of any such announcement in advance of such issuance and the reasonable opportunity to comment on the same.

Section 5.8      Exclusive Dealing. During the period from the date of this Agreement through the Closing Date or the termination of this Agreement pursuant to Section 7.1, neither MHRx nor the Company shall take, nor will MHRx or the Company cause or permit any of the Company Representatives to take, any action to (i) solicit, initiate, seek, facilitate or encourage the submission of inquiries, proposals or offers from any Person (other than Parent and the Merger Subs) relating to an investment in, recapitalization of or any merger or other business combination with MHRx or the Company or the sale of all or a material portion of the assets or capital stock (or other equity interests) of MHRx or the Company, or any other similar alternative to the transactions contemplated by this Agreement (each an "Alternative Transaction") or (ii) enter into or participate in any negotiations, nor initiate any discussions or continue any discussions initiated by others (other than Parent and the Merger Subs and the Parent Representatives), regarding any Alternative Transaction, or furnish to any Person (other than Parent and the Merger Subs and the Parent Representatives) any information with respect to the assets or businesses of MHRx or the Company for the purpose of pursuing a possible Alternative Transaction. During such period, unless this Agreement is otherwise terminated, the Company and MHRx will notify Parent immediately if any Person or party makes any proposal, offer, inquiry, or contact with respect to any of the foregoing. The Company and MHRx agree to immediately terminate, and to cause its respective advisors and representatives to terminate, all discussions and negotiations with any Person other than Parent or its Affiliates that relate to, or may reasonably be expected to lead to any such offer or proposal.

Section 5.9	Employee Benefit Plans.

(a)       During the period beginning on the Closing Date and ending on the twelve-month anniversary of the Closing Date, Parent shall provide employees of the Company and its Subsidiaries with compensation and compensation plans, programs and arrangements that are no less favorable than the compensation and compensation plans, programs and arrangements provided to such employees immediately prior to the Closing Date and with employee benefits that are no less favorable in the aggregate than the Company Employee Benefit Plans (other than equity-based incentive arrangements) maintained by the Company and its Subsidiaries, as applicable, as of the date of this Agreement. Parent further agrees that, from and after the Closing Date, Parent shall, or shall cause the Company and its Subsidiaries to, grant all employees of the Company and its Subsidiaries credit for any service with the Company or any of its Subsidiaries earned prior to the Closing Date (i) for eligibility and vesting and, except for "employee pension benefit plans" within the meaning of Section 3(2) of ERISA, benefit accrual purposes and (ii) for purposes of vacation accrual under any employee benefit plan or program or arrangement that may be established or maintained by or for employees of the Company or any of its Subsidiaries on or after the Closing Date (the "New Plans"). In addition, Parent hereby agrees that it shall, or shall cause the Company and its Subsidiaries to (i) waive all pre-existing condition exclusion and actively-at-work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any New Plans to the extent waived or satisfied by an employee under any Company Employee Benefit Plan as of the Closing Date, and (ii) take into account, for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Closing Date under any applicable New Plan, any covered expenses incurred on or before the Closing Date by any employee (or covered dependent thereof) of the Company or any of its Subsidiaries. Nothing contained herein, expressed or implied, is intended to confer upon any employee of the Company or any of its Subsidiaries any rights to continue employment for any period.

(b)       With respect to any Company Employee Benefit Plan listed on Schedule 3.15(a) that is a "group welfare plan" within the meaning of Section 607 of ERISA, Parent shall be solely responsible for any obligations arising under COBRA with respect to all "M&A qualified beneficiaries" as defined in Treasury Regulation § 54.4980B-9.

(c)       The provisions of this Section 5.9 are for the sole benefit of the parties to the Agreement and their permitted successors and assigns, and nothing herein, expressed or implied, shall give or be construed to give any Person, other than the parties hereto and such permitted successors and assigns, any legal or equitable rights hereunder.

Section 5.10	Indemnification of Directors and Officers.

(a)       From and after the Closing Date, the Governing Documents of the Second Merger Surviving Entity and its Subsidiaries shall contain provisions no less favorable with respect to the limitation or elimination of liability and indemnification than are set forth in the Governing Documents of the Company and its Subsidiaries as of the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years after the Closing in any manner that would adversely affect the rights thereunder of individuals who at or prior to the Closing were directors, officers, agents or employees of the Company or any of its Subsidiaries or who were otherwise entitled to indemnification pursuant to the Governing Documents of the Company or any of its Subsidiaries.

(b)       On the Closing Date, Parent shall, or shall cause the Second Merger Surviving Entity to, purchase, at Parent's expense, a directors' and officers' liability insurance tail policy to be effective for a period of six (6) years beginning on the Closing Date with respect to matters existing or occurring on or prior to the Closing Date (including the transactions contemplated by this Agreement) covering all persons who are currently covered by the Company's existing officers' and directors' liability insurance policies on terms no less advantageous to persons covered thereby than those contained in such existing insurance policies; provided, that Parent and the Second Merger Surviving Entity shall not be required to pay an amount for such tail policy that is in excess of $101,400 (which is equal to 300% of the last annual premium paid by the Company for its directors' and officers' liability insurance); provided, further, that if such amount is insufficient to procure the tail coverage contemplated by this Section 5.10(b), Parent shall, or shall cause the Second Merger Surviving Entity to, after consultation with the Shareholder Representative, purchase as much comparable insurance coverage as can be obtained for such amount.

(c)       From and after the Closing Date, Parent shall, or Parent shall cause the Second Merger Surviving Entity to, indemnify, hold harmless and defend each individual who served as a director or officer of the Company or any of its Subsidiaries at any time prior to the Closing Date from and against all actions, suits, proceedings, hearings, investigations, claims, etc., including all court costs and reasonable attorneys' fees and expenses, resulting from or arising out of acts or omissions (or alleged acts or omissions) by them in their capacities as such, which acts or omissions occurred at or prior to the Closing; provided, however, that the indemnification obligations under this Section 5.10(c) shall not be deemed to eliminate or reduce the liability under Article 8 hereof of any Indemnifying Member who also served as a director or officer of the Company or any of its Subsidiaries prior to the Closing Date.

(d)       The provisions of this Section 5.10 are (i) intended to be for the benefit of, and shall be enforceable by, each Person entitled to indemnification under this Section 5.10, and each such Person's heirs, legatees, representatives, successors and assigns, it being expressly agreed that such Persons shall be third-party beneficiaries of this Section 5.10 and (ii) in addition to, and not in substitution for, any other rights to indemnification that any such Person may have by contact or otherwise.

(e)       In the event Parent or the Second Merger Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, proper provisions shall be made so that such Person assumes the obligations set forth in this Section 5.10.

Section 5.11	Certain Tax Matters; Plan of Reorganization.

(a)       If the transactions contemplated by this Agreement are consummated, all transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest), incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid by Parent or the Second Merger Surviving Entity (otherwise, such fees and charges shall be payable by the party incurring such expense).

(b)       This Agreement is intended to constitute a "plan of reorganization" within the meaning of Section 1.368-2(g) of the income tax regulations promulgated under the Code. From and after the date of this Agreement each party will, and will cause its Affiliates to, (i) act in a manner consistent with the treatment of the transactions contemplated by this Agreement as a reorganization under Section 368(a) of the Code and (ii) consistently report on all Tax Returns that the transactions contemplated by this Agreement qualify as a reorganization under Section 368(a) of the Code.

(c)       If any Tax Return for the Company or any of its Subsidiaries for any Tax period ending on or before the Closing is to be filed after the Closing Date, Parent will provide a copy of such Tax Return to the Shareholder Representative for its review and comment at least 15 days prior to filing such Tax Return. All reasonable comments of the Shareholder Representative will be incorporated in such Tax Return if such comments are consistent with past practice as in effect immediately prior to the Closing Date, and if the failure to incorporate such comments could reasonably be expected to have a material adverse effect on any individual who was a shareholder or employee of the Company immediately prior to the Closing Date. All other reasonable comments of the Shareholder Representative will be considered in good faith for inclusion in such Tax Return by the Company. Prior to the Closing, Company shall advise Parent of the amount of any Tax withholding obligation of the Company or any Subsidiary of the Company arising in connection with the transactions contemplated by this Agreement, which information the Parent will rely upon for purposes of withholding from the Merger Consideration and causing the Company to withhold as required.

(d)       on or prior to the Closing Date, MHRx shall cause the Limited Liability Company Agreement of MHRx LLC (the "LLC Agreement") to be amended to provide that the proviso to Section 4.4(a)(B)(iii) of the LLC Agreement that was added by Amendment No. 1 to the LLC Agreement will be amended to delete the existing parenthetical: "(it being agreed by the Company and Charles E. Hallberg that any such amounts distributable to Charles E. Hallberg shall be treated as a guaranteed payment under Section 707(c) of the Code when paid)" and to provide that any consideration received by Charles E. Hallberg with respect to his Class D Units in excess of the pro rata consideration received by other holders with respect to their Class D Units will be treated either as a guaranteed payment by MHRx under Section 707(c) of the Code or as a payment of compensation by the Company.

Section 5.12    Preparation of the Registration Statement and the Proxy Statement/Prospectus; Shareholder Meeting.

(a)       As soon as practicable following the date of this Agreement (but in any event no later than twenty (20) Business Days after the date of this Agreement), Parent and the Company shall prepare in accordance with the provisions of the Securities Act and the Exchange Act, as applicable, and Parent shall file with the SEC the Registration Statement and the Proxy Statement/Prospectus. The Proxy Statement/Prospectus will be included in and will constitute a part of the Registration Statement. The parties will cooperate with each other in connection with the preparation of the Registration Statement and the Proxy Statement/Prospectus. Each of the parties shall be provided with reasonable opportunity to review and comment on drafts of the Registration Statement and the Proxy Statement/Prospectus (including each amendment or supplement thereto) and all responses to requests for additional information by and replies to comments of the SEC, prior to filing such with or sending such to the SEC, and Parent will provide the Company with copies of all such filings made and correspondence with the SEC. Parent shall include in any such documents or responses all comments reasonably proposed by the Company and shall not file, mail or otherwise deliver such document or respond to the SEC or the staff of the SEC over the Company's reasonable objection. Parent will as promptly as practicable notify the Company of (i) the receipt of any oral or written comments from the SEC with respect to the Registration Statement or the Proxy Statement/Prospectus, (ii) any request by the SEC for any amendment to the Registration Statement or the Proxy Statement/Prospectus or comments thereon and responses thereto or requests from the SEC for additional information, (iii) the time at which the Registration Statement has become effective or any supplement or amendment has been filed with the SEC, (iv) the issuance of any stop order or (v) the suspension of the qualification of the Parent Shares issuable in connection with the transactions contemplated by this Agreement for offering or sale in any jurisdiction.

(b)       Parent will use its commercially reasonable efforts to have the Registration Statement declared effective and the Proxy Statement/Prospectus cleared by the SEC as soon as practicable after the date hereof and to keep the Registration Statement effective as long as is necessary to consummate the transactions contemplated by this Agreement. Prior to the First Merger Effective Time, Parent shall take all or any action reasonably required under Legal Requirements pertaining to applicable state securities laws in connection with the issuance of the Parent Shares. Each of Parent and the Company shall furnish all information concerning itself as the other may reasonably request in connection with such actions and the preparation of the Registration Statement and the Proxy Statement/Prospectus. As promptly as practicable, but in no event later than the third Business Day after the Registration Statement is declared effective under the Securities Act, each of Parent and the Company shall mail or cause to be mailed the Proxy Statement/Prospectus to its shareholders.

(c)       If at any time prior to the First Merger Effective Time (in the case of the Registration Statement) or the Parent Shareholder Meeting Date (in the case of the Proxy Statement/Prospectus), any information should be discovered by any party hereto which should be set forth in an amendment or supplement to the Registration Statement or the Proxy Statement/Prospectus so that the Registration Statement or the Proxy Statement/Prospectus, as the case may be, would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and, to the extent required by applicable Legal Requirement, the parties will cooperate with each other in connection with the preparation of an appropriate amendment or supplement describing such information, which amendment or supplement will be promptly filed by Parent with the SEC and, in the case of any amendment or supplement to the Proxy Statement/Prospectus, disseminated to the shareholders of Parent and the Company.

(d)       Parent shall, acting through its Board of Directors and in accordance with applicable Legal Requirements and the Certificate of Incorporation and the Bylaws of Parent, (i) duly call, give notice of, convene and hold the Parent Shareholder Meeting as promptly as practicable for the purpose of obtaining the Required Parent Shareholder Approval, (ii) use its commercially reasonable efforts to hold the Parent Shareholder Meeting as soon as practicable after the date on which the Registration Statement is declared effective under the Securities Act and (iii) shall in any event hold the Parent Shareholder Meeting within forty-five (45) days after such effective date. Parent shall solicit proxies in favor of the Required Parent Shareholder Approval and shall take all other commercially reasonable action necessary or advisable to secure the Required Parent Shareholder Approval in accordance with all applicable Legal Requirements and its Governing Documents. The Proxy Statement/Prospectus shall include the recommendation of the Board of Directors of Parent to the stockholders of Parent to vote in favor of the Parent Charter Vote and the issuance of the Parent Shares (the "Parent Board Recommendation") and neither the Board of Directors of Parent nor any committee thereof shall withhold or withdraw or amend, modify or change in any manner adverse to the Company, or propose to withhold or withdraw or adversely amend, modify or change, the Parent Board Recommendation.

Section 5.13    Anti-Takeover Statutes. Parent shall (i) take all action necessary to ensure that no "business combination", "fair price", "control share acquisition" or other similar anti-takeover statute or regulation, including Section 912 of the New York Business Corporation Law, is or becomes applicable to the Transactions (including the issuance and delivery of Parent Shares) or to the ownership and voting of such securities and (ii) if any such anti-takeover statute or similar statute or regulation becomes applicable to the Transactions or to the ownership or voting of any such securities, take all action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Transactions and the ownership and voting of such securities.

Section 5.14    Nasdaq National Market Listing. Parent shall promptly prepare and file with Nasdaq a Notification Form for Listing Additional Shares with respect to the shares of Parent Common Stock to be issued pursuant to this Agreement, and shall use its reasonable efforts to obtain, prior to the First Merger Effective Time, approval for the listing of such shares of Parent Common Stock, subject only to official notice to Nasdaq of issuance, and the Company shall cooperate with Parent with respect to such filing.

Section 5.15    Affiliate Agreements. The Company shall use its reasonable efforts to cause each Person that could reasonably be deemed to be an "affiliate" of the Company prior to Closing, as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act, to execute and deliver to Parent, as promptly as practicable after the execution of this Agreement, an Affiliate Agreement in the form attached hereto as Exhibit 5.15.

Section 5.16	Shareholder Representative.

(a)       Appointment. By execution and delivery of a Joinder Agreement and acceptance of the Initial Merger Consideration payable pursuant to Section 2.6, MHRx and the members of MHRx receiving Initial Merger Consideration pursuant to Article 2 hereby appoint WCAS IX as the Shareholder Representative (the "Shareholder Representative") to act as the exclusive agent, proxy and attorney-in-fact for the holders of Company Common Stock (including each Indemnifying Member) for all purposes under this Agreement. Without limiting the generality of the foregoing, the Shareholder Representative is authorized and empowered to:

(i)        to execute and deliver the Escrow Agreement, to give and receive notices and communications, to authorize delivery to Parent of assets from the Escrow Fund in satisfaction of claims by Parent;

(ii)       take all actions on behalf of each holder of Company Common Stock (including each Indemnifying Member) in connection with any claims made hereunder to defend or settle such claims, including under Section 8.2 and to make or receive and disburse payments in respect of such claims;

(iii)      establish such reserves as the Shareholder Representative may from time to time determine, in its sole discretion, to be necessary and desirable in connection with the expenses and other costs to be borne by the Shareholder Representative, MHRx or its members hereunder (including each Indemnifying Member), and to pay such reserves or direct Parent to make payment of such amounts to be applied to such reserves in lieu of the payment to MHRx or its members hereunder; and

(iv)      take all other actions to be taken by or on behalf of any holder of Company Common Stock (including each Indemnifying Member) and exercise any and all rights that any holder of Company Common Stock (including each Indemnifying Member) is permitted or required to do or exercise under this Agreement.

(b)       Actions Binding. All decisions and actions by the Shareholder Representative will be binding upon each holder of Company Common Stock (including each Indemnifying Member) and no holder of Company Common Stock will have the right to object, dissent, protest or otherwise contest the same. Parent will be able to rely conclusively on the written instructions of the Shareholder Representative as to such decisions and actions taken by the Shareholder Representative hereunder.

(c)       Liability. The Shareholder Representative will not be liable for any action taken by the Shareholder Representative in good faith pursuant to this Agreement, and shall only be liable for acts or omissions which constitute gross negligence or intentional misconduct of the Shareholder Representative. The Shareholder Representative will be entitled to be compensated by the holders of Company Common Stock (including the Indemnifying Members) for any and all actions, liabilities, losses, damages, fines, penalties, fees, costs, expenses or amounts paid in settlement (in each case, including reasonable attorneys' fees and expenses), whether or not involving a third party, arising as a result of its serving as the Shareholder Representative, including those incurred by the Shareholder Representative or the Affiliates of the Shareholder Representative or any agents or representatives of the Shareholder Representative or such Affiliates in connection with the protection, defense, enforcement or other expense of any rights under this Agreement. Any and all payments made by or on behalf of an holders of Company Common Stock (including the Indemnifying Members) under this Section 5.16(c) will be made free and clear of any present or future taxes, deductions, charges or withholdings and all liabilities with respect thereto. The Shareholder Representative is serving in that capacity solely for purposes of administrative convenience, and is not personally liable in such capacity for any of the obligations of MHRx, the Company or the holders of Company Common Stock (including the Indemnifying Members) hereunder and Parent agrees that it will not look to the Shareholder Representative, acting in such capacity, for the satisfaction of any obligations to be performed by MHRx, the Company or the holders of Company Common Stock (including the Indemnifying Members) hereunder.

Section 5.17    Payoff Letters; Release of Liens. The Company shall use its commercially reasonable efforts to obtain payoff letters and related lien releases in customary form as may be reasonably requested by any Lender.

Section 5.18    Joinder Agreements. The Company shall use its commercially reasonable efforts to obtain executed Joinder Agreements from those members of MHRx who did not execute such an agreement as of the date hereof.

Section 5.19    FIRPTA Certificate. If Parent does not receive a properly executed statement in a form reasonably acceptable to Parent for purposes of permitting Parent not to withhold tax as provided for under the Treasury regulations promulgated under Section 1445 of the Code, then Parent shall be permitted to withhold from the payments to be made pursuant to this Agreement any required withholding tax under Section 1445 of the Code.

Section 5.20    Financing. Parent shall use its reasonable best efforts to consummate the Financing no later than the second Business Day following the satisfaction or waiver of all of the conditions set forth in Article 6 (other than the condition set forth in Section 6.2(d)), including using its reasonable best efforts to (i) timely negotiate any remaining definitive agreements contemplated by the Financing Documents, (ii) satisfy on a timely basis all conditions applicable to Parent and its Subsidiaries in the Financing Documents and any such other definitive agreements and (iii) cause the Lenders and Equity Financing Sources providing such Financing to fund the Financing on the Closing Date, including by exercising all rights and remedies available to it under the Financing Documents or otherwise available to it. In the event any portion of the Equity Financing Sources become unavailable on the terms and conditions contemplated in the Financing Documents for any reason, Parent shall use its reasonable best efforts to arrange to obtain alternative financing from alternative sources on terms not materially less favorable in the aggregate to Parent as promptly as practicable following the occurrence of such event. For purposes of this Section 5.20 and Section 6.2(d), the term "Financing" shall be deemed to include any such alternative financing so obtained or arranged by Parent and the term "Financing Documents" shall be deemed to include any commitment letters or other agreements with respect to such alternative financing. Parent shall keep the Company reasonably apprised of material developments relating to the Financing.

ARTICLE 6

CONDITIONS TO CLOSING

Section 6.1      Mutual Conditions. The respective obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver at or prior to the Closing of each of the following conditions, any and all of which may be waived, in whole or in part, by Parent and the Company to the extent permitted by applicable law:

(a)       No Injunction. At the Closing there shall be no effective injunction, writ or preliminary restraining order or any order of any nature issued by a court or Governmental Authority of competent jurisdiction to the effect that the transactions contemplated by this Agreement may not be consummated as herein provided.

(b)       Filings and Consents. All material consents, authorizations, orders or approvals of, and filings or registrations with, any state insurance regulators or other Governmental Authority which are required in connection with the consummation of the transactions contemplated by this Agreement, as disclosed in Schedule 6.1(b), shall have been obtained or made and shall be in full force and effect.

(c)       HSR Waiting Period. Any waiting period (and any extension thereof) under the HSR Act applicable to the transactions contemplated by this Agreement shall have expired or shall have been terminated.

(d)       Required Stockholder Approval. The Required Parent Shareholder Approval shall have been obtained at the Parent Shareholder Meeting in accordance with the New York Business Corporation Law, the Nasdaq Marketplace Rules and the Certificate of Incorporation and Bylaws of Parent.

(e)       Approval of CMS. Any approvals of CMS that are necessary in connection with the Mergers shall have been obtained including, if necessary, any related novation of the Company CMS Agreement.

Section 6.2      Conditions to the Obligations of Parent and the Merger Subs. The obligations of Parent and the Merger Subs to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment prior to or at Closing of each of the following conditions, any and all of which may be waived, in whole or in part, by Parent or the Merger Subs, as applicable, to the extent permitted by applicable law:

(a)       Representations and Warranties of the Company. (i) Other than with respect to Sections 3.1, 3.2, 3.5, 3.9(a) (first sentence only), 3.24, 3.25 and 3.26, the representations and warranties made by the Company in Article 3 shall be true and correct (disregarding all qualifications relating to materiality or a Company Material Adverse Effect) as of the date of this Agreement and as of the Closing Date as though such representations and warranties were made as of the Closing Date (or, in the case of any representation or warranty which specifically relates to an earlier date, as of such date), except to the extent the failure of such representations and warranties to be so true and correct as of such dates, individually or in the aggregate, would not have a Company Material Adverse Effect, (ii) the representations and warranties made by the Company in Sections 3.1, 3.2, 3.5, 3.24, 3.25 and 3.26 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though such representations and warranties were made as of the Closing Date (or, in the case of any representation or warranty which specifically relates to an earlier date, as of such date) and (iii) the representation contained in clause (a) of the first sentence of Section 3.9 shall be true and correct in all respects.

(b)       Performance of Obligations. The Company shall have duly performed or complied with, in all material respects, all of the covenants, to be performed or complied with by it under the terms of this Agreement prior to or at Closing.

(c)       No Material Adverse Change. Since the date of this Agreement there shall not have occurred any event, development or occurrence of any condition that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)       Financing. Subject to Section 2.6(a)(iii)(B), Parent shall have obtained the proceeds of the Equity Financing (it being understood and agreed that receipt of the proceeds of the Debt Financing is not a condition to the obligations of the Parent under this Agreement).

(e)       Closing Deliveries. Prior to or at the Closing, the Company shall have delivered (or caused to be delivered) the following closing documents in the form referred to below or otherwise in form and substance reasonably acceptable to Parent:

(i)        a certificate of an officer of the Company, dated the Closing Date, to the effect that (1) the Person signing such certificate is familiar with the Agreement and (2) the conditions specified in Sections 6.2(a), (b) and (c) have been satisfied;

(ii)       a certified copy of the resolutions of the Company's Board of Directors and shareholders authorizing the execution and delivery of the Agreement and the consummation of the transactions contemplated by this Agreement;

(iii)      an opinion of Squire, Sanders & Dempsey L.L.P., dated as of the Closing Date, in the form of Exhibit 6.2(e)(iii).

(iv)      letters of resignation from each of the directors of the Company and its Subsidiaries, and of those officers of the Company and its Subsidiaries listed on Schedule 6.2(e)(iv), that Parent has requested their resignation;

(v)       a lock-up agreement in the form of Exhibit 6.2(e)(v) from members of MHRx (who, together with those members of MHRx executing and delivering the Shareholders Agreement, shall collectively constitute recipients of not less than 95% of the Initial Parent Shares distributed to the members of MHRx at the Closing);

(vi)      mutual releases in the form of Exhibit 6.2(e)(vi) from MHRx and members of MHRx (who shall collectively constitute recipients of not less than 95% of the Initial Parent Shares distributed to the members of MHRx at the Closing); and

(vii)     the Escrow Agreement, duly executed and delivered by the Shareholder Representative.

Section 6.3      Conditions to the Obligations of the Company and MHRx. The obligations of the Company and MHRx to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of each of the following conditions, any and all of which may be waived in whole or in part by the Company to the extent permitted by applicable law:

(a)       Representations and Warranties. (i) Other than with respect to Sections 4.1, 4.2, 4.5, 4.9(a) (first sentence only), 4.21, 4.22, 4.23, 4.24, 4.25, and 4.26, the representations and warranties made by Parent and the Merger Subs in Article 4 shall be true and correct (disregarding all qualifications relating to materiality or a Parent Material Adverse Effect) as of the date of this Agreement and as of the Closing Date as though such representations and warranties were made as of the Closing Date (or, in the case of any representation or warranty which specifically relates to an earlier date, as of such date), except to the extent the failure of such representations and warranties to be so true and correct as of such dates, individually or in the aggregate, would not have a Parent Material Adverse Effect, (ii) the representations and warranties made by Parent and the Merger Subs in Sections 4.1, 4.2, 4.5, 4.21, 4.22, 4.23, 4.24, 4.25, and 4.26 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though such representations and warranties were made as of the Closing Date (or, in the case of any representation or warranty which specifically relates to an earlier date, as of such date) and (iii) the representation contained in clause (a) of the first sentence of Section 4.9 shall be true and correct in all respects.

(b)       Performance of Obligations. Parent and the Merger Subs shall have duly performed or complied with, in all material respects, all of the covenants, obligations and conditions to be performed or complied with by them under the terms of this Agreement prior to or at the Closing.

(c)       No Material Adverse Change. Since the date of this Agreement there shall not have occurred any event, development or occurrence of any condition that has had, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d)       Registration of Parent Shares. The Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose and no similar proceedings in respect of the Proxy Statement/Prospectus shall have been initiated or threatened by the SEC.

(e)       Nasdaq Listing. The Parent Shares shall have been approved for quotation on the Nasdaq Global Select Market, subject to official notice of issuance.

(f)        Satisfaction of Securities Purchase Agreement Conditions. Each of the closing conditions set forth in Article 6 of the Securities Purchase Agreement (other than Section 6.1(e) thereof) shall have been satisfied or irrevocably waived.

(g)       Charter Amendment. The Charter Amendment shall have been duly filed with, and accepted for filing by, the Secretary of State of the State of New York pursuant to all applicable provisions of the Business Corporation Law of the State of New York, and shall be in full force and effect, and the Company shall have received a copy of such due filing.

(h)       Board of Directors. The Board of Directors of Parent shall have been reconstituted as contemplated by the Shareholders Agreement.

(i)        Closing Deliveries. Prior to or at the Closing, Parent and/or the applicable Merger Sub shall have delivered to the Company the following closing documents in the form referred to below or otherwise in form and substance reasonably acceptable to the Company:

(i)        certificates of officers of each of Parent and each Merger Sub, dated the Closing Date, to the effect that (1) the Person signing such certificate is familiar with the Agreement and (2) the conditions specified in Sections 6.3(a), (b), (c), (d), (e), (f), (g) and (h) have been satisfied;

(ii)       certified copies of the resolutions of the board of directors and stockholders of Parent and each Merger Sub authorizing the execution and delivery of the Agreement and the consummation of the Transactions;

(iii)      an opinion of Dechert LLP, dated as of the Closing Date, in the form of Exhibit 6.3(i)(iii);

(iv)      the registration rights agreement in the form of Exhibit 6.3(i)(iv) executed and delivered by Parent (it being understood that, unless MHRx otherwise directs, each Person receiving Stock Merger Consideration hereunder must have been offered an opportunity to become a party to such agreement pursuant to the delivery of an instrument of joinder in form and substance reasonably acceptable to Parent and MHRx);

(v)       the shareholders agreement in the form of Exhibit 6.3(i)(v) executed and delivered by Parent and the shareholders of Parent party thereto (the "Shareholders Agreement") (it being understood that, unless MHRx otherwise directs, each Person receiving Stock Merger Consideration hereunder must have been offered an opportunity to become a party to such agreement pursuant to the delivery of an instrument of joinder in form and substance reasonably acceptable to Parent and MHRx); and

(vi)	the Escrow Agreement, duly executed and delivered by Parent.

Section 6.4      Frustration of Closing Conditions. No party hereto may rely on the failure of any condition set forth in this Article 6 if such party's failure to comply with any provision of this Agreement was a proximate cause of such failure of such condition.

ARTICLE 7

TERMINATION

Section 7.1      Termination. This Agreement may be terminated and the transactions contemplated by this Agreement abandoned at any time prior to the Closing:

(a)	by mutual written consent of the Company and Parent;

(b)       by either the Company or Parent, if the Closing shall not have been consummated on or before October 7, 2007 (the "Termination Date"), unless extended by written agreement of the Company and Parent; provided, that the right to terminate this Agreement under this paragraph shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a proximate cause of the failure of the Closing to occur on or prior to such date; and provided further that the Company or Parent, may extend the Termination Date by not more than sixty (60) days if the Closing does not occur by October 7, 2007 as a result of the failure to satisfy the conditions set forth in Sections 6.1(b), (c) or (e);

(c)       by the Company, if there has been a breach of any representation, warranty or covenant made by Parent or either Merger Sub in this Agreement, such that the conditions in Section 6.3 are not capable of being satisfied and which have not been cured by Parent or such Merger Sub, as applicable, within fifteen (15) Business Days after receipt of written notice from the Company requesting such breach to be cured; provided that the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to the Company if the failure of the Company to fulfill any of its obligations under this Agreement has been a proximate cause of such breach;

(d)       by Parent, if there has been a breach of any representation, warranty or covenant made by the Company in this Agreement, such that the conditions in Section 6.2 are not capable of being satisfied and which have not been cured by the Company within fifteen (15) Business Days after receipt of written notice from Parent requesting such breach to be cured; provided that the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to Parent if the failure of Parent to fulfill any of its obligations under this Agreement has been a proximate cause of such breach;

(e)       by either the Company or Parent, if any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable;

(f)        by Parent or the Company, if the Parent Shareholder Meeting is held (and not adjourned) and Parent fails to obtain the Required Parent Shareholder Approval at the Parent Shareholder Meeting (or any reconvened meeting after any adjournment thereof); or

(g)       by MHRx, if Parent delivers an Equity Shortfall Notice to MHRx pursuant to Section 2.6(a)(iii)(B) hereof.

Section 7.2      Effect of Termination. If this Agreement is terminated pursuant to Section 7.1, all rights and obligations of the parties hereunder shall terminate and no party shall have any liability to the other party, except for obligations of the parties hereto in Sections 5.1(b), 5.7, 7.2, 8.2, 8.3, 8.5, 8.6, 8.7, 8.8, 8.9, 8.10, 8.11, 8.12, 8.13, 8.14, 8.15 and 8.16 (including any definitions set forth in Article I that are used in such sections), which shall survive the termination of this Agreement. Notwithstanding anything to the contrary contained herein, termination of this Agreement pursuant to Section 7.1 shall not release any party from any liability for any material breach by such party of the terms and provisions of this Agreement prior to such termination.

ARTICLE 8

MISCELLANEOUS

Section 8.1      Survival. All representations and warranties contained in or made pursuant to this Agreement or in any certificate delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing for a period beginning on the Closing Date and ending on the twelve month anniversary of the Closing Date; provided that the representations and warranties set forth in Sections 3.1 (first sentence only), 3.2, 3.5, 3.12, 3.15(i), 3.24, 3.25, 3.26, 4.1 (first sentence only), 4.2, 4.5, 4.12, 4.22, 4.24, 4.25 and 4.26, and corresponding representations and warranties in any certificate, shall survive the execution and delivery of this Agreement and the Closing for a period beginning on the Closing Date and ending on the third anniversary of the Closing Date. All covenants and agreements that contemplate performance after the Closing contained herein shall survive the Closing indefinitely or for any shorter period expressly specified in accordance with their terms. Notwithstanding the preceding sentences, if notice of an indemnification claim shall have been delivered before the aforementioned time period has elapsed with respect to any breach of any such representation, warranty, covenant or agreement, such representation, warranty, covenant or agreement shall survive until such claim is finally resolved. No claim may be brought hereunder in respect of any covenant or agreement that contemplates performance entirely before or at the Closing unless such claim is brought prior to the twelve month anniversary of the Closing Date.

Section 8.2	Indemnification.

(a)       Indemnification by the Company Shareholders. Subject to the limitations set forth in this Article 8, from and after the Closing Date, the shareholders of the Company at the First Merger Effective Time shall indemnify and hold harmless Parent and each of its direct and indirect Affiliates, officers, directors, members, managers, partners, employees, agents and other representatives (collectively, the "Parent Indemnified Persons") solely through the payment to Parent of Escrow Cash and the transfer to Parent of Escrow Shares held in the escrow account maintained pursuant to the Escrow Agreement (but only if and to the extent that Escrow Funds are available to satisfy such Losses), from, against and in respect of any and all liabilities, losses, damages, fines, penalties, fees, costs and expenses (in each case, including reasonable attorneys' fees and expenses) (collectively, "Losses"), incurred or suffered by such Parent Indemnified Persons as a result of:

(i)          any breach of, or inaccuracy in, any representation or warranty made by MHRx or the Company in this Agreement or in any certificate delivered pursuant to this Agreement, in each case at or before Closing;

(ii)         any material breach or violation of any covenant or agreement of MHRx or the Company pursuant to this Agreement at or before Closing; or

(iii)      the exercise of dissenters or appraisal rights by any holder of Company Common Stock.

(iv)      any fees and expenses (including those of investment bankers, lawyers, accountants and other advisers) incurred by MHRx, the Company or any Subsidiaries of the Company in connection with the negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement (the "Seller Transaction Expenses") to the extent such Seller Transactions Expenses are not paid out of the Initial Cash Merger Consideration as contemplated by Section 8.6.

For the purposes of clause (i) of this Section 8.2(a), the representations and warranties of the Company contained in Article 3 of this Agreement (other than the first sentence of Section 3.9) shall be read as if all qualifications as to materiality, including each reference to the terms and phrases "material", "in all material respects" or like phrases, and the defined term "Company Material Adverse Effect", were deleted therefrom in determining whether there has been a breach of any such representation or warranty.

(b)       Subject to the limitations set forth in this Article 8, from and after the Closing Date, the members of MHRx (or beneficiaries of trusts who are members of MHRx) who are party to Joinder Agreements (each, an "Indemnifying Member" and collectively, the "Indemnifying Members") shall indemnify and hold harmless each of the Parent Indemnified Persons from, against and in respect of such Indemnifying Member's Indemnification Percentage of any and all Losses (x) incurred or suffered by such Parent Indemnified Persons as a result of any breach of, or inaccuracy in, any representation or warranty made by the Company in Section 3.1 (first sentence only), 3.2, 3.5, 3.12, 3.15(i), 3.24, 3.25 or 3.26 or (y) subject to indemnification under Section 8.2(a)(iv), in either case, only to the extent the Parent Indemnified Persons cannot recover such Losses from the Escrow Fund under Section 8.2(a) as a result of the Escrow Fund being insufficient to satisfy such Losses.

(c)       Indemnification by Parent. Subject to the limitations set forth in this Article 8, from and after the Closing Date, Parent shall indemnify and hold harmless each of the shareholders of the Company at the First Merger Effective Time and each of the Indemnifying Members and each of their respective direct and indirect Affiliates, officers, directors, members, managers, partners, employees, agents and other representatives (collectively, the "MHRx Indemnified Persons"), from, against and in respect of any and all Losses, incurred or suffered by such MHRx Indemnified Persons as a result of:

(i)          any breach of, or inaccuracy in, any representation or warranty made by Parent or the Merger Subs in this Agreement or in any certificate delivered pursuant to this Agreement;

(ii)         any material breach or violation of any covenant or agreement of Parent or the Merger Subs pursuant to this Agreement; or

(iii)      any material breach or violation of any covenant or agreement of the Second Merger Surviving Entity after the Closing.

For the purposes of clause (i) of this Section 8.2(c), the representations and warranties of Parent contained in Article 4 of this Agreement (other than the first sentence of Section 4.9) shall be read as if all qualifications as to materiality, including each reference to the terms and phrases "material", "in all material respects" or like phrases, and the defined term "Parent Material Adverse Effect", were deleted therefrom in determining whether there has been a breach of any such representation or warranty.

(d)	Limitations on Liability.

(i)        Other than with respect to Losses subject to indemnification under Section 8.2(a)(iv), neither the Parent Indemnified Persons nor the MHRx Indemnified Persons shall be entitled to assert any claim for indemnification under this Article 8 with respect to a single course of conduct or related set of circumstances, occurrences or events unless the Losses arising therefrom exceed $150,000 (any Losses in excess of such amounts being referred to herein as "Indemnifiable Losses").

(ii)       Other than with respect to Losses subject to indemnification under Section 8.2(a)(iii) or Section 8.2(a)(iv), neither the Parent Indemnified Persons (in respect of Sections 8.2(a) and 8.2(b)) nor the MHRx Indemnified Persons (in respect of Section 8.2(c)) shall be entitled to assert any claim for indemnification hereunder until such time as the aggregate of all Indemnifiable Losses that such Parent Indemnified Persons or such MHRx Indemnified Persons may have under Section 8.2(a), Section 8.2(b) or Section 8.2(c), as the case may be, exceed $10,000,000, and then only for the amount by which such claims exceed such deductible amount.

(iii)      The maximum liability of each Indemnifying Member for any Indemnified Loss under Section 8.2(b) shall not exceed the amount of such Indemnified Loss multiplied by the Indemnification Percentage of such Indemnifying Member. For purposes of this Agreement, "Indemnification Percentage" means a fraction, the numerator of which is such Indemnifying Member's pro rata share of the Initial Merger Consideration, and the denominator of which is the aggregate Initial Merger Consideration payable to all Indemnifying Members.

(iv)      The maximum aggregate liability of all Indemnifying Members for indemnification claims under Sections 8.2(a) and 8.2(b) shall be limited to the Purchase Price.

(v)       The maximum aggregate liability of Parent for indemnification claims under this Article 8 shall be limited to $31,500,000, except with respect to indemnification under Section 8.2(c)(i) in respect of breaches of the representations and warranties contained in Sections 4.1 (first sentence only), 4.2, 4.5, 4.12, 4.22, 4.23, 4.24, 4.25 and 4.26 (for which liability will be limited to an amount equal to the Purchase Price).

(vi)      The amount of Losses for which indemnification is available under this Article 8 shall be calculated to appropriately take into account the amount of Tax Benefits (as defined below) actually realized by the Person entitled to seek indemnification hereunder (the "Indemnified Person"), through (x) a reduction in cash Tax payments required to be made by the Indemnified Person or any of its Affiliates, (y) an offset against Taxes otherwise actually payable in cash by the Indemnified Person or any of its Affiliates or (z) the receipt of Tax refunds in cash by the Indemnified Person of any of its Affiliates (collectively, "Tax Benefits"), in each case, which Tax Benefits result from, or arise from the same circumstances as, the Losses. If the Indemnified Person is liable for any additional Taxes as a result of the payment of amounts in respect of a Loss, the Indemnifying Party (as defined below) will pay an additional amount such that the Indemnified Person shall have received from the Indemnifying Party, net of the payment of Taxes, an amount equal to the Loss. In addition, the amount of Losses for which indemnification is available under this Article 8 shall be calculated net of any amounts actually recovered by the Indemnified Person under insurance policies with respect to such Losses. The Second Merger Surviving Entity shall use commercially reasonable efforts to seek full recovery, to the fullest extent possible, under all insurance policies covering any Losses to the same extent as it would if such Losses were not subject to indemnification hereunder, and the Second Merger Surviving Entity shall not take steps to terminate or cancel any occurrence-based insurance policies of the Company in effect for periods prior to the Closing. In the event that any party required to provide indemnification under this Article 8 (the "Indemnifying Party") makes any payment hereunder in respect of any Losses, such Indemnifying Party shall be subrogated, to the extent of such payment to the rights of such Indemnified Person against any insurer (to the extent permitted under applicable insurance policies) or other third Persons with respect to such Losses. In addition, the amount of Losses for which indemnification is available under this Article 8 shall be net of all related reserves reflected on the Latest Company Balance Sheet or the Latest Parent Balance Sheet, as applicable, each as adjusted through the Closing Date to give effect to the passage of time and, in respect of Losses subject to indemnification under Section 8.2(a) or 8.2(b) relating to Taxes, net of any

Indemnifiable Tax Benefits (as defined below) actually realized by Parent or any of its Affiliates with respect to any net operating losses available to the Company or any of its Subsidiaries as of the close of business on December 31, 2006; it being understood that to the extent that Parent or any of its Affiliates actually realize any such Indemnifiable Tax Benefit after receiving an indemnification payment for any Losses relating to Taxes, Parent shall remit to the Shareholder Representative an amount equal to the amount of any such Indemnifiable Tax Benefit to the extent that the amount of such Indemnifiable Tax Benefit does not exceed the cumulative indemnification payments relating to Taxes received by Parent and any of its Affiliates and not previously offset by Indemnifiable Tax Benefits. An "Indemnifiable Tax Benefit" shall mean any Tax Benefit or Tax Benefits relating to net operating losses, that alone exceeds or in the aggregate exceed $150,000, it being understood that the full amount of any Indemnifiable Tax Benefit, including the amount below $150,000, shall be recoverable by the Shareholder Representative as provided in this Section 8.2(d)(vi). After the Closing, upon and after becoming aware of any event or circumstance that could reasonably be expected to give rise to any Losses with respect to which indemnification may be required hereunder, the Parent Indemnified Persons or MHRx Indemnified Persons, as the case may be, will use their commercially reasonable efforts to mitigate all Losses pursuant to which indemnification is available hereunder (including, with respect to any claim based on a breach of the representation set forth in Section 3.12(l), by first pursuing any rights against Persons receiving the compensation for which withholdings were not made prior to making any indemnification claim hereunder).

(vii)     No party will in any event be liable under this Article 8, and no claim for indemnification may in any event be asserted under this Article 8, for any loss of profits or earnings, or any punitive, indirect, incidental or consequential damages by reason of a breach of any representation, warranty, covenant or indemnity contained herein; provided that the foregoing is not intended to limit recovery of amounts paid by an Indemnified Person in connection with the defense, settlement or other resolution of any Third Party Claim (including any punitive, indirect, incidental or consequential damages paid by an Indemnified Person to any third party).

(viii)    For the avoidance of doubt, in no event will any Indemnifying Member have any indemnification obligation under this Section 8.2 relating to Taxes on the Reserve Adjusted Net CMS Reconciliation Amount received by the Company.

(e)	Payment of Claims.

(i)        Subject to Section 2.14, if Section 8.2(a) requires that an Indemnifiable Loss be satisfied from the Escrow Fund, (i) a total number of Escrow Shares equal to the lesser of (x) the total number of Escrow Shares remaining in the Escrow Fund and (y) a number of Escrow Shares determined by dividing 45% of such Indemnifiable Loss by the Fair Market Value of a share of

Parent Common Stock (provided that if the Parent Common Stock is then traded on the NASDAQ Global Select Market, such Fair Market Value shall be determined by reference to the average of the high and low trading price of the Parent Common Stock on a ten trailing day average basis for the last ten trading days immediately preceding the date such Indemnifiable Loss became payable under Section 8.2(a) and (ii) Escrow Cash, in an amount equal to the lesser of (x) the amount of Escrow Cash remaining in the Escrow Fund and (y) such amount of the Indemnifiable Loss that is not paid in Escrow Shares pursuant to clause (i) above (valued as provided above), shall be paid from the Escrow Fund to Parent. Subject to Section 2.14, to the extent that the amount of Escrow Shares or Escrow Cash remaining in the Escrow Fund is insufficient to pay the portion of an Indemnifiable Loss pursuant to clause (i) or clause (ii), as the case may be, of the previous sentence in its entirety, and Escrow Shares or Escrow Cash remain in the Escrow Fund at such time, the remaining Escrow Shares or Escrow Cash shall be used to satisfy the remainder of such Indemnifiable Loss.

(ii)       Subject to Section 2.14, if Section 8.2(b) or Section 8.2(c) requires that an Indemnifiable Loss be satisfied other than from the Escrow Fund, such Indemnifiable Loss shall be satisfied by means of the delivery to the Indemnified Person of (i) a total number of shares of Parent Common Stock determined by dividing 45% of such Indemnifiable Loss by the Fair Market Value of a share of Parent Common Stock (provided that if the Parent Common Stock is then traded on the NASDAQ Global Select Market, such Fair Market Value shall be determined by reference to the average of the high and low trading price of the Parent Common Stock on a ten trailing day average basis for the last ten trading days immediately preceding the date such Indemnifiable Loss became payable under Section 8.2(b) or Section 8.2(c), as applicable), and (ii) cash (by wire transfer of immediately available funds to an account or accounts designated by the Indemnified Person, in an amount equal to such amount of the Indemnifiable Loss that is not paid in shares of Parent Common Stock; provided, however, that any Indemnifying Member that is obligated to make an indemnification payment to Parent pursuant to Section 8.2(b) may, at its election, pay more than 55% of such payment amount by wire transfer of immediately available funds. In the event that Parent or any other Parent Indemnified Person proposes to make any claim for indemnification pursuant to Section 8.2(b), the Indemnified Person making the claim shall give notice to the Shareholder Representative (which notice shall be given, as soon as reasonably practical after the Parent Indemnified Person determines in good faith that it is entitled to bring such claim). Any such notice shall describe the facts giving rise to the claim in reasonable detail (in light of the circumstance known at the time).

(f)	Third Party Claims.

(i)        Notice of Claim. If any third party notifies an Indemnified Person with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against an Indemnifying Party, then the Indemnified Person will promptly (and, in any event, within twenty (20) Business Days) give written notice thereof to the Indemnifying Party; provided, that no delay on the part of the Indemnified Person in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation under this Article 8, except to the extent such delay actually and materially prejudices the Indemnifying Party.

(ii)       Assumption of Defense, etc. The Indemnifying Party will be entitled to participate in the defense of any Third Party Claim that is the subject of a notice given by the Indemnified Person pursuant to Section 8.2(f)(i). In addition, upon written notice to the Indemnified Person, the Indemnifying Party will have the right to defend the Indemnified Person against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Person, except in the case of Third Party Claims involving Taxes under the special circumstances described in clause (v) below in which such clause (v) shall govern. In such event, the Indemnified Person may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim. Notwithstanding the foregoing, the Indemnifying Party will not consent to the entry of any judgment or enter into any compromise or settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Person unless such judgment, compromise or settlement (a) provides for the payment by the Indemnifying Party of money as sole relief for the claimant and (b) results in the full and general release of all Indemnified Persons from all liabilities arising or relating to, or in connection with, the Third Party Claim. For the avoidance of doubt, any amounts incurred in connection with the defense, settlement or other resolution of any Third Party Claims shall be deemed to be Losses for purposes of the limitations set forth in Section 8.2(d).

(iii)      Indemnified Person's Control. If the Indemnifying Party does not deliver the notice contemplated by Section 8.2(f)(ii) within twenty (20) days after the Indemnified Person has given notice of the Third Party Claim pursuant to Section 8.2(f)(i), the Indemnified Person may defend, and may consent to the entry of any judgment or enter into any compromise or settlement with respect to, the Third Party Claim; provided, that the Indemnifying Party will not be bound by the entry of any such judgment consented to, or any such compromise or settlement effected, without its prior written consent (which consent will not be unreasonably withheld or delayed).

(iv)      Remedies Exclusive. The parties agree that, except as otherwise expressly provided in Section 8.15, from and after the Closing the remedies provided for in this Article 8 shall constitute the sole and exclusive remedy for all Losses that any such party may suffer or incur arising from or relating to this Agreement or the transactions contemplated hereby and the parties hereto hereby waive any other rights or remedies that may arise under any applicable Legal Requirements and any equitable remedies (provided that the foregoing shall not be deemed to in any way limit the rights or remedies of any MHRx Indemnified Person (or Affiliate thereof) who is a participant in the Equity Financing under Securities Purchase Agreement or any other documents or agreements relating thereto).

(v)       Certain Third Party Claims Involving Taxes. If the Third Party Claim involves a Tax dispute that (A) includes a Tax for which the Indemnified Person could be liable but for which no indemnity is available hereunder, (B) the amount of Tax at issue in clause (A) is larger than the Loss at issue (taking into account any reasonably anticipated netting effects pursuant to Section 8.2(d) hereof), and (C) the two Tax issues cannot be segregated or severed and defended separately, then, the Indemnified Person shall control the defense of the Third Party Claim, although the Indemnifying Party shall have the right to participate in such defense, including (with the Indemnified Person's consent, not to be unreasonably withheld) the right to participate on a face-to-face basis in any audit, administrative appeal, court proceeding or settlement discussions, all at its own cost and expense. Subject to such continuing participation, the Indemnified Person may consent to the entry of any judgment or enter into any compromise or settlement with respect to the Third Party Claim; provided, that the Indemnified Person and the Indemnifying Party shall consult in good faith about any such judgment, compromise or settlement. If the parties are not able to agree on the disposition of the Third Party Claim, the parties will again attempt to sever from such Third Party Claim any dispute regarding any Tax described in clause (A) of this clause (v). If such attempted severance occurs, the Indemnifying Party will take over the defense of the Third Party Claim. If such attempted severance does not occur, the Indemnified Person has the ultimate right to decide on the disposition of the Third Party Claim, provided that if the Indemnifying Party objects in writing to the judgment, compromise, or settlement, then the Indemnifying Party may take over the defense of the Third Party Claim, in which case the Indemnifying Party shall be liable to the Indemnified Person for the full amount by which the judgment, compromise or settlement exceeds the amount that would have been obtained in the original judgment, compromise, or settlement (to which the Indemnifying Party objected). If the defense of the Third Party Claim conducted by the Indemnifying Party results in a judgment, compromise or settlement amount that is less than the amount that would have been obtained in the original judgment, compromise or settlement (to which the Indemnifying Party objected), then the Indemnifying Party may offset any Indemnifiable Loss otherwise due to the Indemnified Person by the difference between such amounts. The principles of the foregoing procedures shall also apply to the right to participation, defense and disposition of Third Party Claims in which clauses (A) and (C) hereof apply (but not (B)). Other than with respect to the foregoing provisions of this clause (v), the provisions of clauses (i)-(iii) above shall govern.

(g)        Tax Treatment. The parties will treat any payment received pursuant to this Article 8 as an adjustment to the Merger Consideration for Tax and financial reporting purposes to the extent permissible under applicable Legal Requirements.

Section 8.3      Notices. All notices or other communications required or permitted under this Agreement shall be in writing and shall be delivered personally, by facsimile or sent by certified, registered or express air mail, postage prepaid, and shall be deemed given when so delivered personally, or by facsimile, or if mailed, two (2) days after the date of mailing, as follows:

If to Parent or either Merger Sub:

Universal American Financial Corp.

6 International Drive

Rye Brook, NY 10573-1068

Attention: Lisa M. Spivack, Esq.

Telephone: (914) 934-5200

Facsimile: (914) 934-0700

with a required copy (which shall not constitute notice) to:

Dechert LLP

30 Rockefeller Plaza

New York, NY 10112

Attention: Gerald Adler, Esq.

Telephone: (212) 698-3679

Facsimile: (212) 698-3599

If to the Company or MHRx prior to Closing:

MemberHealth, Inc.

29100 Aurora Road

Solon, Ohio 44139

Telephone number: (440) 248-8448

Facsimile number: (440) 248-9644

Attention: Charles E. Hallberg and Jane Koehl-Colling, Esq.

and

Welsh, Carson, Anderson & Stowe

320 Park Avenue, Suite 2500

New York, New York 10022-6815

Telephone number: (212) 893-9500

Facsimile number: (212) 893-9583

Attention: Sean M. Traynor

with required copies (which shall not constitute notice) to:

Squire, Sanders & Dempsey L.L.P.

4900 Key Tower

127 Public Square

Cleveland, Ohio 44114

Telephone number: (216) 479-8500

Facsimile number: (216) 479-8780

Attention: Daniel G. Berick, Esq.

and

Ropes & Gray LLP

1211 Avenue of the Americas

New York, New York 10036

Telephone number: (212) 596-9000

Facsimile number: (212) 596-9090

Attention: Othon A. Prounis, Esq. and Christopher W. Rile, Esq.

If to the Shareholder Representative, to it:

c/o Welsh, Carson, Anderson & Stowe

320 Park Avenue, Suite 2500

New York, New York 10022-6815

Telephone number: (212) 893-9500

Facsimile number: (212) 893-9583

Attention: Sean M. Traynor

with a required copy (which shall not constitute notice) to:

Ropes & Gray LLP

1211 Avenue of the Americas

New York, New York 10036

Telephone number: (212) 596-9000

Facsimile number: (212) 596-9090

Attention: Othon A. Prounis, Esq. and Christopher W. Rile, Esq.

or to such other address as any party hereto shall notify the other parties hereto (as provided above) from time to time.

Section 8.4      Exhibits and Schedules. All exhibits and schedules hereto, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. The inclusion of any information in the Disclosure Schedules will not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the Disclosure Schedules, that such information is required to be listed in any Disclosure Schedule or that such items are material to any party hereto or any of their respective Subsidiaries. The headings, if any, of the individual sections of each of the Disclosure Schedules are inserted for convenience only and will not be deemed to constitute a part thereof or a part of the Agreement. The Disclosure Schedules are arranged in sections and subsections that correspond to the sections and subsections of this Agreement merely for convenience, and the disclosure of an item in one section or subsection of the Disclosure Schedules as an exception to a particular covenant, representation or warranty will be deemed adequately disclosed as an exception with respect to all other covenants, representations or warranties herein to the extent that the relevance of such item to such other covenants, representations or warranties is reasonably apparent on its face, notwithstanding (x) the presence or absence in this Agreement of an appropriate reference to the section or subsection of the Disclosure Schedules, (y) the presence or absence in the Disclosure Schedules of an appropriate reference to the section or subsection of this Agreement to which such disclosure relates or (z) an appropriate cross-reference thereto.

Section 8.5      Time of the Essence; Computation of Time. Time is of the essence for each and every provision of this Agreement. Whenever the last day for the exercise of any privilege or the discharge or any duty hereunder shall fall upon a day that is not a Business Day, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a regular Business Day.

Section 8.6      Expenses. Except as otherwise set forth in this Agreement, and subject to Section 8.2(a)(iv), regardless of whether the transactions provided for in this Agreement are consummated, each party hereto shall pay its own expenses incident to this Agreement; provided, that if the transactions contemplated by this Agreement are completed, at the Closing the parties shall pay all Seller Transaction Expenses as directed by MHRx out of the Initial Cash Merger Consideration (and the associated reduction of the Initial Cash Merger Consideration by the amount of such fees and expenses will be treated as an adjustment to the Cash Merger Consideration for Tax and financial reporting purposes).

Section 8.7      Governing Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the schedules and exhibits hereto shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to any choice of law or conflict of law rules or provisions that would cause the application of the laws of any jurisdiction other than the State of New York.

Section 8.8      Jurisdiction and Venue; Waiver of Jury Trial. Except as otherwise provided in Sections 2.12 and 2.13, each of the parties submits to the exclusive jurisdiction of any state or federal court sitting in New York, New York, in any action or proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the action or proceeding may be heard and determined in any such court and agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Each party agrees that service of summons and complaint or any other process that might be served in any action or proceeding may be made on such party by sending or delivering a copy of the process to the party to be served at the address of the party and in the manner provided for the giving of notices in Section 8.3. Nothing in this Section 8.8, however, shall affect the right of any party to serve legal process in any other manner permitted by law. Each party agrees that a final, non-appealable judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

Section 8.9      Assignment; Successors and Assigns; No Third Party Rights. Except as otherwise provided herein, this Agreement may not, without the prior written consent of the other parties hereto, be assigned by any party hereto by operation of law or otherwise, and any attempted assignment shall be null and void; provided that, without the consent of the Company, Parent and Merger Sub shall be permitted to make a collateral assignment of this Agreement to any financial institution and Merger Sub may assign its rights hereunder to one or more wholly-owned Subsidiaries of Parent or Merger Sub upon written notice of such assignment to the Company, it being understood that no assignment of this Agreement shall relieve the transferor of any of its obligations hereunder. Notwithstanding the foregoing, no assignment shall be permitted that could reasonably be expected to impact the tax treatment of the Mergers. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, permitted assigns and legal representatives. Except as set forth in Section 5.10, and except for the rights of the holders of Certificates hereunder, this Agreement shall be for the sole benefit of the parties to this Agreement and their respective heirs, successors, permitted assigns and legal representatives and is not intended, nor shall be construed, to give any Person, other than the parties hereto and their respective heirs, successors, assigns and legal representatives, any legal or equitable right, remedy or claim hereunder. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the parties hereto partners or participants in a joint venture.

Section 8.10    Counterparts. This Agreement may be executed in one or more counterparts for the convenience of the parties hereto, each of which shall be deemed an original and all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic delivery shall be effective as delivery of a mutually executed counterpart to this Agreement.

Section 8.11    Titles and Headings. The titles, captions and table of contents in this Agreement are for reference purposes only, and shall not in any way define, limit, extend or describe the scope of this Agreement or otherwise affect the meaning or interpretation of this Agreement.

Section 8.12    Entire Agreement. This Agreement (including the schedules and exhibits attached hereto), the Parent Confidentiality Agreement and the Company Confidentiality Agreement constitute the entire agreement among the parties with respect to the matters covered hereby and supersedes all previous written, oral or implied understandings among them with respect to such matters.

Section 8.13    Severability. The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by law.

Section 8.14    No Strict Construction. Each of the parties hereto acknowledges that this Agreement has been prepared jointly by the parties hereto, and shall not be strictly construed against any party.

Section 8.15    Specific Performance. Each of the parties acknowledges that the rights of each party to consummate the transactions contemplated hereby are unique and recognize and affirm that in the event of a breach of this Agreement by any party, money damages may be inadequate and the non-breaching party may have no adequate remedy at law. Accordingly, the parties agree that such non-breaching party shall have the right, in addition to any other rights and remedies existing in their favor at law or in equity, to enforce their rights and the other party's obligations hereunder by an action or actions for specific performance, injunctive and/or other equitable relief (without posting of bond or other security).

Section 8.16    Failure or Indulgence not Waiver. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or any other right. No provision of this Agreement may be waived except by an instrument in writing executed by the party or parties, as applicable, against whom the waiver is to be effective.

Section 8.17    Amendments. Subject to applicable law, this Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors (or similar governing body) at any time prior to the Closing. This Agreement (including the provisions of this Section 8.17) may not be amended or modified except by an instrument in writing signed on behalf of the parties hereto.

* * * * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger and Reorganization to be duly executed as of the day and year first above written.

UNIVERSAL AMERICAN FINANCIAL CORP.
By:
Name: Title:
MH ACQUISITION I CORP.
By:
Name: Title:
MH ACQUISITION II LLC
By:
Name: Title:
MEMBERHEALTH, INC.
By:
Name: Title:

[Signature Page to Merger Agreement]

MHRx LLC
By:
Name: Title:
WELSH, CARSON, ANDERSON & STOWE IX, L.P., as Shareholder Representative
BY: WCAS ASSOCIATES IX, LLC, its General Partner
By:
Name: Sean M. Traynor Title: Managing Member

[Signature Page to Merger Agreement]